UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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FORGE GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Forge Global Holdings, Inc.
4 Embarcadero Center, Floor 15
San Francisco, California 94111
December 15, 2025
TO THE STOCKHOLDERS OF FORGE GLOBAL HOLDINGS, INC.:
On November 5, 2025, Forge Global Holdings, Inc. (“Forge”) entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”) to be acquired by The Charles Schwab Corporation (“Schwab”), pursuant to which Ember-Falcon Merger Sub, Inc. (“Merger Sub”), an entity formed by Schwab for the sole purpose of effecting the acquisition, will be merged with and into Forge (the “merger”), with Forge surviving the merger as a wholly owned subsidiary of Schwab. A summary of the merger agreement is included in the section of this proxy statement entitled “The Merger Agreement” beginning on page 60, and each of the merger agreement and such summary are incorporated by reference into this notice to the same extent as if fully set forth herein.
If the merger is completed, each share of our common stock, par value $0.0001 per share (our “common stock”), issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than shares of our common stock (i) owned by Schwab, Merger Sub or any other wholly owned subsidiary of Schwab, Forge or any wholly owned subsidiary of Forge, and in each case not held on behalf of third parties, and (ii) any shares of our common stock outstanding immediately prior to the effective time and held by a holder who has duly demanded appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware and has not effectively withdrawn or otherwise waived or lost such right to appraisal with respect to such shares of our common stock (such shares, the “dissenting shares” and the shares described in (i) and (ii) together, the “excluded shares”)) will be converted into the right to receive an amount in cash equal to $45.00 (the “merger consideration”), without interest and less any applicable withholding taxes.
We will hold a special meeting of our stockholders (the “special meeting”) in connection with the proposed merger on January 22, 2026 at 12:00 (Pacific Time) (unless the special meeting is adjourned or postponed), via the Internet at www.virtualshareholdermeeting.com/FRGE2026SM (the “virtual meeting website”), where you will be able to attend the special meeting, vote, and submit your questions. Please note you will not be able to attend the special meeting physically in person.
The board of directors of Forge (the “Board”) formed a special committee comprised solely of independent and disinterested directors (the “Special Committee”) to, among other things, consider, evaluate and negotiate strategic alternatives available to Forge to enhance value to the Forge stockholders. The Special Committee unanimously: (a) determined that the merger agreement and the transactions contemplated by the merger agreement, and the support agreements are advisable, fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), and (b) recommended that the Board (i) approve and declare advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements, (ii) determine that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), (iii) direct that the merger agreement be submitted to a vote of our stockholders for adoption, and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement.
The Board, acting upon the unanimous recommendation of the Special Committee, unanimously: (i) approved and declared advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements; (ii) determined that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares); (iii) directed that the merger agreement be submitted to a vote of our stockholders for adoption at the special meeting; and (iv) resolved, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement at the special meeting (the “Board recommendation”).

At the special meeting, Forge stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement (the “merger agreement proposal”), (2) the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Forge’s named executive officers in connection with the merger, and (3) the proposal to approve any adjournment of the special meeting, if a quorum is present and if necessary or appropriate to solicit additional proxies if there are insufficient votes in favor of the merger agreement proposal at the time of the special meeting. The Board unanimously recommends that Forge stockholders vote “FOR” each of the proposals to be considered at the special meeting.
On November 5, 2025, concurrently with the execution of the merger agreement, Schwab entered into a support agreement with each of (i) Motive Capital Fund I-A, LP, Motive Capital Fund I-B, LP, Motive Capital Fund I-MPF, LP, MCF2 FG Aggregator, LLC and Motive Capital Funds Sponsor, LLC (the “Motive support agreement”), and (ii) Deutsche Börse AG (the “DB support agreement”).
The shares covered by the DB support agreement and Motive support agreement represent approximately 26.38% of the outstanding voting power of our common stock as of the record date.
Your vote is very important, regardless of the number of shares of our common stock that you own. Because Forge stockholders cannot take any action at the special meeting unless a majority of the shares of our common stock outstanding and entitled to vote thereat is represented, it is important that you attend the special meeting virtually or are represented by proxy at the special meeting. The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting virtually, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-prepaid reply envelope, or submit your proxy by telephone or the Internet. If your shares of our common stock are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, broker or other nominee. If your shares of our common stock are held in your name and you fail to return your proxy card, submit your proxy by telephone or via the Internet or vote virtually at the special meeting, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee and you fail to instruct your bank, broker or other nominee to vote your shares of our common stock, then this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.
Forge stockholders who do not vote in favor of the merger agreement proposal, demand appraisal in writing to Forge prior to the special meeting and comply with all applicable requirements of Delaware law will be entitled to rights of appraisal to obtain the fair value of their shares of our common stock. The requirements for exercising appraisal rights are further summarized in the section entitled “Appraisal Rights,” beginning on page 88 of this proxy statement. In addition, a copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Forge prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting and voting your shares of our common stock via the virtual meeting website; however, attending the special meeting will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote your shares of our common stock via the virtual meeting website. The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement, and its annexes, including the merger agreement, carefully. You may also obtain additional information about Forge from documents we have filed with the U.S. Securities and Exchange Commission. We recommend that you review the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference into the proxy statement.

If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc., our proxy solicitor (“MacKenzie Partners”), by calling toll-free at 1-800-322-2885.
We hope that you will participate in the special meeting because your vote is important. Thank you for your consideration of this matter and your confidence in Forge.

Sincerely,

/s/ Kelly Rodriques

Kelly Rodriques Chief Executive Officer

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated December 15, 2025, and, together with the enclosed form of proxy, is first being mailed to Forge stockholders on or about December 15, 2025.

Forge Global Holdings, Inc.
4 Embarcadero Center, Floor 15
San Francisco, California 94111
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	January 22, 2026 at 12:00 p.m. (Pacific Time)

PLACE
The special meeting (the “special meeting”) of stockholders of Forge Global Holdings, Inc. (“Forge”) will be held virtually via the Internet at www.virtualshareholdermeeting.com/FRGE2026SM (the “virtual meeting website”), where you will be able to attend the special meeting, vote, and submit your questions during the special meeting. You will not be able to attend the special meeting in person.

ITEMS OF BUSINESS
•
Consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”), dated November 5, 2025, by and among Forge, The Charles Schwab Corporation (“Schwab”), and Ember-Falcon Merger Sub, Inc., a wholly owned subsidiary of Schwab (“Merger Sub”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Sub will be merged with and into Forge, with Forge surviving the merger as a wholly owned subsidiary of Schwab (the “merger,” and such proposal the “merger agreement proposal”);

•
Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Forge’s named executive officers in connection with the merger (the “compensation proposal”); and

•
Consider and vote on a proposal to approve any adjournment of the special meeting, if a quorum is present and if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the merger agreement proposal at the time of the special meeting (the “adjournment proposal”).

RECORD DATE	Common stockholders of record at the close of business on December 9, 2025 may vote at the special meeting.

VOTING BY PROXY
The board of directors (the “Board”) of Forge is soliciting your proxy to assure that a quorum is present and that your shares of our common stock are represented and voted at the special meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the enclosed proxy card (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote: • “FOR” the merger agreement proposal; • “FOR” the compensation proposal; and • “FOR” the adjournment proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE VIRTUAL MEETING WEBSITE, PLEASE VOTE OVER THE INTERNET OR BY CALLING THE TELEPHONE NUMBER USING THE INSTRUCTIONS ON YOUR PROXY CARD OR COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES OF OUR COMMON STOCK PERSONALLY VIA THE VIRTUAL MEETING WEBSITE, YOUR VOTE AT THE SPECIAL MEETING WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED BY YOU.
Your proxy may be revoked at any time before the vote at the special meeting, or any adjournment or postponement thereof, by following the procedures outlined in the accompanying proxy statement.
Please note that we intend to limit attendance at the special meeting to common stockholders as of the record date (or their authorized representatives). If your shares of our common stock are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares of our common stock or obtain a proxy, executed in your favor, from that record holder giving you the right to vote your shares of our common stock at the special meeting.
The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement, or need help voting your shares of our common stock, please contact Forge’s proxy solicitor:

MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, NY 10001
Call toll free: 1-800-322-2885
Email: proxy@mackenziepartners.com

By order of the Board of Directors

/s/ James Parrinello

James Parrinello Corporate Secretary
San Francisco, California
December 15, 2025

i

ii

SUMMARY
This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Forge included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 95 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.
Unless otherwise indicated or as the context otherwise requires, all references to “Forge,” the “Company,” “we,” “us,” or “our” in this proxy statement refer to Forge Global Holdings, Inc., a Delaware corporation; all references to “Schwab” refer to The Charles Schwab Corporation, a Delaware corporation; all references to “Merger Sub” refer to Ember-Falcon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Schwab formed for the sole purpose of effecting the merger; all references to the “Special Committee” refer to the special committee formed by the Board and comprised solely of independent and disinterested directors; all references to “common stock” refer to the common stock, par value $0.0001, of Forge; all references to the “Board” refer to the board of directors of Forge; all references to the “merger” refer to the proposed merger of Merger Sub with and into Forge, with Forge surviving as a wholly owned subsidiary of Schwab; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 5, 2025, as it may be amended from time to time, by and among Forge, Schwab and Merger Sub, a copy of which is included as Annex A to this proxy statement; and all references to the support agreements collectively refer to (i) that certain support agreement, dated as of November 5, 2025 among Schwab and Motive Capital Fund I-A, LP, Motive Capital Fund I-B, LP, Motive Capital Fund I-MPF, LP, MCF2 FG Aggregator, LLC and Motive Capital Funds Sponsor, LLC (the “Motive Entities” and, such support agreement, the “Motive support agreement”), a copy of which is included as Annex B to this proxy statement and (ii) that certain support agreement, dated as of November 5, 2025 between Schwab and Deutsche Börse AG (“DB” and, such support agreement, the “DB support agreement”), a copy of which is included as Annex C to this proxy statement. Forge, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”
Parties to the Merger
Forge (see page 24)
Forge is a financial services platform focused on private markets. Through our technology driven platform, we seek to democratize access to private markets opportunities. We provide a comprehensive suite of private market solutions, including a marketplace connecting buyers and sellers of private shares that offers data, insights and tools to help institutions and individuals confidently navigate the private market; private company solutions that deliver tailored solutions to private companies for their liquidity and capital-formation needs; asset management solutions that enhance investment efficiency through single and multi-asset funds investment; and data solutions that increase transparency and participation in a traditionally opaque market. We also provide custodial services for self-directed retirement accounts, specializing in the custody of alternative assets.
Shares of our common stock, par value $0.0001 per share, are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “FRGE.” For additional information, visit www.forgeglobal.com. The information provided on the Forge website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Forge website provided in this proxy statement. Our principal executive offices are maintained at 4 Embarcadero Center, Floor 15, San Francisco, California 94111, telephone number (415) 881-1612.
Schwab (see page 24)
Schwab is a savings and loan holding company. Schwab engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody and financial advisory services. Schwab’s principal business subsidiaries include Charles Schwab & Co., Inc., a securities broker-dealer; Charles Schwab Bank, SSB, Schwab’s principal banking entity; and Charles Schwab Investment Management, Inc., the investment advisor for Schwab’s proprietary mutual funds and exchange-traded funds. Schwab provides financial services to individuals and institutional clients through two segments: Investor Services and Advisor Services. The Investor Services segment provides retail brokerage, investment advisory, and banking and trust services to individual investors, and retirement plan and business services, as well as other corporate brokerage services, to businesses and their employees. The Advisor Services segment provides custodial, trading, banking and trust, and support services to independent registered investment advisors (RIAs), independent retirement advisors and recordkeepers.

Shares of Schwab common stock, par value $0.01 per share, are listed on the NYSE under the symbol “SCHW.” For additional information, visit www.aboutschwab.com. The information provided on the Schwab website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Schwab website provided in this proxy statement. Schwab’s principal executive offices are maintained at 3000 Schwab Way, Westlake, Texas 76262, telephone number (817) 859-5000.
Merger Sub (see page 24)
Merger Sub was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Schwab and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Forge and will cease to exist, with Forge surviving the merger as a wholly owned subsidiary of Schwab. Merger Sub’s principal executive offices are maintained at 3000 Schwab Way, Westlake, Texas 76262, telephone number (817) 859-5000.
The Special Meeting
Date, Time, Place and Purpose of the Special Meeting (see page 25)
The special meeting of stockholders of Forge is scheduled to be held on January 22, 2026 beginning at 12:00 p.m. (Pacific Time), via the Internet at www.virtualshareholdermeeting.com/FRGE2026SM (the “virtual meeting website”). At the special meeting, stockholders who owned shares of our common stock as of the record date will be able to attend, vote, and ask questions via the Internet by logging in to the virtual meeting website using the control number provided to you on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting the virtual meeting website, but you will not be able to vote or to submit questions. The online meeting will begin promptly at 12:00 p.m. (Pacific Time). We encourage you to access the special meeting 15 minutes prior to the start time, leaving ample time for the check-in and to ensure that you can hear audio. Technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting website or during the special meeting. Technical support will be available 15 minutes prior to the start of the special meeting. You will not be able to attend the special meeting physically in person.
Purpose of the Special Meeting
The special meeting is being held in order to consider and vote on the following proposals:
•	to adopt the merger agreement (the “merger agreement proposal”);
•	to approve, on a non-binding, advisory basis, certain compensation arrangements for Forge’s named executive officers in connection with the merger (the “compensation proposal”); and
•
to approve any adjournment of the special meeting, if a quorum is present and if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the merger agreement proposal at the time of the special meeting (the “adjournment proposal”).

Record Date; Stockholders Entitled to Vote (see page 26)
Only holders of record of our common stock at the close of business on December 9, 2025, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. As of the close of business on the record date, 13,844,606 shares of our common stock were issued and outstanding. Holders of record of our common stock are entitled to one vote for each share of our common stock they own at the close of business on the record date.
Quorum (see page 26)
The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares of our common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Forge to additional expense.

In addition, pursuant to each support agreement, during the Support Period (as defined in the applicable support agreement), at the special meeting (and each postponement, recess, adjournment or continuation thereof), each of the Motive Entities and DB will be represented in person or by proxy at the special meeting in order for the Covered Shares (as defined in the applicable support agreement) to be counted as present for purposes of establishing a quorum and to cause the Covered Shares to be voted in favor of the merger agreement proposal. At the close of business on the record date, (i) the Covered Shares held by the Motive Entities represented approximately 14.71% of the outstanding voting power of our common stock and (ii) the Covered Shares held by DB represented approximately 11.67% of the outstanding voting power of our common stock.
Required Vote (see page 26)
Assuming a quorum is present at the special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.
Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. Assuming a quorum is present at the special meeting, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect on the approval of the compensation proposal or the adjournment proposal.
As of the record date, the current directors and executive officers of Forge beneficially owned and were entitled to vote, in the aggregate, 566,401 shares of our common stock (not including any shares of our common stock deliverable upon exercise of or underlying any Forge options, Forge PSUs or Forge RSUs (each as defined in the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement and, collectively, the “Forge equity awards”)), representing approximately 4.09% of the outstanding voting power of our common stock as of the record date.
Pursuant to the DB support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, in each case, to the extent that DB is entitled to vote its Covered Shares therein in its capacity as a stockholder, DB has agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DB contained in the DB support agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the merger agreement, including the merger.
Pursuant to the Motive support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, the Motive Entities have agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Forge contained in the merger agreement, or of the Motive Entities contained in the Motive support agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.
The shares covered by the DB support agreement and Motive support agreement represent approximately 26.38% of the outstanding voting power of our common stock as of the record date.
Proxies and Revocation (see page 29)
Any stockholder of record entitled to vote at the special meeting may vote virtually at the special meeting, or by submitting a proxy to vote via the Internet, by telephone or by mail using the enclosed postage-prepaid envelope. If you are a beneficial owner of shares of our common stock and your shares of our common stock are held in “street name,”

you should instruct your bank, broker or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or fail to vote virtually at the special meeting, or you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger agreement proposal, which will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.
If you fail to vote virtually at the special meeting or fail to return your proxy card or fail to submit your proxy to vote via the Internet or by telephone, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal or the adjournment proposal, assuming a quorum is present.
You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Forge prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.
If you are a beneficial owner of shares of our common stock held in “street name,” you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may change your vote by attending the special meeting virtually and voting your shares of our common stock.
The Merger
A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 60 of this proxy statement.
Pursuant to the merger agreement, at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Forge. Forge will survive the merger as a wholly owned subsidiary of Schwab.
In addition, pursuant to the support agreements, each of the Motive Entities and DB has agreed, on the terms and subject to the conditions set forth in the applicable support agreement, to vote (or cause to be voted) all of the Covered Shares in favor of the adoption of the merger agreement. A copy of each support agreement is attached as Annex B and Annex C to this proxy statement. We encourage you to read the support agreements in their entirety carefully because they are the principal documents governing the terms of the voting commitment from each of the Motive Entities and DB.
The Merger Consideration (see page 33)
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares of our common stock (i) owned by Schwab, Merger Sub or any other wholly owned subsidiary of Schwab, Forge or any wholly owned subsidiary of Forge, and in each case not held on behalf of third parties, and (ii) any shares of our common stock outstanding immediately prior to the effective time and held by a holder who has complied with Section 262 of the General Corporation Law of the State of Delaware (as amended, and all rules and regulations promulgated thereunder, the “DGCL”) with respect to such shares of our common stock (such shares, the “dissenting shares”) (the foregoing clauses (i) and (ii), together, the “excluded shares”), in each case to be cancelled in accordance with the terms and subject to the conditions set forth in the merger agreement) will be converted into the right to receive an amount in cash equal to $45.00 (the “merger consideration”), without interest and less any applicable withholding taxes.
Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors (see pages 41 and 41)
The Board formed the Special Committee comprised solely of independent and disinterested directors to, among other things, consider, evaluate and negotiate strategic alternatives available to Forge to enhance value to the Forge stockholders. After careful consideration, the Special Committee, by resolutions unanimously adopted by the Special

Committee: (a) determined that the merger agreement and the transactions contemplated by the merger agreement, and the support agreements are advisable, fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), and (b) recommended that the Board (i) approve and declare advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements, (ii) determine that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), (iii) direct that the merger agreement be submitted to a vote of our stockholders for adoption, and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement.
After careful consideration, the Board, by written consent unanimously adopted by the Board and acting upon the recommendation of the Special Committee: (i) approved and declared advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements; (ii) determined that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders; (iii) directed that the merger agreement be submitted to a vote of our stockholders for adoption at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement at the special meeting.
Certain factors considered by the Special Committee and the Board in reaching their respective decisions can be found in the section entitled “The Merger (Proposal 1)—Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger.”
The Board unanimously recommends that stockholders vote “FOR” the merger agreement proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.
Opinion of the Special Committee’s Financial Advisor (see page 45 and Annex D)
At the meeting of the Special Committee on November 4, 2025, Financial Technology Partners LP (“Financial Technology Partners”) and FTP Securities LLC (“FTP Securities” and, together with Financial Technology Partners, “FT Partners”) rendered to the Special Committee its oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review that FT Partners undertook in preparing its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock (other than excluded shares) pursuant to the merger agreement. FT Partners confirmed its November 4, 2025 oral opinion by delivering its written opinion, dated November 5, 2025, to the Special Committee that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of the shares of our common stock (other than excluded shares) (the “eligible shares”) pursuant to the merger agreement.
The full text of the written opinion of FT Partners, dated November 5, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review that FT Partners undertook in preparing its opinion, is attached as Annex D to this proxy statement and is incorporated in this proxy statement by reference. The summary of FT Partners’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Forge stockholders are urged to read the opinion in its entirety. FT Partners’ opinion was provided for the use and benefit of the Special Committee and the Board (in their capacity as such) in connection with and for the purposes of their evaluation of the merger and the transactions contemplated by the merger agreement, and was limited to the fairness, from a financial point of view, of the merger consideration to the holders of eligible shares pursuant to the merger agreement. FT Partners expressed no opinion as to (i) the fairness of any consideration to be paid in connection with the merger and the transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of Forge, (ii) the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Forge’s officers, directors or employees, or any class of such persons, in connection with the merger and the transactions contemplated by the merger agreement relative to the merger consideration to be received by holders of eligible shares, (iii) the price at which our common stock will trade at any time, (iv) the terms of the merger agreement or the documents referenced therein, (v) the underlying business decision by Forge to engage in the merger and the transactions contemplated by the merger agreement, or (vi) the relative merits of the merger or the transactions contemplated by the merger agreement compared with any alternative transactions or business strategies. The opinion does not constitute a recommendation to any Forge stockholder as to how such stockholder should vote with respect to the merger or the transactions contemplated by the merger agreement or any other matter.

For a description of the opinion that the Special Committee received from FT Partners, see the section entitled “The Merger Proposal 1—Opinion of the Special Committee’s Financial Advisor” beginning on page 45 of this proxy statement.
Interests of Forge’s Directors and Executive Officers in the Merger (see page 53)
In considering the unanimous recommendation of the Board that Forge stockholders approve the adoption of the merger agreement, Forge stockholders should be aware that the executive officers and directors of Forge have certain interests in the merger agreement, the merger and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Forge stockholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, potential severance payments and benefits under employment agreements and rights to ongoing indemnification and insurance coverage. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making their recommendation that Forge stockholders approve the adoption of the merger agreement.
Financing of the Merger (see page 57)
Completion of the merger is not subject to a financing condition. Schwab and Merger Sub have represented in the merger agreement that, as of the date the closing of the merger occurs (the “closing date”), Schwab and Merger Sub will have all funds necessary to enable Schwab or Merger Sub, as the case may be, to consummate the transactions contemplated by the merger agreement, to pay all amounts required to be paid in connection therewith and pay all related fees and expenses.
Closing and Effective Time of the Merger (see page 57)
We expect to complete the merger in the first half of 2026, subject to fulfillment of customary closing conditions, including approval of the merger agreement proposal by Forge stockholders and receipt of required regulatory approvals and clearances. The merger is subject to various regulatory approvals and clearances and other conditions, and it is possible that factors outside the control of Forge, Schwab and Merger Sub could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.
Regulatory Approvals and Clearances Required for the Merger (see page 57)
The respective obligations of the parties to effect the merger are subject to certain regulatory approvals and clearances. Subject to the terms and conditions set forth in the merger agreement, the merger cannot be completed until (i) the applicable waiting period (and any extension thereof) under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the transactions contemplated by the merger agreement, have expired or been terminated and (ii) and receipt of other customary required regulatory approvals (the “required regulatory approvals”), including:
•	the FINRA Approval (as defined in the merger agreement);
•	written approval or non-objection of the Division of Banking of the South Dakota Department of Labor Regulation pursuant to Section 51A-6A-47 of the South Dakota Codified Laws; and
•	written approval of California Department of Financial Protection and Innovation pursuant to Section 50206 of the California Financial Code.
There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that any governmental entity or any private party will not attempt to challenge the merger on regulatory grounds, and, if such a challenge is made, there can be no assurance as to its result. You should read the section entitled “The Merger Agreement—Regulatory Filings and Efforts to Consummate the Merger” for a description of the parties’ obligations with respect to regulatory approvals related to the merger.
Material U.S. Federal Income Tax Consequences of the Merger (see page 58)
The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for such purposes, a U.S. holder (as defined in the section entitled “Material U.S. Federal

Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.
You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisor regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Appraisal Rights (see page 88)
If the merger is completed, Forge stockholders who do not vote in favor of the merger agreement proposal are entitled to appraisal rights under the DGCL in connection with the merger, provided that such stockholders fully comply with the requirements of Section 262 of the DGCL, which are further summarized in the section entitled “Appraisal Rights,” beginning on page 88 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This means that you may be entitled to have the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, to be paid upon the amount determined to be “fair value,” in lieu of the amount of the merger consideration you would have received pursuant to the merger agreement, if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have otherwise received under the merger agreement if you do not seek appraisal of your shares of our common stock.
To exercise your appraisal rights with respect to your shares of our common stock, you must, among other things, deliver a written demand for appraisal to Forge before the vote is taken on the merger agreement proposal and you must not vote (either via the virtual meeting website or by proxy) in favor of the merger agreement proposal with respect to such shares of our common stock, and you must continue to hold such shares of our common stock from the record date of making the demand for appraisal through the effective time. As such, merely voting against, abstaining or failing to vote on the merger agreement proposal will not by itself preserve your right to appraisal under the DGCL. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights,” beginning on page 88 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We encourage you to read these provisions carefully and in their entirety.
If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures. In view of the complexity of the DGCL, Forge stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The Support Agreements (see page 58)
On November 5, 2025, concurrently with the execution of the merger agreement, Schwab entered into a support agreement with each of the Motive Entities and DB.
Pursuant to the DB support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, in each case, to the extent that DB is entitled to vote its Covered Shares therein in its capacity as a stockholder, DB has agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DB contained in the DB support agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the merger agreement, including the merger.
Pursuant to the Motive support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, the Motive Entities have agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Forge contained in the merger agreement, or of the Motive Entities contained in the Motive support agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.
The shares covered by the DB support agreement and the Motive support agreement represent approximately 26.38% of the outstanding voting power of our common stock as of the record date.
The support agreements are discussed in more detail in the section entitled “The Merger Agreement—The Support Agreements” beginning on page 58 of this proxy statement.
Delisting and Deregistration of Forge Common Stock (see page 59)
If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934 (as amended, and all rules and regulations promulgated thereunder, collectively, the “Exchange Act”).
The Merger Agreement
Treatment of Common Stock and Equity Awards (see page 61)
•
Common Stock. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding prior to the effective time, other than excluded shares (the “eligible shares”), will be converted into the right to receive an amount in cash equal to $45.00, without interest and less any applicable withholding taxes, and will be cancelled and will cease to exist.

•
Forge Options. At the effective time, each outstanding Forge stock option (a “Forge option”) will be cancelled in exchange for the right to receive, without interest, an amount in cash equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Forge option by (ii) the excess, if any, of $45.00 over the exercise price, less applicable Taxes (as defined in the merger agreement), with any Forge option with an exercise price per share of our common stock that is greater than or equal to $45.00 cancelled at the effective time for no consideration, payment or right to consideration or payment.

•
Forge RSUs. At the effective time, each outstanding Forge restricted stock unit (a “Forge RSU”) will be assumed and converted into a Schwab restricted stock unit (a “Schwab RSU”) denominated in a number of shares of common stock of Schwab (“Schwab common stock”) equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge RSU by (ii) the Equity Award Exchange Ratio.

•
Forge RSAs. At the effective time, each outstanding restricted share of our common stock (a “Forge RSA”) will be assumed and converted into a restricted share of Schwab common stock (a “Schwab RSA”) with respect to a number a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Forge RSAs by (ii) the Equity Award Exchange Ratio.

•
Forge PSUs. At the effective time, each outstanding Forge performance stock unit (a “Forge PSU”) will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge PSU (based on the higher of target performance and actual performance) by (ii) the Equity Award Exchange Ratio. To the extent that an “overachievement payment” (or similar term) is earned in respect of a Forge PSU based on actual performance, the number of shares of our common stock subject to such Forge PSU will be deemed to include the number of shares of our common stock that would have been issued had such payment been fully satisfied in shares of our common stock, and the corresponding Schwab RSU will not include any further right to such a payment.
Each Schwab RSA will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSA and each Schwab RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSU or PSU, as applicable, provided that, (1) the vesting of a Schwab RSU will be accelerated upon a severance-qualifying termination by Schwab of the employment of the holder of the applicable Schwab RSU during the 12-month period commencing on the closing date and (2) Schwab RSUs corresponding to Forge PSUs will no longer be subject to performance-based vesting conditions.
“Equity Award Exchange Ratio” means the quotient of the merger consideration, divided by the average, rounded to the nearest one ten thousandth, of the closing-sale prices of shares of Schwab common stock on the New York Stock Exchange as reported by The Wall Street Journal for the five full trading days ending on (and including) the trading day preceding the closing date.
No Solicitation; Change of Recommendation (see page 68)
Forge has agreed that it will not, and will cause its and its subsidiaries’ directors and employees (including any officers) not to, and will cause its and it subsidiaries’ representatives not to: (i) initiate, solicit or propose any acquisition proposal or knowingly facilitate or knowingly encourage any acquisition proposal; (ii) engage in, continue or otherwise participate in any discussions relating to any acquisition proposal (in each case, other than to request clarification of an acquisition proposal that has already been made for purposes of assessing whether such acquisition proposal is or could reasonably be expected to lead to a superior proposal or to notify the applicable person or group of the existence of the provisions as set forth in the merger agreement) or negotiations with respect to any acquisition proposal; or (iii) provide any non-public information or data concerning Forge or its subsidiaries to any person or group in connection with any acquisition proposal.
Notwithstanding the restrictions described above, prior to obtaining the requisite Forge stockholder approval, in response to an unsolicited, bona fide acquisition proposal, Forge may (i) provide non-public and other information and data concerning Forge and its subsidiaries and access to Forge’s and its subsidiaries’ properties, books and records in response to a request from the person or group who made such an acquisition proposal; provided that (A) to the extent applicable, such information or data has previously been made available to Schwab, or is made available to Schwab as promptly as practicable (but in any event within 48 hours) after the provision of such information or data to the person or group who made such an acquisition proposal and (B) prior to providing any such information or data or access, Forge and the person or group making such acquisition proposal will have entered into a legally binding confidentiality agreement with terms that, taken as a whole, are not materially less restrictive to such person or group than the terms in the non-disclosure agreement, by and between Forge and Schwab, dated July 15, 2025, as amended (the “confidentiality agreement”) are on Schwab (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an acquisition proposal, but must not include any restrictions that prevent Forge from satisfying its notice obligations as set forth in the merger agreement) and (ii) engage or otherwise participate in any discussions or negotiations with any such person or group regarding such acquisition proposal, if prior to taking any action described in the paragraph above or this paragraph, the Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and its financial advisor, that based on the information then available, including the terms and conditions of such acquisition proposal and those of the merger agreement, such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal.
Notwithstanding anything to the contrary set forth in the merger agreement, prior to the time the requisite Forge stockholder approval is obtained, the Board (acting upon the recommendation of the Special Committee) may: (A) effect a change of recommendation and/or (B) cause or permit Forge or any of its subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal (and Forge may enter into or cause a subsidiary thereof to enter into such an alternative acquisition agreement) if (1) an unsolicited, bona fide acquisition proposal is received by Forge, and (2) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal and a failure to effect a change of recommendation and/or cause or permit Forge or any of Forge’s subsidiaries to enter into an alternative acquisition agreement with respect to such superior proposal would be inconsistent with the directors’ fiduciary duties under applicable law, so long as Forge has first complied with certain terms of the merger agreement, including (i) notifying Schwab of its intent with respect to such actions described in the foregoing clauses (A) and (B) and negotiating with Schwab in good faith regarding adjustments proposed by Schwab to the terms of the merger agreement for a period of four business days, subject to additional two-business-day negotiation periods if the terms of the superior proposal are revised during such negotiation period, and (ii) in the case of termination of the merger agreement to accept a superior proposal, paying the termination fee to Schwab.
In addition to the foregoing, prior to obtaining the requisite Forge stockholder approval, the Board (acting upon the recommendation of the Special Committee) may effect a change of recommendation if (1) an intervening event has occurred and (2) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, so long as Forge has first complied with certain terms of the merger agreement, including notifying Schwab of its intent and negotiating with Schwab in good faith regarding adjustments proposed by Schwab to the terms of the merger agreement for a period of four business days.
See pages 68, 69 and 71, respectively, for definitions of “acquisition proposal,” “superior proposal” and “intervening event” as used in the merger agreement.
Conditions to the Completion of the Merger (see page 76)
The respective obligations of Forge, Schwab and Merger Sub to effect the closing are subject to the satisfaction or written waiver of certain customary conditions, including (i) the receipt of the requisite Forge stockholder approval, (ii) the expiration or termination of the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the merger agreement under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the transactions contemplated by the merger agreement, (iii) the receipt of the required regulatory approvals, (iv) the absence of legal restraints, (v) no Forge material adverse effect having occurred that remains in effect, (vi) the accuracy of the parties’ representations and warranties subject to certain specified materiality standards as set forth in the merger agreement, and (vii) the parties’ compliance in all material respects with their respective obligations under the merger agreement.
Termination of the Merger Agreement (see page 77)
Subject to certain exceptions, the merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after the requisite Forge stockholder approval is obtained:
•	by mutual written consent of Forge, Schwab and Merger Sub;
•	by either Forge or Schwab if:
•	the closing has not occurred on or prior to the outside date;
•	a governmental entity of competent jurisdiction will have issued any permanent restraint; or
•	the requisite Forge stockholder approval is not obtained at the special meeting duly convened therefor or at any adjournment or postponement thereof;
•	by Forge:
•
if there has been a breach of any representation, warranty, covenant or agreement made by Schwab or Merger Sub set forth in the merger agreement, or if any representation or warranty of Schwab or Merger Sub will have become untrue or incorrect following the date of the merger agreement, in each case that would result in a failure of certain conditions to Forge’s obligations to close, subject to cure periods specified in the merger agreement; or

•
at any time prior to the receipt of the requisite Forge stockholder approval, in order for Forge to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, provided that prior thereto or concurrently therewith Forge pays or causes to be paid to Schwab the termination fee;

•	by Schwab or Merger Sub if:

•
there has been a breach of any representation, warranty, covenant or agreement made by Forge set forth in the merger agreement, or if any representation or warranty of Forge will have become untrue or incorrect following the date of the merger agreement, in either case that would result in a failure of certain conditions to Schwab’s or Merger Sub’s obligations to close, subject to cure periods specified in the merger agreement; or

•
at any time prior to the receipt of the requisite Forge stockholder approval, (i) the Board has effected a change of recommendation or (ii) the Board has caused, authorized or permitted Forge or any of Forge’s subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal or Forge or a subsidiary enters into such an alternative acquisition agreement.

A termination fee equal to $25,740,000 will be payable by Forge to Schwab if:
•
the merger agreement is terminated by either Forge or Schwab because the closing of the merger agreement (the “closing”) has not occurred by the outside date and at the time of such termination the following conditions have been satisfied: (i) each of Schwab and Merger Sub’s representations and warranties will have been true and correct in all material respects as of the date of the merger agreement and will be true and correct in all material respects as of the closing as though made as of the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of the particular date or period of time), except for any failure of such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impar the ability of Schwab or Merger Sub to consummate the merger agreement and (ii) each of Schwab and Merger Sub will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing (other than those conditions that by their nature are to be satisfied at the closing, but subject to the such conditions being able to be satisfied) and: (A) a bona fide acquisition proposal will have been publicly disclosed after the date of the merger agreement and not publicly withdrawn any time prior to such termination and (B) within 12 months of such termination, Forge consummates any acquisition proposal or enters into a definitive agreement with respect to any acquisition proposal that is ultimately consummated (for purposes of the references to an “acquisition proposal” in this bullet, all references in the definition of “acquisition proposal” to “twenty percent” will each be deemed to be references to “fifty percent”), in which case the termination fee will be payable within two business days following the date of such termination and abandonment;

•
Schwab terminates the merger agreement prior to the requisite Forge stockholder approval being obtained because the Board makes a change in recommendation or the Board has caused, authorized or permitted Forge or any of Forge’s subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal or Forge or a subsidiary enters into such an alternative acquisition agreement, in which case the termination fee will be payable within two business days following the date of such termination and abandonment; or

•
Forge terminates the merger agreement prior to the time the requisite Forge stockholder approval is obtained, in order for Forge to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the terms of the merger agreement, in which case prior thereto or concurrently therewith Forge pays or causes to be paid to Schwab the termination fee.

In no event will Forge be required to pay the termination fee on more than one occasion.
Specific Performance (see page 80)
The parties have agreed that, except to the extent provided otherwise in the merger agreement, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement, consistent with the provisions of the merger agreement, without necessity of posting a bond or other form of security. In the event that any proceeding should be brought in equity to enforce the provisions of the merger agreement, no party will allege, and each party has waived the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in the merger agreement.

Market Price of Common Stock (see page 83)
If the merger is completed, you will be entitled to receive $45.00 in cash, without interest, less any required withholding taxes, for each eligible share owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares of our common stock), which represents a premium of approximately 170% to the closing price of $16.63 per share of our common stock on October 24, 2025, the last trading day prior to the first media accounts regarding a possible acquisition of Forge.
On December 12, 2025, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on the NYSE was $44.40 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following are brief answers to certain questions that you, as a stockholder of Forge, may have regarding the merger agreement, the merger, the special meeting and the proposals being considered at the special meeting. Forge urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.
Q.	Why am I receiving these materials?
A.	The Board is furnishing this proxy statement and form of proxy card to Forge stockholders in connection with the solicitation of proxies to be voted at the special meeting.
Q.	What is the purpose of the special meeting?
A.	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:
•	the merger agreement proposal;
•	the compensation proposal; and
•	the adjournment proposal.
Q.	Where and when is the special meeting?
A.
The special meeting of stockholders of Forge in connection with the proposed merger is scheduled to be held on January 22, 2026 beginning at 12:00 p.m. (Pacific Time), via the Internet at www.virtualshareholdermeeting.com/FRGE2026SM (the “virtual meeting website”). At the special meeting, stockholders who owned shares of our common stock as of the record date are entitled to vote, attend, and ask questions virtually at the meeting by logging in to the virtual meeting website and providing your control number. This number is included on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting the virtual meeting website, but you will not be able to vote or to submit questions. The online meeting will begin promptly at 12:00 p.m. (Pacific Time). We encourage you to access the special meeting 15 minutes prior to the start time, leaving ample time for the check in and to ensure that you can hear audio. Technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting website or during the special meeting. Technical support will be available 15 minutes prior to the start of the special meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions prior to the special meeting by one of the methods described in these proxy materials so that your vote will be counted if you later decide not to attend the meeting. You will not be able to attend the special meeting physically in person.

Q.	Why did the Board form a special committee of independent directors?
A.
The Board considered it advisable that a special committee comprised solely of independent and disinterested directors, among other things, consider, evaluate and negotiate strategic alternatives available to Forge to enhance value to the Forge stockholders and, if the Special Committee deemed appropriate, recommend that the Board approve such strategic alternative for Forge. Each member of the Special Committee (a) is not a member of Forge management and (b) otherwise does not have any interest or relationship that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a member of the Special Committee. See the section entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 34 of this proxy statement.

Q.	What did the Special Committee determine and recommend to the Board?
A.
After careful consideration, at a meeting held on November 4, 2025, the Special Committee, by resolutions unanimously adopted by the Special Committee: (a) determined that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are advisable, fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), and

(b) recommended that the Board (i) approve and declare advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements, (ii) determine that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), (iii) direct that the merger agreement be submitted to a vote of our stockholders for adoption, and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement.
For further information, see the section entitled “The Merger (Proposal 1)—Recommendations of the Board; Reasons for the Merger” beginning on page 41 of this proxy statement.
Q.	How does the Board recommend that I vote on the proposals?
A.	The Board, acting upon the recommendation of the Special Committee, unanimously recommends that you vote as follows:
•	“FOR” the merger agreement proposal;
•	“FOR” the compensation proposal; and
•	“FOR” the adjournment proposal.
In considering the unanimous recommendation of the Board to vote in favor of the merger agreement proposal, Forge stockholders should be aware that Forge’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Forge stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement.
Q.	What will I receive in the merger?
A.
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than excluded shares to be cancelled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement, subject to the rights of holders of any dissenting shares pursuant to the merger agreement) will be converted into the right to receive an amount in cash equal to $45.00, without interest and less any applicable withholding taxes.

Q.	How does the merger consideration compare to the market price of Forge common stock prior to the announcement of the merger?
A.
The merger consideration of $45.00 per share represents a premium of approximately 170% to the closing price of $16.63 per share of our common stock on October 24, 2025, the last trading day prior to the first media accounts regarding a possible acquisition of Forge, and a premium of approximately 141% to the 30-day volume-weighted average share price of $18.71 per share of our common stock on that same date.

On December 12, 2025, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on the NYSE was $44.40 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
Q.	How will the merger affect Forge equity awards?
A.
Forge options. At the effective time, each outstanding Forge option will be cancelled in exchange for the right to receive, without interest, an amount in cash equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Forge option by (ii) the excess, if any, of $45.00 over the exercise price, less applicable Taxes (as defined in the merger agreement), with any Forge option with an exercise price per share of our common stock that is greater than or equal to $45.00 cancelled at the effective time for no consideration, payment or right to consideration or payment.

Forge RSUs. At the effective time, each outstanding Forge RSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge RSU by (ii) the Equity Award Exchange Ratio.

Forge RSAs. At the effective time, each outstanding Forge RSA will be assumed and converted into a Schwab RSA with respect to a number a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Forge RSAs by (ii) the Equity Award Exchange Ratio.
Forge PSUs. At the effective time, each outstanding Forge PSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge PSU (based on the higher of target performance and actual performance) by (ii) the Equity Award Exchange Ratio. To the extent that an “overachievement payment” (or similar term) is earned in respect of a Forge PSU based on actual performance, the number of shares of our common stock subject to such Forge PSU will be deemed to include the number of shares of our common stock that would have been issued had such payment been fully satisfied in shares of our common stock, and the corresponding Schwab RSU will not include any further right to such a payment.
Each Schwab RSA will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSA and each Schwab RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSU or PSU, as applicable, provided that, (1) the vesting of a Schwab RSU will be accelerated upon a severance-qualifying termination by Schwab of the employment of the holder of the applicable Schwab RSU during the 12-month period commencing on the closing date and (2) Schwab RSUs corresponding to Forge PSUs will no longer be subject to performance-based vesting conditions.
Q.	How will the outstanding warrants be treated in the merger?
A.
At the effective time, each outstanding warrant to purchase shares of our common stock (a “Forge Warrant”) will be cancelled for no consideration and will cease to be outstanding, except that, the Forge Warrants issued on October 28, 2020 to Avenue Venture Opportunities Fund, LP, representing 18,863 shares of our common stock, will be entitled to receive the merger consideration in accordance with their terms.

Q.	What will happen in the merger?
A.
Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into Forge at the effective time. At the effective time, the separate corporate existence of Merger Sub will cease, and Forge will continue as the surviving corporation in the merger and a wholly owned subsidiary of Schwab. As a result of the merger, our common stock will no longer be publicly traded, and you will no longer have any interest in the future earnings or growth of Forge or Schwab. In addition, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Forge will no longer be required to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) with respect to our common stock, in each case, in accordance with applicable law, rules and regulations.

Q.	What vote is required to adopt the merger agreement?
A.
Assuming a quorum is present at the special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.

Pursuant to the support agreements, during the Support Period, at the special meeting (and at every postponement, recess, adjournment or continuation thereof), each of the Motive Entities and DB agreed to be represented in person or by proxy at the special meeting in order for the Covered Shares (as defined in the applicable support agreement) to be counted as present for purposes of establishing a quorum and to cause the Covered Shares to be voted in favor of the merger agreement proposal. At the close of business on the record date, (i) the Covered Shares held by the Motive Entities represented approximately 14.71% of the outstanding voting power of our common stock and (ii) the Covered Shares held by DB represented approximately 11.67% of the outstanding voting power of our common stock.
Q.	What vote is required to approve (on a non-binding, advisory basis) the compensation proposal?
A.
Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the approval of the compensation proposal.

Q.	What vote is required to approve the adjournment approval?
A.
Assuming a quorum is present at the special meeting, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the approval of the adjournment proposal.

Q.	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Forge’s named executive officers that relates to the merger?
A.
The SEC rules require Forge to seek approval on a non-binding, advisory basis with respect to certain payments that will, or may be made to Forge’s named executive officers in connection with the merger. For additional information, see the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” beginning on page 81 of this proxy statement.

Q.	What will happen if Forge stockholders do not approve the compensation proposal?
A.
The vote on the compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, a stockholder may vote to approve the merger agreement proposal and vote not to approve the compensation proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on Forge, Schwab or Merger Sub. Accordingly, if the merger agreement is adopted by Forge stockholders and the merger is completed, the merger-related compensation may be paid to Forge’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if Forge stockholders do not approve the compensation proposal.

Q.	Are there any support agreements related to the merger?
A.	Concurrently with the execution of the merger agreement, Schwab entered into support agreements with each of the Motive Entities and DB.
Pursuant to the DB support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, in each case, to the extent that DB is entitled to vote its Covered Shares therein in its capacity as a stockholder, DB has agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DB contained in the DB support agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the merger agreement, including the merger.
Pursuant to the Motive support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, the Motive Entities have agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Forge contained in the merger agreement, or of the Motive Entities contained in the Motive support agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.
Forge Global, Inc., a wholly owned subsidiary of Forge (“Forge Global”), and DB are co-owners of a joint venture, Forge Europe GmbH (“Forge Europe”). Pursuant to the Shareholders Agreement of Forge Europe, in the event of a change of control of Forge Global, Forge Global may exercise a call option pursuant to which Forge Global would acquire DB's stake in Forge Europe (the “Forge Europe option”). During Forge and DB's discussions regarding the DB support agreement, DB expressed its expectation that Forge Global would be exercising the Forge Europe option in connection with the sale of Forge. On November 6, 2025, Forge Global exercised the Forge Europe option.

At the close of business on the record date, (i) the Covered Shares held by the Motive Entities represented approximately 14.71% of the outstanding voting power of our common stock and (ii) the Covered Shares held by DB represented approximately 11.67% of the outstanding voting power of our common stock.
The Special Committee, by unanimous resolution, determined that the support agreements and the transactions contemplated thereby were fair and in the best interests of Forge and Forge stockholders, and recommended that the Board approve the support agreements. The Board, acting upon the recommendation of the Special Committee, approved the support agreements, in each case prior to the execution and delivery of the merger agreement.
Q.	Do any of Forge’s directors or executive officers have any interests in the merger agreement that are different from, or in addition to, my interests as a Forge stockholder?
A.
In considering the recommendation of the Board that Forge stockholders adopt the merger agreement, Forge stockholders should be aware that the executive officers and directors of Forge have certain interests in the merger agreement, the merger and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Forge stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making their recommendation that Forge stockholders approve the adoption of the merger agreement. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, potential severance payments and benefits under employment agreements and rights to ongoing indemnification and insurance coverage. These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement.

Q.	When do you expect the merger to be completed?
A.
We expect to complete the merger in the first half of 2026, subject to fulfillment of customary closing conditions, including the approval of Forge stockholders and receipt of required regulatory approvals and clearances. The merger is subject to various regulatory approvals and clearances and other conditions, and it is possible that factors outside the control of Forge, Schwab or Merger Sub could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Q.	What are the material U.S. federal income tax consequences of the merger?
A.
The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for such purposes, a U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58 of this proxy statement) who receives cash in the merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisor regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Q.	Who is entitled to vote at the special meeting?
A.
The record date for the special meeting is December 9, 2025. Only common stockholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. As a reminder, we effected a 1-for-15 reverse split of our common stock on April 14, 2025 (the “Reverse Split”). Accordingly, all share amounts in this proxy statement have been adjusted to reflect the Reverse Split unless otherwise provided. Each share of our common stock is entitled to one vote on all matters that come before the special meeting.

Q.	What happens if I sell or otherwise transfer my shares of Forge common stock after the record date but before the special meeting?
A.
The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock, and each of you notifies Forge in writing of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the special meeting. Even if you sell or otherwise transfer your shares of our common stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section entitled “The Merger Agreement—The Special Meeting” beginning on page 72 of this proxy statement).
Q.	Who may attend the special meeting?
A.
Only stockholders as of the close of business on December 9, 2025, or their duly appointed proxies, and invited guests of Forge may attend the special meeting via the virtual meeting website. “Street name” holders (those whose shares of our common stock are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in your favor, from your broker, bank or other nominee giving you the right to vote your shares of our common stock at the special meeting.

Q.	Who is soliciting my vote?
A.
The Board is soliciting your proxy, and Forge will bear the cost of soliciting proxies. MacKenzie Partners, Inc. (“MacKenzie Partners”) has been retained to assist with the solicitation of proxies. MacKenzie Partners will be paid approximately $19,500 in total and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie Partners or, without additional compensation, by Forge or certain of Forge’s directors, officers and employees.

Q.	What do I need to do now?
A.
Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting by attendance via the virtual meeting website or by proxy, please submit a proxy to vote your shares of our common stock as promptly as possible so that such shares may be represented and voted at the special meeting. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	How do I vote if my shares are registered directly in my name?
A.	If you are a stockholder of record, there are four methods by which you may vote at the special meeting:
•	Internet: To vote over the Internet, follow the instructions printed on your proxy card. If you vote over the Internet, you do not have to mail in a proxy card.
•	Telephone: To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.
•
Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage-prepaid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares of our common stock as you direct.

•
Virtually During the Special Meeting: To vote during the live webcast of the special meeting, you must first log into the meeting portal at www.virtualshareholdermeeting.com/FRGE2026SM, enter your name, e-mail address, and valid control number. Upon completing your registration, you will have access to the special meeting portal where you can submit a question or vote during the meeting. Stockholders will be able to access the special meeting platform beginning at 12:00 p.m. (Pacific Time) on January 22, 2026 at www.virtualshareholdermeeting.com/FRGE2026SM.

Whether or not you plan to attend the special meeting by attendance via the virtual meeting website or by proxy, as applicable, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting if you have already voted by proxy. We encourage you to vote over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.
Q.	How do I vote if my shares are held in the name of my broker (street name)?
A.
If your shares of our common stock are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how such shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q.	Can I change my vote after I submit my proxy?
A.
Yes. You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to our Corporate Secretary at our principal executive offices at 4 Embarcadero Center, Floor 15, San Francisco, CA 94111 prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.

If you are a beneficial owner of shares of our common stock held in “street name,” you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the special meeting.
Q.	If the merger is completed, how do I obtain the merger consideration for my shares of Forge common stock?
A.
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each eligible share will be automatically cancelled and will cease to exist and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. If your shares of our common stock are evidenced by stock certificates, after the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of our common stock. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q.	Should I send in my stock certificates or other evidence of ownership now?
A.
No. You should not return your stock certificates or send in other documents evidencing ownership of our common stock now or with your proxy card. If the merger is completed, you will receive instructions on what to do with your stock certificates or other evidence of ownership at such time.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Forge common stock?
A.
Stockholders who do not vote in favor of the adoption of the merger agreement are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if they take certain actions and meet certain conditions. For additional information, see the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.
Q.	How many shares must be present to constitute a quorum for the special meeting?
A.
The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Forge to additional expense.

Pursuant to the support agreements, each of the Motive Entities and DB has agreed to be represented in person or by proxy at the special meeting (and at every postponement, recess, adjournment or continuation thereof) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. At the close of business on the record date, (i) the Covered Shares held by the Motive Entities represented approximately 14.71% of the outstanding voting power of our common stock and (ii) the Covered Shares held by DB represented approximately 11.67% of the outstanding voting power of our common stock.
Q.	What if I abstain from voting?
A.
If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares of our common stock will still be counted in determining whether a quorum is present. If you abstain from voting or fail to vote your shares of our common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares of our common stock held in “street name” by a broker to give voting instructions to the broker), that abstention or failure to vote will have the same effect as if you voted “AGAINST” the merger agreement proposal. However, abstentions and a failure to return your proxy card or otherwise vote your shares of our common stock will have no effect on the approval of the compensation proposal or the adjournment proposal, assuming a quorum is present.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the merger agreement proposal; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.
Q.	What is a broker non-vote?
A.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the compensation proposal or the adjournment proposal. Broker non-votes are shares of our common stock held by brokers that are present in person or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares of our common stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, then those shares of our common stock will not be present in person or by proxy at the special meeting. For shares of our common stock held in “street name,” only shares of our common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, Forge does not expect any broker non-votes at the special meeting.

Q.	What is a proxy?
A.
A proxy is a Forge stockholder’s legal designation of another person to vote shares of our common stock owned by such Forge stockholder on their behalf. If you are a Forge stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares of our common stock beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q.	If a Forge stockholder gives a proxy, how are the shares of our common stock voted?
A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the merger agreement proposal; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.
Q.	What does it mean if I receive more than one set of proxy materials?
A.
This means you own shares of our common stock that are registered under different names or are in more than one account. For example, you may own some shares of our common stock directly as a stockholder of record and other shares of our common stock through a broker or you may own shares of our common stock through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares of our common stock you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A.
No. Because any shares of our common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares of our common stock so held will not be combined for voting purposes with shares of our common stock you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of our common stock because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of our common stock held in an individual retirement account must be voted under the rules governing the account.

Q.	Can I participate if I am unable to attend the special meeting?
A.	If you are unable to attend the special meeting, we encourage you to complete, sign, date and return your proxy card or to vote over the Internet or by telephone.
Q.	Where can I find the voting results of the special meeting?
A.
Forge intends to announce preliminary voting results at the special meeting and to publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Forge files with the SEC are publicly available.

Q.	What happens if the merger is not completed?
A.
If the merger agreement is not adopted by Forge stockholders or if the merger is not completed for any other reason, Forge stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, shares of our common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Forge may be required to pay to Schwab a termination fee of $25,740,000. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 79 of this proxy statement for a discussion of the circumstances under which such a termination fee may be required to be paid.

Q.	How can I obtain additional information about Forge?
A.
Forge will provide copies of this proxy statement, documents incorporated by reference and its Annual Report to Stockholders for the fiscal year ended December 31, 2024, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, without charge to any stockholder who makes a written request to our Corporate Secretary at 4 Embarcadero Center, Floor 15, San Francisco, California 94111. Forge’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on Forge’s Investor Relations website at https://ir.forgeglobal.com. Forge’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.
Q.	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?
A.
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Forge and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares of our common stock are held in a brokerage account or Forge if you are a stockholder of record by sending a written request to our Corporate Secretary at 4 Embarcadero Center, Floor 15, San Francisco, California 94111 or calling (415) 881-1612. In addition, Forge will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q.	Who should I contact if I have any questions?
A.
If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, NY 10001
Call toll free: 1-800-322-2885
Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Information set forth in this proxy statement and the other documents referenced herein, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction between Forge, on the one hand, and Schwab and Merger Sub, on the other hand, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results or developments may differ materially from those projected or implied in these estimates and statements. Such estimates and statements include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, Forge’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Forge and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that Forge stockholders may not approve the transaction; the risk that the necessary regulatory approvals and clearances may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner or at all; risks related to potential litigation brought in connection with the proposed transaction; risks related to financial community and rating agency perceptions of Forge and its business, operations, financial condition and the industry in which it operates; risks related to disruption of management time from ongoing business operations due to the proposed merger; effects of the announcement, pendency or completion of the proposed merger on the ability of Forge to retain customers and retain and hire key personnel and maintain relationships with suppliers and partners, and on Forge’s operating results and businesses generally; and risks related to the potential impact of general economic, political and market factors on the parties to the proposed merger or the proposed merger.
Discussions of additional risks and uncertainties are contained in Forge’s filings with the SEC. Forge is under no obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this proxy statement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

PARTIES TO THE MERGER
Forge
Forge is a financial services platform focused on private markets. Through our technology driven platform, we seek to democratize access to private markets opportunities. We provide a comprehensive suite of private market solutions, including a marketplace connecting buyers and sellers of private shares that offers data, insights and tools to help institutions and individuals confidently navigate the private market; private company solutions that deliver tailored solutions to private companies for their liquidity and capital-formation needs; asset management solutions that enhance investment efficiency through single and multi-asset funds investment; and data solutions that increase transparency and participation in a traditionally opaque market. We also provide custodial services for self-directed retirement accounts, specializing in the custody of alternative assets.
Shares of our common stock, par value $0.0001 per share, are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “FRGE.” For additional information, visit www.forgeglobal.com. The information provided on the Forge website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Forge website provided in this proxy statement. Our principal executive offices are maintained at 4 Embarcadero Center, Floor 15, San Francisco, California 94111, telephone number (415) 881-1612.
Schwab
Schwab is a savings and loan holding company. Schwab engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody and financial advisory services. Schwab’s principal business subsidiaries include Charles Schwab & Co., Inc., a securities broker-dealer; Charles Schwab Bank, SSB, Schwab’s principal banking entity; and Charles Schwab Investment Management, Inc., the investment advisor for Schwab’s proprietary mutual funds and exchange-traded funds. Schwab provides financial services to individuals and institutional clients through two segments: Investor Services and Advisor Services. The Investor Services segment provides retail brokerage, investment advisory, and banking and trust services to individual investors, and retirement plan and business services, as well as other corporate brokerage services, to businesses and their employees. The Advisor Services segment provides custodial, trading, banking and trust, and support services to independent registered investment advisors (RIAs), independent retirement advisors and recordkeepers.
Shares of Schwab common stock, par value $0.01 per share, are listed on the NYSE under the symbol “SCHW.” For additional information, visit www.aboutschwab.com. The information provided on the Schwab website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Schwab website provided in this proxy statement. Schwab’s principal executive offices are maintained at 3000 Schwab Way, Westlake, Texas 76262, telephone number (817) 859-5000.
Merger Sub
Merger Sub was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Schwab and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Forge and will cease to exist, with Forge surviving the merger as a wholly owned subsidiary of Schwab. Merger Sub’s principal executive offices are maintained at 3000 Schwab Way, Westlake, Texas 76262, telephone number (817) 859-5000.

THE SPECIAL MEETING
This proxy statement is being provided to the stockholders of Forge as part of a solicitation of proxies by the Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Forge with the information they need to know to be able to vote or to instruct their vote to be cast at the special meeting.
Date, Time and Place of the Special Meeting
The special meeting of stockholders of Forge is scheduled to be held on January 22, 2026 beginning at 12:00 p.m. (Pacific Time), via the Internet at www.virtualshareholdermeeting.com/FRGE2026SM (the “virtual meeting website”). At the special meeting, stockholders who owned shares of our common stock as of the record date will be able to attend, vote, and ask questions via the Internet by logging in to the virtual meeting website using the control number provided to you on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting the virtual meeting website, but you will not be able to vote or to submit questions. The online meeting will begin promptly at 12:00 p.m. (Pacific Time). We encourage you to access the special meeting 15 minutes prior to the start time, leaving ample time for the check in and to ensure that you can hear audio. Technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting website or during the special meeting. Technical support will be available 15 minutes prior to the start of the special meeting. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the special meeting by one of the methods described in these proxy materials. You will not be able to attend the special meeting in-person.
Purpose of the Special Meeting
At the special meeting, holders of shares of our common stock will be asked to consider and vote on the following:
•	the merger agreement proposal;
•	the compensation proposal; and
•	the adjournment proposal.
Recommendation of the Board of Directors; Reasons for the Merger
After careful consideration, acting upon the recommendation of the Special Committee, the Board has, by written consent unanimously adopted by the Board: (i) approved and declared advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements; (ii) determined that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares); (iii) directed that the merger agreement be submitted to a vote of our stockholders for adoption at the special meeting; and (iv) resolved, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement at the special meeting. Certain factors considered by the Special Committee in reaching its recommendation and the Board in reaching its decision can be found in the section entitled “The Merger (Proposal 1)—Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger,” beginning on page 41 of this proxy statement.
Our stockholders must approve the merger agreement proposal in order for the merger to occur. If our stockholders fail to approve the merger agreement proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.
The vote on the compensation proposal and the adjournment proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, a stockholder may vote to approve the merger agreement proposal and vote not to approve the compensation proposal or the adjournment proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on Forge, Schwab or Merger Sub. Accordingly, if the merger agreement is adopted by Forge stockholders and the merger is completed, the merger-related compensation may be paid to Forge’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if the stockholders do not approve the compensation proposal.
The Board unanimously recommends that Forge stockholders vote “FOR” each of the above proposals.

Record Date; Stockholders Entitled to Vote
Only holders of record of our common stock at the close of business on December 9, 2025, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 13,844,606 shares of our common stock were issued and outstanding. As a reminder, Forge effected a 1-for-15 reverse split of our common stock on April 14, 2025 (the “Reverse Split”). Accordingly, all share amounts in this proxy statement have been adjusted to reflect the Reverse Split unless otherwise provided.
Holders of record of our common stock are entitled to one vote for each share of common stock they own at the close of business on the record date.
Quorum
The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat will constitute a quorum. Any shares of our common stock held by Forge are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, then either (i) the presiding officer, or (ii) holders of a majority in voting power of the shares of our common stock entitled to vote at the special meeting who are present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting to another place (if any), date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Forge to additional expense. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares of our common stock will be counted for purposes of calculating whether a quorum is present at the special meeting.
In addition, pursuant to the support agreements, during the Support Period, at the special meeting (and at every postponement, recess, adjournment or continuation thereof), each of the Motive Entities and DB will be represented in person or by proxy at the special meeting in order for the Covered Shares to be counted as present for purposes of establishing a quorum and to cause the Covered Shares to be voted in favor of the merger agreement proposal. At the close of business on the record date, (i) the Covered Shares held by the Motive Entities represented approximately 14.71% of the outstanding voting power of our common stock and (ii) the Covered Shares held by DB represented approximately 11.67% of the outstanding voting power of our common stock.
Required Vote
Assuming a quorum is present at the special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.
Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the approval of the compensation proposal.
Assuming a quorum is present at the special meeting, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the approval of the adjournment proposal.
As of the record date, the current directors and executive officers of Forge beneficially owned and were entitled to vote, in the aggregate, 566,401 shares of our common stock (not including any shares of our common stock deliverable upon exercise of or underlying any Forge equity awards), representing approximately 4.09% of the outstanding voting power of our common stock as of the record date.
Pursuant to the DB support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, in each case, to the extent that DB is entitled to vote its Covered Shares therein in its capacity as a stockholder, DB has agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge's organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DB contained in the DB support agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the merger agreement, including the merger.
Pursuant to the Motive support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, the Motive Entities have agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal; and (c) against any action, proposal, transaction, agreement or amendment of Forge's organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Forge contained in the merger agreement, or of the Motive Entities contained in the Motive support agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.
Abstentions and Broker Non-Votes; Failure to Vote
An abstention occurs when a stockholder attends a meeting, in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. If a stockholder abstains from voting or fails to vote its shares of our common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares of our common stock held in “street name” by a broker to give voting instructions to the broker), that abstention or failure to vote will have the same effect as if the stockholder voted “AGAINST” the merger agreement proposal. However, abstentions and a failure to return your proxy card or otherwise vote your shares of our common stock will have no effect on the approval of the compensation proposal, assuming a quorum is present.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the compensation proposal or the adjournment proposal. Broker non-votes are shares of our common stock held by brokers that are present in person or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares of our common stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposals. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, then those shares of our common stock will not be present in person or by proxy at the special meeting. For shares of our common stock held in “street name,” only shares of our common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, Forge does not expect any broker non-votes at the special meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the merger agreement proposal; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.
Voting at the Special Meeting
The special meeting of stockholders of Forge in connection with the proposed merger is scheduled to be held on January 22, 2026 beginning at 12:00 p.m. (Pacific Time), via the Internet at www.virtualshareholdermeeting.com/FRGE2026SM (the “virtual meeting website”). At the special meeting, stockholders who owned shares of our common stock as of the record date are entitled to vote, attend, and ask questions virtually at the meeting by logging in to the virtual meeting website and providing your control number. This number is included on your proxy card. The online meeting will begin promptly at 12:00 p.m. (Pacific Time). We encourage you to access the special meeting 15 minutes prior to the start time, leaving ample time for the check in and to ensure that you can hear audio. Technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting website or during the special meeting. Technical support will be available 15 minutes prior to the start of the special meeting. Please note you will not be able to attend the special meeting physically in person.

If you hold your position through a bank, broker, or other nominee and would like to join the meeting and vote or ask a question, you will need to supply them with a legal proxy at least 72 hours in advance of the special meeting. Please follow the instructions from your bank, broker, or other nominee on how to obtain a legal proxy. You may not vote your shares via the Internet at the special meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer, or other nominee holder. If you were not a stockholder as of the record date, you may still listen to the special meeting but will not be able to ask questions or vote at the meeting.
If you want to submit a question or make a comment during the special meeting, log into the virtual meeting website with a valid control number, type your question into the “Ask a Question” field, and click “Submit.” Questions and comments submitted via the virtual meeting website that are pertinent to special meeting matters will be addressed during the meeting. Questions and comments that are not pertinent to special meeting matters or that are not addressed during the meeting due to time constraints will be addressed after the meeting by our investor relations department. Questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order.
Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder. As indicated above, if you hold your position through a bank, broker, or other nominee and would like to join the meeting and vote or ask a question, you will need to supply them with a legal proxy at least 72 hours in advance of the special meeting. Please follow the instructions from your bank, broker, or other nominee on how to obtain a legal proxy.
Registered Stockholders. If you are a stockholder of record, you may vote at the special meeting, vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy card. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote even if you have already voted by proxy.
Forge encourages you to vote over the Internet or by phone, as Forge believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of our common stock over the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares of our common stock over the Internet or by telephone, there is no need for you to mail back your proxy card.
•	To Vote Over the Internet: To vote over the Internet, follow the instructions printed on your proxy card. If you vote over the Internet, you do not have to mail in a proxy card.
•	To Vote by Telephone:To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.
•
To Vote by Proxy Card:To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card. If you sign and return your signed proxy card without indicating how you want your shares of our common stock to be voted with regard to a particular proposal, your shares of our common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•
To Vote Virtually During the Special Meeting: To vote during the live webcast of the special meeting, you must first log into the meeting portal at www.virtualshareholdermeeting.com/FRGE2026SM, enter your name, e-mail address, and valid control number. Upon completing your registration, you will have access to the special meeting portal where you can submit a question or vote during the meeting. Stockholders will be able to access the special meeting website beginning at 12:00 p.m. (Pacific Time) on January 22, 2026 at www.virtualshareholdermeeting.com/FRGE2026SM.

Voting in advance does not affect your right to attend the special meeting. If you submit the enclosed proxy card and also attend the special meeting, you do not need to vote again at the special meeting unless you want to change your vote. If you hold your shares in street name, you may vote your shares in person only if you obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares. You may also vote online by following the instructions provided on the proxy card. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions prior to the special meeting as described above so that your vote will be counted if you later decide not to attend the meeting.
Proxies and Revocation
Any stockholder of record entitled to vote at the special meeting may vote virtually at the special meeting, or by submitting a proxy to vote via the Internet, by telephone or by mail using the enclosed postage-prepaid envelope. If you are a beneficial owner of shares of our common stock, and your shares of our common stock are held in “street name,” you should instruct your bank, broker or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote virtually at the special meeting, or you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger agreement proposal, which will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.
If you fail to vote virtually at the special meeting, fail to return your proxy card or fail to submit your proxy to vote via the Internet or by telephone, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal and the adjournment proposal, assuming a quorum is present.
You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Forge prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.
If you are a beneficial owner of shares of our common stock held in “street name,” you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the special meeting.
Solicitation of Proxies
The Board is soliciting your proxy, and Forge will bear the costs of the solicitation of proxies for the special meeting. In addition to solicitation by mail, directors, officers and our employees may solicit proxies from stockholders by telephone, by facsimile, by mail, on the Internet or in-person. These directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged MacKenzie Partners to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $19,500 in total. Forge has agreed to reimburse MacKenzie Partners for certain out-of-pocket fees, telephone charges and expenses and will also indemnify MacKenzie Partners and all of its directors, officers, employees and agents against certain expenses, losses, damages, liabilities and/or judgments related to the proxy solicitation.
Rights of Stockholders Who Seek Appraisal
Forge stockholders are entitled to appraisal rights under the DGCL in connection with the merger, provided that such stockholders comply with the requirements of Section 262 of the DGCL. If the merger is completed, any Forge stockholder who does not vote in favor of the merger agreement proposal and who otherwise complies with the requirements of Section 262 of the DGCL has the right to seek appraisal of such person’s shares of our common stock and to receive payment in cash for the “fair value” of such person’s shares of our common stock, as determined by the Delaware Court of Chancery, to be paid upon the amount determined to be “fair value,” in lieu of the amount of the merger consideration you would have received pursuant to the merger agreement. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have otherwise received under the merger agreement if you do not seek appraisal of your shares of our common stock.

To exercise your appraisal rights with respect to your shares of our common stock, you must, among other things, deliver a written demand for appraisal to Forge before the vote is taken on the merger agreement proposal, and you must not vote (either via live webcast at the virtual meeting website or by proxy) in favor of the merger agreement proposal with respect to such shares of our common stock, and you must continue to hold such shares of our common stock from the record date of making the demand for appraisal through the effective time. As such, merely voting against, abstaining or failing to vote on the merger agreement proposal will not by itself preserve your right to appraisal under the DGCL. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures. In view of the complexity of the DGCL, Forge stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, accessible without subscription or costs at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Adjournment
If a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to approve the merger agreement proposal, then Forge stockholders may be asked to vote on the adjournment proposal. If a quorum is not present, Forge’s bylaws provide that the presiding officer at any annual meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, although the merger agreement includes certain limitations on Forge’s ability to postpone or adjourn the special meeting.
If the special meeting is adjourned, we are not required to give notice of the time and place (if any) of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting if announced at the special meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Other Matters
Pursuant to the DGCL and Forge’s bylaws, only the matters set forth in the notice of special meeting may be brought before the special meeting.
Householding of Special Meeting Materials
The SEC has adopted rules permitting companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple Forge stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected Forge stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may request a separate copy by contacting the bank, broker or other holder of record, by contacting our Investors Relations Department via email at IR@forgeglobal.com or by sending a written request to: Corporate Secretary, 4 Embarcadero Center, Floor 15, San Francisco, California 94111. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of future Forge proxy materials, or (2) separate materials if only one set of documents is being sent to a household. If they do not, any Forge stockholder who would like to make one of these requests should contact Forge as described above.

Voting Results
Forge intends to announce preliminary voting results at the special meeting and to publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Forge files with the SEC are publicly available.
Exchanging Shares of Forge Common Stock
You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of our common stock for the merger consideration.
Questions and Additional Information
If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, NY 10001
Call toll free: 1-800-322-2885
Email: proxy@mackenziepartners.com

THE MERGER (PROPOSAL 1)
The discussion of the merger agreement and the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.
Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Forge, with Forge surviving the merger as a subsidiary of Schwab.
Parties to the Merger
Forge
Forge is a financial services platform focused on private markets. Through our technology driven platform, we seek to democratize access to private markets opportunities. We provide a comprehensive suite of private market solutions, including a marketplace connecting buyers and sellers of private shares that offers data, insights and tools to help institutions and individuals confidently navigate the private market; Private Company Solutions that deliver tailored solutions to private companies for their liquidity and capital-formation needs; asset management solutions that enhance investment efficiency through single and multi-asset funds investment; and data solutions that increase transparency and participation in a traditionally opaque market. We also provide custodial services for self-directed retirement accounts, specializing in the custody of alternative assets.
Shares of our common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “FRGE.” For additional information, visit www.forgeglobal.com. The information provided on the Forge website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Forge website provided in this proxy statement. Our principal executive offices are maintained at 4 Embarcadero Center, Floor 15, San Francisco, California 94111, telephone number (415) 881-1612.
Schwab
Schwab is a savings and loan holding company. Schwab engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody and financial advisory services. Schwab’s principal business subsidiaries include Charles Schwab & Co., Inc., a securities broker-dealer; Charles Schwab Bank, SSB, Schwab’s principal banking entity; and Charles Schwab Investment Management, Inc., the investment advisor for Schwab’s proprietary mutual funds and exchange-traded funds. Schwab provides financial services to individuals and institutional clients through two segments: Investor Services and Advisor Services. The Investor Services segment provides retail brokerage, investment advisory, and banking and trust services to individual investors, and retirement plan and business services, as well as other corporate brokerage services, to businesses and their employees. The Advisor Services segment provides custodial, trading, banking and trust, and support services to independent registered investment advisors (RIAs), independent retirement advisors and recordkeepers.
Shares of Schwab common stock, par value $0.01 per share, are listed on the NYSE under the symbol “SCHW.” For additional information, visit www.aboutschwab.com. The information provided on the Schwab website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Schwab website provided in this proxy statement. Schwab’s principal executive offices are maintained at 3000 Schwab Way, Westlake, Texas 76262, telephone number (817) 859-5000.
Merger Sub
Merger Sub was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Schwab and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Forge and will cease to exist, with Forge surviving the merger as a wholly owned subsidiary of Schwab. Merger Sub’s principal executive offices are maintained at 3000 Schwab Way, Westlake, Texas 76262, telephone number (817) 859-5000.
Effects of the Merger
Pursuant to the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into Forge at the effective time. At the effective time, the separate corporate existence of Merger Sub will cease, and Forge will continue as the surviving corporation in the merger and a wholly owned subsidiary of Schwab. As a result of the merger, our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and Forge will no longer be required to file periodic reports with the SEC. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.
Merger Consideration for Forge Common Stock; Treatment of Forge Equity Awards and Warrants
Forge Common Stock
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than excluded shares to be cancelled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement, subject to the rights of holders of any dissenting shares pursuant to the merger agreement) will be converted into the right to receive an amount in cash equal to $45.00, without interest and less any applicable withholding taxes.
After the merger is completed, you will have the right to receive the merger consideration in respect of each share of Forge common stock that you own (other than excluded shares to be cancelled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement, subject to the rights of holders of any dissenting shares pursuant to the merger agreement) immediately prior to the effective time (subject to any required tax withholding), but you will no longer have any rights as a Forge stockholder (except that Forge stockholders who demand and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL).
Treatment of Forge Equity Awards and Warrants
Forge Options
At the effective time, each outstanding Forge option will be cancelled in exchange for the right to receive, without interest, an amount in cash equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Forge option by (ii) the excess, if any, of the merger consideration over the exercise price, less applicable Taxes (as defined in the merger agreement), with any Forge option with an exercise price per share of our common stock that is greater than or equal to the merger consideration cancelled at the effective time for no consideration, payment or right to consideration or payment.
Forge RSUs
At the effective time, each outstanding Forge RSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge RSU by (ii) the Equity Award Exchange Ratio.
Forge RSAs
At the effective time, each outstanding Forge RSA will be assumed and converted into a Schwab RSA with respect to a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Forge RSAs by (ii) the Equity Award Exchange Ratio.
Forge PSUs
At the effective time, each outstanding Forge PSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge PSU (based on the higher of target performance and actual performance) by (ii) the Equity Award Exchange Ratio. To the extent that an “overachievement payment” (or similar term) is earned in respect of a Forge PSU based on actual performance, the number of shares of our common stock subject to such Forge PSU will be deemed to include the number of shares of our common stock that would have been issued had such payment been fully satisfied in shares of our common stock, and the corresponding Schwab RSU will not include any further right to such a payment.
Each Schwab RSA will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSA and each Schwab RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSU or PSU, as applicable, provided that, (1) the vesting of a Schwab RSU will be accelerated upon a severance-qualifying termination by Schwab of the employment of the holder of the applicable Schwab RSU during the 12-month period commencing on the closing date and (2) Schwab RSUs corresponding to Forge PSUs will no longer be subject to performance-based vesting conditions.
Forge Warrants
At the effective time, each outstanding warrant to purchase shares of our common stock (a “Forge Warrant”) will be cancelled for no consideration and will cease to be outstanding, except that the Forge Warrants issued on October 28, 2020 to Avenue Venture Opportunities Fund, LP, representing 18,863 shares of our common stock, will be entitled to receive the merger consideration in accordance with their terms.
Effects on Forge if the Merger Is Not Completed
If the merger agreement is not approved by Forge stockholders or if the merger is not completed for any other reason, Forge stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, Forge will remain an independent public company, shares of our common stock will continue to be listed and traded on the NYSE and be registered under the Exchange Act, and Forge will continue to file periodic reports with the SEC. In addition, if the merger is not completed, Forge expects that management will, for the foreseeable future, operate Forge’s business in a manner similar to that in which it is being operated today and that Forge stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Forge operates and adverse economic conditions. See the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference into this proxy statement.
Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is possible that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, the Board will continue to evaluate and review Forge’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not approved by Forge stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Forge will be offered, or that Forge’s business, prospects or results of operation will not be adversely impacted.
In addition, if the merger agreement is terminated, under specified circumstances, Forge may be required to pay Schwab a termination fee in an amount equal to $25,740,000. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 79 of this proxy statement for a discussion of the circumstances under which such termination fee may be required to be paid.
Background of the Merger
The Board and Forge’s senior management team regularly meet and consider Forge’s long-term strategy, competitive position, opportunities and prospects in light of current business, regulatory and economic environments, developments in the industries in which Forge operates and the opportunities and challenges facing participants in those industries. As part of their regular review, the Board and Forge’s senior management team continually assess Forge’s business, financial prospects and opportunities to enhance stockholder value, including Forge’s private market solutions business, capital raising opportunities, prospective acquisition and joint venture transactions, and other strategic opportunities.
On March 22, 2022, our common stock began trading on the New York Stock Exchange (“NYSE”) following the completion of our business combination with a special purpose acquisition company (“SPAC”).
On June 30, 2023, the Board met, together with members of senior management and representatives of Goodwin Procter LLP (“Goodwin”), Forge’s outside counsel for corporate and securities law matters. Representatives of Goodwin reviewed with the directors their fiduciary duties under applicable law in considering whether to explore strategic alternatives to enhance value to Forge’s stockholders. In evaluating whether to explore strategic alternatives, the Board discussed potential interest in take-private transactions from insiders and other strategic acquirors, and acknowledged their shared perception that the public markets were undervaluing Forge in particular, and newly public companies that had completed business combinations with SPACs in general. Following discussion, the Board resolved to form a special committee of the Board (the “Special Committee”) comprised solely of independent and disinterested directors (namely, Asiff Hirji, Debra Chrapaty and Kim Vogel) and authorized the Special Committee to, among other things, (a) explore strategic alternatives to enhance value to our stockholders (exclusive of any stockholder who for purposes of any transaction is, in the judgment of the Special Committee, not disinterested) and (b) recommend to the Board the advisability of any such strategic alternatives. The Board also resolved to delegate the following powers to the Special Committee and authorize the Special Committee to: (a) consider and evaluate all proposals that might be received by Forge in connection with an acquisition of Forge (or a portion of Forge’s business) or another type of strategic transaction (a “Transaction”), (b) participate in and direct the negotiation of the terms and conditions of any Transaction, and authorize, monitor and exercise general oversight on behalf of Forge of any and all agreements, proceedings and activities of Forge involving, responding to or relating to any Transaction, (c) consider any alternatives to any Transaction, including, without limitation, Forge continuing to operate as an independent, publicly traded company (each an “Other Alternative”), (d) terminate any negotiations, discussions or consideration of, or reject, on behalf of Forge, any Transaction or Other Alternative, (e) recommend to the Board the advisability of entering into definitive documents and agreements with respect to any Transaction or Other Alternative, and (f) provide to the Board a recommendation as to whether the Board should approve or disapprove of any Transaction or Other Alternative, in each case subject to applicable law. In such resolutions, the Board also determined to not approve or implement any Transaction or Other Alternative (or any modification, variation, supplement or waiver thereof) or submit any such Transaction or Other Alternative for the approval of Forge’s stockholders, unless the Special Committee has, in its sole discretion, provided a prior recommendation in favor of such Transaction or Other Alternative and such recommendation has not been revoked or withdrawn.
On July 31, 2023, the Special Committee formally engaged Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to serve as its independent legal counsel.
On April 8, 2024, the Special Committee formally engaged FT Partners to serve as its financial advisor. The Special Committee selected FT Partners to act as its financial advisor based on FT Partners’ qualifications, expertise, and reputation, and FT Partners’ knowledge of the financial technology industry and business and affairs of Forge.
At various times since its creation, as considered appropriate by the Special Committee, the Special Committee requested, and FT Partners and Morris Nichols, respectively, provided disclosures with respect to FT Partners’ and Morris Nichols’ respective potential conflicts with respect to the potential counterparties to a potential transaction with Forge then being considered by the Special Committee. The Special Committee evaluated and considered each such disclosure and, after each such disclosure, determined that FT Partners and Morris Nichols, respectively, did not have any material conflicts during the relevant period with respect to a potential transaction then being considered by the Special Committee.
While the Special Committee considered various strategic alternatives on a preliminary basis during the second half of 2023 and 2024, the Special Committee ultimately determined not to recommend to the Board an alternative to Forge’s continued pursuit of its standalone plan. In late 2024, Forge also engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as legal counsel.
On July 15, 2025, in connection with commercial discussions regarding the extensibility of Forge’s next generation marketplace, Forge entered into a confidentiality agreement with Schwab. This confidentiality agreement does not contain a “don’t ask, don’t waive” standstill provision.
Similarly, on September 8, 2025, our chief executive officer, Kelly Rodriques, engaged in commercial discussions regarding the extensibility of Forge’s next generation marketplace with a senior member of management of another company operating in the financial services industry (“Company A”). This confidentiality agreement does not contain a “don’t ask, don’t waive” standstill provision.
On September 12, 2025, Mr. Rodriques spoke with a senior executive at Company A, and the senior executive indicated that Company A planned to convey in writing an indication of its interest in acquiring all of the outstanding shares of our common stock.

On September 15, 2025, Rick Wurster, the president and chief executive officer of Schwab, together with other Schwab executives, spoke with Mr. Rodriques. During this discussion, Mr. Wurster verbally conveyed a non-binding indication of Schwab’s interest in acquiring all of the outstanding shares of our common stock at a transaction price of approximately $35.00 to $40.00 per share in cash (“Schwab’s verbal indication”). On this date, the closing price per share of our common stock on the NYSE was $16.52.
On the same day, the Board determined to appoint Brian McDonald to the Special Committee in place of Ms. Vogel. As a result, the Special Committee was comprised of Mr. Hirji (committee chairman), Mr. McDonald and Larry Leibowitz (who had been appointed to the Special Committee in place of Ms. Chrapaty on December 10, 2024). The Special Committee continued to have the powers delegated to it in its original mandate.
On September 16, 2025, the Special Committee convened with Mr. Rodriques. Mr. Rodriques apprised the Special Committee of Schwab’s verbal indication and Mr. Rodriques' conversation with a senior executive at Company A. After discussion, the Special Committee directed senior management to prepare long-range financial projections for Forge and develop a framework for a process to solicit acquisition proposals for a sale of Forge (the “sale process”), in each case for consideration by the Special Committee. The Special Committee also authorized Mr. Rodriques to instruct FT Partners to reach out to Company A to invite Company A to participate in the sale process. Based on its industry knowledge, the Special Committee believed Company A to be the financial services company most likely to have interest in consummating a transaction at a valuation that would be competitive with the valuation implied by Schwab’s verbal indication.
Later that day, members of Forge’s senior management met with representatives of FT Partners to discuss senior management’s preparation of long-range financial projections as well as Schwab’s verbal indication, and also met with representatives of FT Partners and Sullivan & Cromwell to discuss a framework for the sale process.
On September 17, 2025, Mr. Rodriques apprised the Special Committee on the status of the work being undertaken by senior management at the direction of the Special Committee. Also, at the direction of the Special Committee representatives of FT Partners invited Company A to participate in the sale process.
On September 19, 2025, members of Forge’s senior management and representatives of FT Partners met with representatives of Company A. Members of Forge’s senior management presented a high-level overview of Forge’s business to the representatives of Company A based on public information.
On September 21, 2025, Company A submitted a written non-binding indication of interest (“Company A’s indication”) to acquire all of the outstanding shares of our common stock at a transaction price of $35.00 to $40.00 per share in cash.
On September 22, 2025, Forge executed a confidentiality agreement with Company A. Company A thereafter received access to confidential due diligence materials provided by Forge and participated in multiple due diligence calls with senior management of Forge. This confidentiality agreement does not contain a “don’t ask, don’t waive” standstill provision.
On September 23, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners and Sullivan & Cromwell. Representatives of Morris Nichols were invited to the meeting but were unable to attend due to a scheduling conflict. The Special Committee, in consultation with members of senior management and representatives of FT Partners and Sullivan & Cromwell, discussed both Schwab’s verbal indication and Company A’s indication. Following discussion of senior management’s work in preparing the long-range financial projections, a framework for the sale process and a review of potential bidders, the Special Committee instructed management to continue work on long-range financial projections, and instructed FT Partners to reach out to additional selected prospective acquirors operating in the financial services industry.
In the ensuing days, at the direction of the Special Committee, representatives of FT Partners reached out to the 11 other prospective acquirors to invite them to participate in the sale process, including the Motive Entities, DB, and entities referred to herein as Company B, Company C, and Company D. Of these 11 other prospective acquirors, only Company B, Company C, and Company D expressed interest in participating in the sale process. Each of Company B, Company C, and Company D signed a confidentiality agreement with Forge, none of which contained a “don’t ask, don’t waive” standstill provision, and thereafter received access to confidential due diligence materials provided by Forge.
On September 25, 2025, with the approval of the Special Committee, Forge’s senior management instructed representatives of Sullivan & Cromwell to prepare an auction draft merger agreement for the Special Committee’s consideration.

On September 26, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners, Morris Nichols, and Sullivan & Cromwell. Representatives of FT Partners updated the Special Committee on the status of outreach to prospective acquirors. The Special Committee then instructed representatives of FT Partners to establish a protocol and timeline for requesting indications of interest in the sale process. Next, representatives of senior management reviewed with the Special Committee a draft of both the Base Case Projections and the Growth Case Projections, and the Special Committee provided guidance and feedback on the same, ultimately resulting in further changes to the long-range financial projections. The Special Committee then invited senior management and representatives of Sullivan & Cromwell to leave the meeting, and held an executive session with representatives of FT Partners and Morris Nichols. During this executive session, representatives of Morris Nichols reviewed with the members of the Special Committee their fiduciary duties under applicable law in overseeing the sale process.
On September 29, 2025, members of Forge’s senior management met with representatives of Company B. Members of Forge’s management presented a high-level overview of Forge’s business to such representatives of Company B based on public information.
On October 1, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners and Morris Nichols. Members of senior management reviewed revised drafts of the long-range financial projections, and the Special Committee provided final input on the same. Following the meeting, final versions of the long-range financial projections reflecting the Special Committee’s final input were shared with the Special Committee, and the Special Committee approved distribution of the same to participants in the sale process. During the meeting, further to the Special Committee’s prior direction to establish a protocol and timeline for requesting indications of interest in the sale process, representatives of FT Partners also reviewed a proposed process letter, which contemplated that participants would be given a deadline of October 13, 2025 to submit indications of interest. The Special Committee approved the distribution of the process letter to participants in the sale process, and representatives of FT Partners subsequently distributed the same.
On October 3, 2025, the Special Committee met, together with representatives of Morris Nichols. Representatives of Morris Nichols updated the Special Committee on the status of the sale process, including with respect to engagement with the participants in the sale process. Representatives of Morris Nichols also reviewed a draft of the auction draft merger agreement prepared by representatives of Sullivan & Cromwell at the direction of the Special Committee.
On October 4, 2025, representatives of Sullivan & Cromwell provided a final auction draft merger agreement to the Special Committee for review with Morris Nichols. The following day, the Special Committee directed representatives of FT Partners to provide the final auction draft merger agreement to participants in the sale process.
On October 6, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners. Representatives of FT Partners updated the Special Committee on the status of the sale process.
On October 7, 2025, members of Forge’s management participated in a diligence session with representatives of Company D.
On October 8, 2025, members of Forge’s management participated in a diligence session with representatives of Company C.
On October 9, 2025, members of Forge’s management participated in a diligence session with representatives of Company B.
On October 13, 2025, the deadline set out in the process letter, representatives of Schwab delivered a Non-Binding Indicative Proposal (“Schwab’s written indication”) together with comments on the auction draft merger agreement, expressing Schwab’s interest in acquiring all of the outstanding shares of our common stock for $42.50 per share in cash, requesting an exclusivity period, and expressing Schwab’s expectation that the Motive Entities and DB would enter into support agreements, concurrent with transaction announcement, to vote in favor of the transaction contemplated by Schwab’s written indication.
By October 13, 2025, Company B and Company D had indicated to a representative of FT Partners that such party had withdrawn from the sale process, and Company A had indicated to a representative of FT Partners that it required additional time beyond the deadline set in the process letter. Company D withdrew from the sale process after verbally expressing its willingness to submit a non-binding indication in the $20 to $25 per share in cash range, and being informed that this range was not competitive. At this point, Company C had neither formally withdrawn from the sale process nor requested additional time beyond the deadline set in the process letter.
On October 14, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners, Morris Nichols and Sullivan and Cromwell. Representatives of FT Partners updated the Special Committee on the status of the sale process, including the terms of Schwab’s written indication and the fact that Company A had indicated it required more time. Representatives of FT Partners also apprised the Special Committee of the withdrawal of Company B and Company D from the sale process and their expectation that Company C would withdraw from the sale process without providing a non-binding indication (which ultimately occurred following this meeting). Representatives of Sullivan & Cromwell reviewed with the Special Committee the comments received from Schwab on the auction draft merger agreement. The Special Committee, in consultation with senior management and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell, discussed Schwab’s written indication as well as the message received from Company A and timing considerations relating to the sale process. After discussion, the Special Committee determined to revisit Company A’s participation in the sale process at the end of the week, to instruct FT Partners to seek improved financial terms from Schwab, and to notify Company A that Forge anticipated granting exclusivity to another potential acquiror in the near term. Representatives of FT Partners proceeded to discuss these messages to the representatives of Schwab and Company A.
On October 16, 2025, the Board met, together with members of senior management and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell. At this meeting the Special Committee updated the Board on the sale process, including Schwab’s written indication. On this date, Company C withdrew from the sale process.
On October 17, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell. A representative of FT Partners updated the Special Committee on discussions with Schwab and Company A, and expressed optimism that Schwab would improve the financial terms of Schwab’s written indication and pessimism regarding Company A’s continued interest in an acquisition of Forge. Following discussion, the Special Committee determined to take no action until the following week, so as to provide Schwab with an opportunity to improve its financial terms and Company A the opportunity to submit an indication of interest.
On October 22, 2025, the Special Committee held two meetings with members of senior management and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell.
During the first meeting, representatives of Sullivan & Cromwell reviewed in detail with the Special Committee the comments received from Schwab on the auction draft merger agreement. The Special Committee provided guidance and direction to representatives of Sullivan & Cromwell for negotiating the merger agreement going forward. The Special Committee also discussed Schwab’s request for exclusivity.
Following the first meeting, Mr. Wurster spoke with Mr. Rodriques and conveyed that Schwab was improving the financial terms of Schwab’s written indication from $42.50 per share in cash to $45.00 per share in cash. On this date, the closing price per share of our common stock on the NYSE was $16.52. Following the first meeting, a representative of Company A also conveyed to a representative of FT Partners that Company A would not be submitting an indication of interest.
Later on October 22, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners, Sullivan & Cromwell, and Morris Nichols. A representative of FT Partners updated the Special Committee on the respective conversations with representatives of Schwab and Company A. Following discussion, the Special Committee directed Sullivan & Cromwell to engage with Schwab’s counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), concerning Schwab’s revised draft of the merger agreement and to communicate that in order for the Special Committee to consider exclusivity, there needed to be agreement in principle with respect to certain key issues on the merger agreement. Following discussion, it was determined that the Special Committee would wait for the written offer from Schwab, after which it would ask representatives of FT Partners to review its preliminary financial analyses with the Special Committee and the Board, and the Special Committee would determine whether to recommend that the Board approve exclusivity with Schwab thereafter.

On October 23, 2025, Schwab delivered a revised Non-Binding Indicative Proposal (“Schwab’s revised offer”) which provided for an increased purchase price of $45.00 per share in cash, requested an exclusivity period, and re-iterated the expectation that both DB and the Motive Entities would provide support agreements concurrent with transaction announcement.
Later on October 23, 2025, at the direction of the Special Committee, representatives of Sullivan & Cromwell discussed with representatives of Wachtell Lipton certain key points on the merger agreement. Representatives of Sullivan & Cromwell agreed to convey the positions expressed by Wachtell Lipton to the Board.
Later on October 23, 2025, the Board met (with all members of the Special Committee, other than Mr. McDonald, present), together with members of senior management and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell. Members of senior management reviewed the long-range financial projections with the Board, which were previously approved by the Special Committee. Representatives of FT Partners updated the Board on the sale process and reviewed its preliminary financial analyses. Representatives of Sullivan & Cromwell reviewed the status of merger agreement discussions and received guidance and direction on the same, including Schwab’s request for exclusivity and expectation of support agreements from both DB and the Motive Entities. The Board then invited the members of senior management and representatives of FT Partners to depart the meeting. After discussion with representatives of Morris Nichols and Sullivan & Cromwell, the Board approved Schwab being granted exclusivity, Forge continuing to pursue a transaction with Schwab at a price of $45.00 per share, and Forge seeking support agreements from DB and the Motive Entities.
Later that day, Forge and Schwab entered into an exclusivity agreement.
On October 26, 2025, representatives of Sullivan & Cromwell provided a revised draft of the merger agreement to representatives of Wachtell Lipton, reflecting the points discussed on October 23, 2025. From this time through the execution of the merger agreement, representatives of Forge, Schwab, Sullivan & Cromwell and Wachtell Lipton negotiated and finalized the terms of the merger agreement.
On October 26 and 27, 2025, Forge entered into confidentiality agreements with the Motive Entities and DB, respectively, so that the request for support agreements could be discussed on a confidential basis. Messrs. Leibowitz, Rodriques and James Nevin, Forge’s chief financial officer, conveyed Schwab’s request for support agreements to representatives of the Motive Entities and DB, respectively, on October 27, 2025.
On October 27, 2025, a reputable press source published an article indicating that Forge was exploring a sale of the company and trading in our common stock was temporarily halted by the NYSE. Later that day, Forge publicly confirmed that we had received unsolicited inbound indications of interest from multiple parties and were engaged in discussions regarding a potential sale of Forge.
During the exclusivity period with Schwab, including following the date that the article was published indicating that Forge was exploring a sale process, Forge and FT Partners collectively received inbound outreach from eight entities that did not participate in the sale process. Although the exclusivity agreement foreclosed Forge’s engagement with these entities, none of these entities proposed an offer price (indicative or otherwise) during their outreach.
Also, on October 27, 2025, representatives of Wachtell Lipton provided to representatives of Sullivan & Cromwell a draft of the form of the support agreements, and representatives of Sullivan & Cromwell provided to representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to DB, and Gibson, Dunn & Crutcher, LLP (“Gibson Dunn”), legal counsel to the Motive Entities, drafts of the proposed form of the support agreement. Between October 27, 2025 and the signing of the merger agreement on November 5, 2025, counsel exchanged various drafts of the support agreements. Messrs. Rodriques and Nevin variously also discussed the support agreements with the Motive Entities on October 29 and October 30, 2025, and Mr. Nevin discussed the same with DB on October 29 and November 2, 2025.
On November 1, 2025, Messrs. Rodriques and Nevin met with representatives of Schwab to discuss the status of Schwab’s diligence process and the remaining open points on the merger agreement.
On November 3, 2025, the Special Committee met, together with members of senior management and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell. Representatives of Sullivan & Cromwell provided an update on documentation for a potential transaction with Schwab, noting, among other things, that the merger agreement was substantially final and discussed the short list of open issues, as well as the status of the support agreements from the Motive Entities and DB. The Special Committee provided guidance and direction with respect to the resolution of the remaining open items. The members of senior management, representatives of Sullivan & Cromwell and representatives of FT Partners were then invited to depart the meeting. The Special Committee, in consultation with Morris Nichols, then discussed the potential transaction further.
Also, on November 3, 2025, representatives of the Motive Entities indicated that it would likely be able to provide a support agreement, and Mr. Nevin had multiple calls with DB to discuss the DB support agreement, during which DB indicated it expected to be able to provide a support agreement, subject to certain assumptions and internal approvals.
On the afternoon of November 4, 2025, the Special Committee met, together with members of senior management, and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell. Members of senior management updated the Special Committee on the discussions with Schwab, DB and the Motive Entities. Next, a representative of Morris Nichols reviewed the Special Committee’s delegated authority and fiduciary duties in the context of the transaction being considered. FT Partners then reviewed with the Special Committee its financial analyses and rendered to the Special Committee FT Partners’ oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 5, 2025, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by FT Partners in preparing its opinion, the merger consideration to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of FT Partner’s opinion, please see below under the caption “The Merger (Proposal 1)—Opinion of the Special Committee’s Financial Advisor.” Next, representatives of Sullivan & Cromwell reviewed with the Special Committee a summary of the merger agreement, the support agreements and the transactions contemplated thereby and the proposed resolution of the open points of the merger agreement. After careful consideration, the Special Committee, by resolutions unanimously adopted, then: (a) determined that the merger agreement and the transactions contemplated by the merger agreement, and the support agreements are advisable, fair to, and in the best interests of, Forge and our stockholders, and (b) recommended that the Board (i) approve and declare advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements, (ii) determine that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders, (iii) direct that the merger agreement be submitted to our stockholders for adoption, and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement.
Following the Special Committee meeting, the Board met on the afternoon of November 4, 2025, together with members of senior management, and representatives of FT Partners, Morris Nichols and Sullivan & Cromwell. Messrs. Rodriques and Nevin provided an update on the sale process and discussions with Schwab and the Motive Entities and DB, undertaken at the direction of the Special Committee. Mr. Rodriques further explained the final transaction issues that were under discussion with Schwab, and that both the Motive Entities and DB had indicated a willingness to enter into the support agreements. Representatives of Sullivan & Cromwell then reviewed the Board’s fiduciary duties in the context of the transaction being considered. Representatives of FT Partners then reviewed its financial analyses, noting that representatives of FT Partners had delivered its fairness opinion verbally to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated November 5, 2025. Representatives of Sullivan & Cromwell then reviewed with the Board a summary of the material terms of the merger agreement and the transactions contemplated thereby, the support agreements, and the proposed resolution of the open points in the merger agreement. After careful consideration, the Board determined that the transaction with Schwab would be approved via circulation of a unanimous written consent for the Board on the following day.
On November 5, 2025, after careful consideration, the Board, upon the unanimous recommendation of the Special Committee, by written consent unanimously adopted by the Board: (i) approved and declared advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements; (ii) determined that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders; (iii) directed that the merger agreement be submitted to a vote of our stockholders for adoption at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, recommended that our stockholders adopt the merger agreement at the special meeting. Later that day, the merger agreement and each support agreement were executed.
On the morning of November 6, 2025, prior to the opening of trading on the NYSE, Schwab issued a press release announcing the execution of the merger agreement.

Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger
After careful consideration, at a meeting held on November 4, 2025, the Special Committee, by resolutions unanimously adopted by the Special Committee: (a) determined that the merger agreement and the transactions contemplated by the merger agreement, and the support agreements are advisable, fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), and (b) recommended that the Board (i) approve and declare advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements, (ii) determine that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares), (iii) direct that the merger agreement be submitted to a vote of our stockholders for adoption, and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement.
After careful consideration, following a meeting held on November 4, 2025, the Board, acting upon the recommendation of the Special Committee, and acting by written consent dated as of November 5, 2025 unanimously: (i) approved and declared advisable the merger agreement, the transactions contemplated by the merger agreement, and the support agreements; (ii) determined that the merger agreement, the transactions contemplated by the merger agreement, and the support agreements are fair to, and in the best interests of, Forge and our stockholders (other than holders of excluded shares that are not dissenting shares); (iii) directed that the merger agreement be submitted to a vote of our stockholders for adoption at the special meeting; and (iv) resolved, subject to the terms and conditions of the merger agreement, to recommend that our stockholders adopt the merger agreement at the special meeting.
Our stockholders must approve the merger agreement proposal in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.
The vote on the compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, a stockholder may vote to approve the merger agreement proposal and vote not to approve the compensation proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on Forge, Schwab or Merger Sub. Accordingly, if the merger agreement is adopted by our stockholders in accordance with the requisite company vote and the merger is completed, the merger-related compensation may be paid to Forge’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if the stockholders do not approve the compensation proposal.
The vote on the adjournment proposal relates to the merger agreement proposal and, if adopted, will allow Forge to, if necessary or appropriate, solicit additional proxies, including if there are not sufficient votes to approve the merger agreement proposal in accordance with the requisite company vote. Nonetheless, even if a quorum is not present at the special meeting, the presiding officer of the special meeting or the holders of a majority of the voting power of the outstanding shares of capital stock entitled to be voted at the special meeting that are present, in person or by proxy, may adjourn or postpone the special meeting to another place, date or time, in accordance with Forge’s bylaws.
The Board unanimously recommends that the Forge stockholders vote “FOR” the above proposals.
Reasons for the Merger
The Special Committee
In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Special Committee consulted with the senior management of Forge, the Special Committee’s outside legal counsel and its financial advisor, and considered a number of factors, including the following non-exhaustive list of material reasons (which are not listed in order of relative importance) that the Special Committee believes support its unanimous determination and recommendation:
•
the current and prospective business climate in the industries in which Forge operates, including the position of current and likely competitors of Forge, and the view that Forge faced ongoing risks from industry trends and dynamics and that such risks could be more effectively mitigated by the transactions contemplated by the merger agreement relative to potential alternative transactions or remaining a standalone company;

•
the likelihood of realizing a compelling, immediate and certain value of $45.00 per share in cash pursuant to the merger as compared to the uncertain prospect that the market price of our common stock would reach $45.00 in the foreseeable future, if ever, due to business, macroeconomic and regulatory risks;

•
recent and historical market prices for our common stock, as compared to the merger consideration, including the fact that the merger consideration of $45.00 per share represents an approximate premium of:

•	170% to the closing price of $16.63 per share of our common stock on October 24, 2025, the last trading day prior to the first media accounts regarding a possible acquisition of Forge; and
•	141% to the $18.71 price per share of our common stock based on the volume weighted average price per share of common stock for the 30-trading day period ended October 24, 2025;
•
the oral opinion of FT Partners rendered to the Special Committee on November 4, 2025, which was subsequently confirmed by delivery of a written opinion dated November 5, 2025 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by FT Partners in preparing its opinion, the $45.00 per share in cash, without interest to be paid to the holders of eligible shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of FT Partners’ opinion, please see below in “The Merger (Proposal 1)—Opinion of the Special Committee’s Financial Advisor.” The written opinion delivered by FT Partners is attached to this proxy statement as Annex D;

•
the results of the pre-signing market check conducted at the direction of the Special Committee pursuant to which 11 prospective acquirors (in addition to Schwab and Party A) from the financial services industry were contacted at the direction of the Special Committee to gauge their interest in a potential acquisition of Forge or in other strategic alternatives involving Forge, as described under “The Merger (Proposal 1)—Background of the Merger”;

•
the fact that Party A, which submitted a non-binding indication of interest to acquire Forge at a price per share in cash that was less than $45.00, and which was given access to a data room and conducted due diligence, did not submit a binding offer and instead ultimately determined to abandon its evaluation of a potential acquisition of Forge;

•
the fact that the Special Committee was able to negotiate an increase in Schwab’s offer price from $42.50 per share consideration offered in the Non-Binding Indicative Proposal for the Acquisition of Forge by Schwab, dated as of October 13, 2025 (the “Schwab Indicative Proposal”), and from Schwab’s prior oral indication of $35-$40 per share, to $45.00 per share;

•
the course and history of the negotiations between Forge and Schwab, including the Special Committee’s belief that these negotiations yielded Schwab’s best offer, and the enhancements to the merger agreement that Forge was able to obtain as a result of these negotiations, as described under “The Merger (Proposal 1)—Background of the Merger”;

•
the Special Committee’s belief, following discussion with senior management and representatives of its financial advisor, that it was unlikely that any other potential acquirors, including financial sponsors and strategic buyers, would be willing and able to acquire Forge at a price in excess of $45.00 per share in cash;

•
the anticipated timing of the consummation of the merger, including the likelihood of consummation, based upon the scope of the conditions to the consummation of the merger, including the definition of “Forge material adverse effect,” the terms of the support agreements, the relative likelihood of obtaining required regulatory approvals, the remedies available to Forge under the merger agreement in the event of various breaches by Schwab, including specific performance, and Schwab’s business reputation in the financial services industry, its financial capacity to complete an acquisition of this size and its track record of successfully completing acquisitions of other businesses;

•
the Special Committee’s belief that the termination fee and other limitations applicable to, among other things, a change of recommendation and acquisition proposals agreed to in the merger agreement (as described in the section entitled “The Merger Agreement—No Solicitation; Changes in Board Recommendation”) were reasonable and customary and would not preclude a serious and financially capable potential acquiror from submitting an unsolicited proposal to acquire Forge following the announcement of the merger agreement or prohibit the Special Committee or Forge from engaging with any such potential acquiror in such a circumstance, subject to the applicable provisions of the merger agreement;

•	the Special Committee’s review of the structure of the merger and the financial and other terms of the merger agreement, including, among others, the following terms of the merger agreement:

•	the conditions to closing contained in the merger agreement, which the Special Committee believed are reasonable and customary in number and scope;
•
representations from Schwab and Merger Sub that they will have all funds necessary to pay the amounts required to be paid by them, pursuant to the merger agreement, and the absence of a financing condition in the merger agreement; and

•	the customary nature of the representations, warranties and covenants of Forge in the merger agreement;
•
Forge’s stockholders’ right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the “fair value” of their shares of our common stock in lieu of the merger consideration, subject to and in accordance with the terms and conditions of the merger agreement and the DGCL, unless and until any such stockholder withdraws or loses such holder’s right to appraisal and payment under the DGCL; and

•
the state of the U.S. and global economies, increased market volatility and unemployment, U.S. and global inflation trends and the uncertain interest rate environment, the potential for a recession, regulatory changes, and the current and potential impact in both the near term and long term on the financial services industry and Forge of these trends and developments.

In the course of its deliberations, the Special Committee, in consultation with senior management of Forge, its outside legal counsel and its financial advisor, also considered a variety of risks and other potentially negative factors relating to the merger agreement and the merger, including the following factors (which are not listed in order of relative importance):
•
the fact that Forge will no longer exist as a standalone public company and Forge’s stockholders will forgo participation in any future increase in Forge’s value that might result from our earnings or possible growth as a standalone public company;

•
the covenants in the merger agreement that preclude Forge from soliciting alternative acquisition proposals (although Forge is able to provide information in response to unsolicited acquisition proposals, as described in the section entitled “The Merger Agreement—No Solicitation; Changes in Board Recommendation”) and provide Schwab with customary “matching” rights prior to Forge terminating the merger agreement to accept a superior proposal;

•
the fact that Forge would be obligated to pay the termination fee of $25,740,000 in cash under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirors to propose alternative transactions, although the Special Committee believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquiror from submitting a proposal to acquire Forge following the announcement of the merger agreement;

•	the effect of the public announcement of the merger agreement on Forge’s operations and employees, as well as Forge’s ability to attract and retain key personnel while the merger is pending;
•
the fact that Schwab’s and Merger Sub’s obligation to consummate the merger are subject to regulatory approvals and other conditions, and the possibility that such conditions may not be satisfied on a timely basis or at all, including as a result of events outside of Forge’s control, and the fact that, if the merger is not consummated:

•
Forge’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the merger, and Forge will have incurred significant transaction costs attempting to consummate the merger;

•	the market’s perception of Forge’s continuing business could potentially result in a loss of customers, suppliers, business partners, and employees; and
•	the trading price of our common stock could be adversely affected;

•
the fact that under the terms of the merger agreement, Forge must refrain from a number of actions related to the conduct of its business without first obtaining Schwab’s written consent (not to be unreasonably conditioned, withheld or delayed), and the possibility these terms may limit the ability of Forge to pursue business opportunities that it would otherwise pursue, including potential acquisitions, investments, and other strategic opportunities;

•
the fact that certain of Forge’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Forge’s other stockholders, as described in the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger”;

•	the fact that Forge has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;
•	the potential for litigation by stockholders in connection with the merger, which, even where lacking in merit, could nonetheless result in distraction and expense; and
•	the fact that receipt of the merger consideration generally would be taxable to Forge’s stockholders that are U.S. holders for U.S. federal income tax purposes.
The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the transactions were outweighed by the potential benefits that the Special Committee expected Forge and Forge stockholders would achieve as a result of the transactions.
The Board
In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the members of the Special Committee, senior management of Forge, and its outside legal counsel and its financial advisors, and considered a number of factors, including the preceding list of material reasons considered by the Special Committee as well as the following non-exhaustive list of material reasons (which are not listed in order of relative importance) that the Board believes support its unanimous determination and recommendation:
•
the factors considered by the Special Committee that are listed in the section entitled “The Merger (Proposal 1)—Reasons for the Merger—The Special Committee” beginning on page 41 of this proxy statement, and the fact that the Special Committee made its evaluation of the merger agreement and the transactions contemplated thereby based upon such factors;

•
the Special Committee’s unanimous (a) determination that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Forge and Forge stockholders, and (b) recommendation that the Board (i) approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, (ii) determine that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Forge and Forge stockholders, (iii) direct that the merger agreement be submitted to a vote of Forge stockholders for adoption, and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that the Forge stockholders adopt the merger agreement;

•
the procedural safeguards implemented that the Board believed would ensure the fairness of the transactions contemplated by the merger agreement and permit the Special Committee to effectively represent the interests of Forge’s stockholders, including that:

•	the Special Committee is comprised solely of independent directors;
•	the Special Committee was empowered to reject a transaction if the Special Committee determined to do so in its sole discretion;
•	the Special Committee was empowered to recommend or reject any other strategic alternative that it determined to consider in its sole discretion;
•	the Special Committee retained and was advised by its own independent, experienced and qualified legal and financial advisors;
•	the Special Committee requested and received a fairness opinion from FT Partners, which opinion was also provided for information and assistance of the Board;

•
the terms of the merger agreement and the transactions contemplated thereby were determined through extensive arm’s-length negotiations between the Special Committee and its advisors and other representatives, on the one hand, and Schwab and its advisors and other representatives, on the other hand; and

•	the compensation of the members of the Special Committee was in no way contingent on their approval of any transaction, including the transactions contemplated by the merger agreement; and
•
the fact that the Special Committee was involved in frequent and extensive deliberations, including more than 11 formal meetings of the Special Committee during September 2025 through November 2025, as well as numerous informal meetings, and was provided with full access to Forge management and Forge’s advisors (in addition to the Special Committee’s independent advisors) in connection with its evaluation of strategic alternatives during such period.

The foregoing discussion of the information and reasons considered by the Special Committee and the Board is not intended to be exhaustive but includes the material reasons considered by the Special Committee and the Board, respectively. In view of the variety of reasons considered in connection with its evaluation of the merger agreement, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its respective determination and recommendation. In addition, individual members of the Special Committee or the Board may have given different weights to different reasons. Neither the Special Committee nor the Board undertook to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. Each of the Special Committee and the Board based its respective recommendations on the totality of the information presented. After considering these reasons, the Special Committee and the Board each concluded that the positive reasons related to the merger agreement and the transactions contemplated thereby, including the merger, substantially outweighed the potential negative reasons.
Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement.
Opinion of the Special Committee’s Financial Advisor
Pursuant to an engagement letter, the Special Committee retained FT Partners as its financial advisor in connection with the merger and the transactions contemplated by the merger agreement. With respect to this engagement, the Special Committee requested that FT Partners evaluate whether the merger consideration to be received by the holders of eligible shares pursuant to the merger agreement is fair, from a financial point of view, to such holders. At a meeting of the Special Committee held on November 4, 2025, FT Partners rendered an oral opinion, confirmed by delivery of a written opinion dated November 5, 2025 to the Special Committee to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of eligible shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of FT Partners’ opinion, dated as of November 5, 2025, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications with respect to the review undertaken by FT Partners. This opinion is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of FT Partners’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Forge stockholders are urged to read the opinion in its entirety. FT Partners’ written opinion was provided for the use and benefit of the Special Committee and the Board (in their capacity as such) in connection with and for the purposes of their evaluation of the merger and the transactions contemplated by the merger agreement, and was limited to the fairness, from a financial point of view, of the merger consideration to the holders of eligible shares pursuant to the merger agreement and did not address any other aspect of the merger or the transactions contemplated by the merger agreement. FT Partners expressed no opinion as to (i) the fairness of any consideration to be paid in connection with the merger and the transactions contemplated by the merger agreement to the holders of any other class of securities, creditors or other constituencies of Forge, (ii) the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Forge’s officers, directors or employees, or any class of such persons, in connection with the merger agreement and the transactions contemplated by the merger agreement relative to the merger consideration to be received by holders of eligible shares, (iii) the price at which our common stock will trade at any time, (iv) the terms of the merger agreement or the documents referenced therein, (v) the underlying business decision by Forge to engage in the merger and the transactions contemplated by the merger agreement, or (vi) the relative merits of the merger and the transactions contemplated by the merger agreement compared with any alternative transactions or business strategies. The issuance of FT Partners’ opinion was approved by a fairness committee of FT Partners. The opinion does not constitute a recommendation to any Forge stockholder as to how such stockholder should vote with respect to the merger and the transactions contemplated by the merger agreement or any other matter.
In arriving at its opinion, FT Partners, among other things:
•	reviewed certain publicly available financial statements and other publicly available business and financial information with respect to Forge, including equity research analyst reports;
•
reviewed the Base Case Projections (as defined in the section entitled “The Merger (Proposal 1)—Certain Unaudited Financial Information” beginning on page 51 of this proxy statement) and other internal financial information and operating data relating to the business of Forge prepared by Forge management, as discussed more fully in the section entitled “The Merger (Proposal 1)— Certain Unaudited Financial Information”;

•	discussed the past and current business, operations, financial condition and prospects of Forge with certain members of Forge management;
•	compared the financial performance of Forge with that of certain publicly-traded companies which FT Partners believed to be generally relevant;
•	reviewed the historical trading prices for our common stock and compared such price with that of securities of certain publicly-traded companies which FT Partners believed to be generally relevant;
•	participated in discussions with certain members of Forge management and representatives of Forge and their respective advisors;
•	reviewed the merger agreement; and
•	conducted such other financial studies, analyses and investigations, and considered such other factors, as FT Partners deemed appropriate for the purpose of its opinion.
In its analysis and in rendering its opinion, FT Partners assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Forge or that was publicly available to FT Partners (including, without limitation, the information described above) or that was otherwise reviewed by or for FT Partners. FT Partners did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did FT Partners evaluate the solvency of Forge under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to FT Partners or derived therefrom, FT Partners assumed that they were reasonably prepared based on assumptions reflecting management’s best currently available estimates and judgments as to the expected future results of operations and financial condition of Forge to which such analyses or forecasts relate. FT Partners expressed no view as to such analyses or forecasts or the assumptions on which they were based. FT Partners also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to FT Partners by, representatives of Forge, and will be consummated as described in the merger agreement. FT Partners also assumed that the representations and warranties that Forge, Schwab, and Merger Sub made in the merger agreement and the related agreements were and will be true and correct in all respects material to FT Partners’ analysis and that each party to the merger agreement and such other related documents will fully and timely perform all of the covenants and agreements required to be performed by such party, in all respects material to FT Partners’ analysis and its opinion. FT Partners is not a legal, regulatory or tax expert and relied on the assessments that advisors to Forge made with respect to such issues. FT Partners further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger and the transactions contemplated by the merger agreement will be obtained without any adverse effect on Forge or on the contemplated benefits of the merger and the transactions contemplated by the merger agreement.
FT Partners’ opinion was necessarily based on economic, monetary, regulatory, market and other conditions as in effect on, and the information made available to FT Partners as of, the date of its opinion. FT Partners’ opinion noted that subsequent developments may affect FT Partners’ opinion and that FT Partners does not have any obligation to update, revise or reaffirm its opinion. FT Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to the holders of eligible shares pursuant to the merger agreement.

The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between the Special Committee and Schwab, and the decision to enter into the merger agreement was solely that of the Board, upon recommendation of the Special Committee. FT Partners’ opinion and financial analyses were only one of the many factors that the Special Committee and the Board considered in their evaluation of the merger and the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the Special Committee, the Board, or Forge management with respect to the merger and the transactions contemplated by the merger agreement or the merger consideration.
In accordance with customary financial advisory practice, FT Partners employed generally accepted valuation methodologies in rendering its opinion to the Special Committee on November 4, 2025 and in the financial analyses presented to the Special Committee and the Board on such date in connection with the rendering of FT Partners’ opinion. The following is a summary of the material financial analyses that FT Partners utilized in connection with rendering its opinion to the Special Committee and does not purport to be a complete description of the analyses or data that FT Partners presented. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses that FT Partners used, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of FT Partners’ analyses.
Financial Analyses of Forge
Selected Public Companies Analysis. Using publicly available information, FT Partners compared selected financial data of Forge with similar data for selected publicly traded companies engaged in businesses which FT Partners judged to be sufficiently analogous to those engaged in by Forge (or aspects thereof), as applicable. These companies are collectively referred to in this section as the “selected companies”:

Company Name	Share Price as % of LTM High	Enterprise Value ($ mm)	Multiples
			EV / Revenue
			LTM	CY 25E	CY 26E
Workiva	73%	$4,793	5.9x	5.5x	4.7x
OneStream	54	3,582	6.6	6.1	5.1
Paymentus	71	3,444	3.3	3.0	2.5
Braze	58	2,974	4.5	4.1	3.5
Appian	70	2,397	3.6	3.4	3.1
Fastly	69	1,329	2.3	2.2	2.1
Amplitude	67	1,220	3.9	3.6	3.2
Similarweb	50	735	2.7	2.6	2.2
Cognyte	77	588	1.6	1.5	1.3
Arteris	88	548	8.7	8.0	6.8
Sprout Social	29	540	1.3	1.2	1.1
Weave	40	522	2.3	2.2	1.9
Grid Dynamics	35	468	1.2	1.1	1.0
Telos	88	450	3.9	2.8	2.3
Crexendo	95	216	3.3	3.2	2.9
ActiveOps	93	184	4.6	3.6	3.0
Silvaco	58	141	2.6	2.1	1.8

FT Partners selected these companies because, among other reasons, they are publicly traded companies with a financial profile that, for the purposes of FT Partners' analysis, FT Partners considered to be similar to that of Forge. However, certain of these companies may have characteristics that are materially different from those of Forge and none of the selected companies are identical or directly comparable to Forge. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Forge.

For each of the selected companies, FT Partners calculated enterprise value as a multiple of (i) last-twelve-month revenue as of November 3, 2025 (“EV / LTM Q3-2025 Revenue”), (ii) the analyst consensus estimates of revenue for calendar year 2025 (“EV / 2025 Revenue”), and (iii) the analyst consensus estimates of revenue for calendar year 2026 (“EV / 2026 Revenue”).
For Forge, based on the results of this analysis, FT Partners selected:
i.	an EV / LTM Q3-2025 Revenue multiple reference range of 3.7x to 6.0x and applied such reference range to the Base Case Projections for LTM Q3-2025 pro-forma net revenue (“PF LTM Q3-2025 Revenue”);
ii.	an EV / 2025 Revenue multiple reference range of 3.3x to 5.5x and applied such reference range to the Base Case Projections for FY2025 pro-forma net revenue (“PF 2025 FY0 Revenue”); and
iii.	an EV / 2026 Revenue multiple reference range of 2.9x to 4.7x and applied such reference range to the Base Case Projections for FY2026 pro-forma net revenue (“2026 FY1 Revenue”).
The analysis derived the following ranges of implied share prices of our common stock:

			Implied Share Price
Methodology	Key Assumptions	Metric	Low	High
PF LTM Q3-2025 Revenue	3.7 – 6.0x (Q3 2025E PF Revenue Multiple)	$99mm (Q3-25 PF Revenue)	$27.95	$43.39

PF 2025 FY0 Revenue	3.3 – 5.5x (2025E PF Revenue Multiple)	$107mm (2025E PF Revenue)	$27.25	$43.34

2026 FY1 Revenue	2.9 – 4.7x (2026E Revenue Multiple)	$139mm (2026E Revenue)	$30.60	$47.66

FT Partners compared these ranges to Schwab’s offer price of $45.00 per share.
Selected Precedent Transactions Analysis. Using publicly available information, FT Partners reviewed selected transactions involving businesses that, for purposes of FT Partner’s analysis, were considered similar to Forge’s business and which FT Partners in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with similar financial and operating characteristics, providing similar services and serving similar markets. These transactions are collectively referred to in this section as the “selected transactions”:

Target	Buyer	Announce Date	Transaction Value ($M)	EV / LTM Revenue
Sojern	Rategain Technologies	09/30/25	$250	1.5x
Nozomi Networks	Mitsubishi Electric Corporation	09/09/25	$949	12.7x
Performant Healthcare	Machinify	08/01/25	$667	4.9x
Brightflag	Wolters Kluwer	05/29/25	$480	20.9x
Logility Supply Chain Solutions	Aptean	01/24/25	$399	3.9x
SecureWorks	Sophos	10/21/24	$825	2.4x
Stronghold Digital Mining	Backbone Mining Solutions	08/21/24	$215	2.5x
Augmedix	Commure	07/19/24	$134	2.6x
Sharecare	Altaris	06/21/24	$518	1.2x

Target	Buyer	Announce Date	Transaction Value ($M)	EV / LTM Revenue
Pro-Ficiency Holdings	Simulations Plus	06/11/24	$100	6.7x
lnvicro	Calyx Services	03/07/24	$130	2.5x
ZeroFox Holdings	Haveli Investment Management	02/06/24	$323	1.4x
LiveVox	inContact	10/04/23	$399	2.8x
Tabula Rasa HealthCare	Exact Care Pharmacy	08/07/23	$595	1.8x
Synchronoss Technologies	B. Riley Principal Investments	03/13/23	$347	1.4x
WideOrbit	Lumine Group	12/12/22	$505	3.0x
Benefitfocus	Voya Financial	11/01/22	$601	2.4x
ChannelAdvisor	Rithum	09/06/22	$648	3.8x

Target	Buyer	Announce Date	Transaction Value ($M)	EV / LTM Revenue
	Holdings
GTY Technology	GI Manager	04/29/22	$417	6.6x
Tripwire	Fortra	02/09/22	$350	3.3x

Target	Buyer	Announce Date	Transaction Value ($M)	EV / LTM Revenue
Credly	Pearson	01/28/22	$246	18.5x
Castlight Health	Vera Whole Health	01/05/22	$279	2.0x

FT Partners reviewed enterprise values of the selected transactions as a multiple of the applicable target companies’ LTM revenue (“EV/LTM Revenue”), which indicated an EV/LTM Revenue multiple range of 2.1x to 4.7x at the 25th to 75th percentiles, respectively. For Forge, based on the results of this analysis, FT Partners applied this multiple range to Forge’s PF LTM Q3-2025 Revenue, which derived the following ranges of implied share prices of our common stock:

		Implied Share Price
Key Assumptions	Metric	Low	High
2.0 – 4.5x (Q3 2025E PF Revenue Multiple)	$99mm (Q3-25 PF Revenue)	$16.49	$33.32

FT Partners compared this range to Schwab’s offer price of $45.00 per share.
Discounted Cash Flow Analysis. FT Partners performed a discounted cash flow analysis of Forge for the purpose of determining an implied share price of our common stock. In doing so, FT Partners calculated the estimated net present value of the unlevered free cash flows (see the section entitled “The Merger (Proposal 1)—Certain Unaudited Financial Information”) that Forge had forecasted to generate for the period from December 31, 2025 through December 31, 2030, based on the Base Case Projections and terminal values based on a multiple range of 10.0x to 16.0x applied to Forge’s estimated calendar year 2030 EBITDA less stock-based compensation (“SBC”). The unlevered free cash flows and terminal values were discounted to present value using discount rates ranging from 14.5% to 20.0%, which were based on an estimated weighted average cost of capital analysis for Forge.
This analysis indicated the following range of implied share prices of our common stock:

		Implied Share Price
Key Assumptions	Metric	Low	High
10.0 – 16.0x (LTM EBITDA less SBC Exit Multiple)	$54mm (2030 EBITDA less SBC)	$25.59	$41.91

14.5% – 20.0% (WACC)

FT Partners compared this range to Schwab’s offer price of $45.00 per share.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data that FT Partners presented. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. FT Partners believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and FT Partners’ opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of FT Partners with respect to the actual value of Forge. The order of analyses described does not represent the relative importance or weight that FT Partners gave to those analyses. In arriving at its opinion, FT Partners did not attribute any particular weight to any analyses or factors that FT Partners considered, and FT Partners did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, FT Partners considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses that FT Partners used or made are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, FT Partners’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Forge and none of the selected transactions reviewed were identical to the merger and the transactions contemplated by the merger agreement. However, the companies selected were chosen because they are publicly traded companies with financial profiles that, for purposes of FT Partners’ analysis, may be considered similar to that of Forge. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of FT Partners’ analysis, may be considered similar to the merger and the transactions contemplated by the merger agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Forge and the transactions compared to the merger and the transactions contemplated by the merger agreement.
For financial advisory services rendered in connection with the merger and the transactions contemplated by the merger agreement, Forge has agreed to pay FT Partners an estimated fee of approximately $11.34 million, $1.25 million of which became payable to FT Partners at the time FT Partners delivered its opinion and the remainder of which is contingent and payable upon the consummation of the merger and the transactions contemplated by the merger agreement. In addition, Forge has agreed to reimburse FT Partners for its reasonable expenses and indemnify FT Partners against liabilities arising out of or in connection with the services rendered and to be rendered by FT Partners under its engagement.
During the two years preceding the date of FT Partners’ opinion, FT Partners and its affiliates have not had any material financial advisory or investment banking relationships with, nor have they received related fees from, Forge, Schwab, or their affiliates, other than FT Partners’ engagement and associated fees in connection with its role as a financial advisor to the Special Committee. In addition, FT Partners and its affiliates beneficially own 390,639 shares of our common stock purchased in the ordinary course of business. FT Partners and its affiliates do not hold shares of Schwab common stock. FT Partners and its affiliates may seek to, in the future, provide financial advisory and other financial services to Forge, Schwab, and their affiliates.
Certain Unaudited Financial Information
Forge’s management does not as a matter of course make public long-range projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates when applied to time periods further in the future. As a result, Forge does not endorse projections or other unaudited prospective financial information as a reliable indication of future results. However, in connection with the Special Committee’s evaluation of the merger, at the direction of the Special Committee, Forge’s management independently prepared certain unaudited prospective financial information for Forge on a standalone basis for fiscal years 2025 through 2030, as reflected below, which we refer to generally as the “Base Case Projections” and the “Growth Case Projections” (together, the “Forge Projections”). The Special Committee provided guidance and direction to Forge management in the preparation of the Forge Projections. The Growth Case Projections differ from the Base Case Projections principally in that the Growth Case Projections present more optimistic sensitivities. In particular, the Growth Case Projections assume the successful rollout and adoption of the next generation platform (“ngp”) and next generation marketplace (“ngm”), along with meaningful expansion in asset management and data revenue streams, resulting in a materially higher revenue trajectory and operating leverage over the forecast period then reflected in the Base Case Projections. The Growth Case Projections also contemplate incremental upside from initiatives not fully modeled into the Base Case Projections, including tokenization of fund structures, expansion into international markets, and new distribution channels through registered investment advisors.
The Forge Projections were prepared solely for internal use and to assist the Special Committee and the Board with its consideration and evaluation of the merger. At the direction of the Special Committee, the Forge Projections were provided to potential acquirors participating in the sale process who executed confidentiality agreements with Forge, including Schwab. Although the Growth Case Projections were presented to the Special Committee in connection with its review of the Base Case Projections, only the Base Case Projections were approved by the Special Committee for FT Partners’ use and reliance, and only the Base Case Projections were used and relied upon by FT Partners, in connection with its financial analyses and opinion.
Forge is including a summary of the Forge Projections in this proxy statement in order to provide Forge stockholders with access to the projections that were made available to potential acquirors participating in the sale process who executed confidentiality agreements with Forge.

Base Case Projections
The following table presents a summary of the Base Case Projections:

	Fiscal Year ending December 31,
($ in millions)	2024	2025E	2026E	2027E	2028E	2029E	2030E
Net Revenue	$78,655	$104,388	$139,107	$175,917	$214,831	$247,805	$276,399
Operating Expenses	$160,856	$161,117	$152,281	$169,690	$188,006	$206,826	$225,355
Adjusted EBITDA(1)	($43,677)	($28,538)	$5,059	$30,102	$53,002	$68,951	$80,921

(1)	“Adjusted EBITDA” means earnings before interest, depreciation and amortization, further adjusted to add back stock-based compensation expense.
Growth Case Projections
The following table presents a summary of the Growth Case Projections:

	Fiscal Year ending December 31,
($ in millions)	2024	2025E	2026E	2027E	2028E	2029E	2030E
Net Revenue	$78,655	$104,388	$149,500	$213,040	$300,841	$395,466	$500,027
Operating Expenses	$160,856	$161,117	$152,281	$185,384	$219,659	$262,834	$308,359
Adjusted EBITDA(1)	($43,677)	($28,538)	$15,453	$54,599	$110,800	$167,123	$231,017

(1)	“Adjusted EBITDA” means earnings before interest, depreciation and amortization, further adjusted to add back stock-based compensation expense.
Additional Information About the Forge Projections
The inclusion of the Forge Projections in this proxy statement should not be regarded as an indication that Forge or any of its affiliates, advisors or representatives (including FT Partners) have considered the Forge Projections to be predictive of actual future events, and the Forge Projections should not be relied upon as such. This summary of the Forge Projections is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. Forge advises the recipients of the Forge Projections that its internal financial forecasts upon which the Forge Projections were based are subjective in many respects.
Although presented with numerical specificity, the Forge Projections were based on numerous variables, assumptions and estimates as to future events made by Forge’s management that Forge’s management believed were reasonable at the time the Forge Projections were prepared, taking into account the relevant information available to management at the time (though, in the case of the variables, assumptions and estimates that cause the Growth Case Projections to exceed the Base Case Projections, such variables, assumptions and estimates represented sensitivities rather than management’s best then-currently available estimates and judgments as to Forge’s future financial performance). These variables, assumptions and estimates are inherently uncertain and many are beyond the control of Forge. Important factors that may affect actual results and cause the Forge Projections to not be achieved include, but are not limited to, risks and uncertainties relating to the business of Forge (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the probability of technological success, the regulatory and competitive environment, changes in technology, general business and economic conditions and other risk factors referenced in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” Various assumptions underlying the Forge Projections may not prove to have been, or may no longer be, accurate. The Forge Projections may not be realized, and actual results may be significantly higher or lower than projected in the Forge Projections. Each of the Base Case Projections and the Growth Case Projections reflect Forge on a standalone basis and do not account for the effects of the merger. The Forge Projections also reflect assumptions as to certain business strategies or plans that are subject to change. The Forge Projections reflect subjective judgement in many respects and thus are susceptible to multiple interpretations and periodic revisions. The Forge Projections do not take into account any circumstances or events occurring after the date they were prepared. The Forge Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Forge Projections in this proxy statement should not be relied on as necessarily predictive of actual future events, and actual results may differ materially (and will differ materially if the merger and the other transactions contemplated by the merger agreement are completed) from the Forge Projections. For all of these reasons, the internal financial Forge Projections, and the assumptions upon which they are based, are (i) not guarantees of future results; (ii) inherently speculative; and (iii) subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in the Forge Projections. Accordingly, there can be no assurance that the Forge Projections will be realized.
The Forge Projections included in this proxy statement have been prepared by, and are the responsibility of, Forge. Neither Forge’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Forge Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The Forge Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”). The non-GAAP financial measures used in the Base Case Projections were relied upon by FT Partners at the instruction of the Special Committee for purposes of its financial analyses and opinion and by the Special Committee in connection with their evaluation of the merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by FT Partners for purposes of its financial analyses and opinion or by the Special Committee in connection with its evaluation of the merger. Accordingly, Forge has not provided a reconciliation of the financial measures included in the Forge Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Forge may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
None of Forge or any of its affiliates, advisors, officers, directors, partners or representatives (including FT Partners) can give you any assurance that actual results will not differ from these Forge Projections. Except as required by applicable law, none of Forge or any of its affiliates, advisors, officers, directors, partners or representatives (including FT Partners) undertake any obligation to update or otherwise revise or reconcile the Forge Projections or the specific portions presented to reflect circumstances existing after the date the Forge Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue, if any, reliance on the portions of the Forge Projections set forth above. None of Forge or any of its affiliates, advisors, officers, directors, partners or representatives (including FT Partners) intend to make publicly available any update or other revision to these Forge Projections. In addition, none of Forge or any of its affiliates, advisors, officers, directors, partners or representatives (including FT Partners) have made, make, or are authorized in the future to make, any representation to any stockholder or other person regarding Forge’s ultimate performance compared to the information contained in the Forge Projections or that projected results will be achieved, and any statements to the contrary should be disregarded.
Interests of Forge’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board that Forge stockholders approve the adoption of the merger agreement, Forge stockholders should be aware that the executive officers and directors of Forge have certain interests in the merger agreement, the merger and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Forge stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making their recommendation that Forge stockholders approve the adoption of the merger agreement.
For purposes of this disclosure, references to our named executive officers or “NEOs” include Kelly Rodriques, our Chief Executive Officer and James Nevin, our Chief Financial Officer, our only two executive officers. While certain other individuals were included as the named executive officers of Forge in Forge’s most recent proxy statement for the fiscal year ended December 31, 2024, those individuals have, as of the date of this proxy statement, terminated employment with Forge and are no longer eligible to receive any payments or benefits in connection with the merger.

Treatment of Forge Equity Awards
Upon the closing of the merger, Forge equity awards held by the NEOs will be treated in the same manner as those held by other employees of Forge, generally, as such treatment is described in “The Merger Agreement – Treatment of Common Stock and Equity Awards” and as set forth below.
Forge Options
At the effective time, each outstanding Forge option will be cancelled in exchange for the right to receive, without interest, an amount in cash equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Forge option by (ii) the excess, if any, of the merger consideration over the exercise price, less applicable Taxes (as defined in the merger agreement), with any Forge option with an exercise price per share of our common stock that is greater than or equal to the merger consideration cancelled at the effective time for no consideration, payment or right to consideration or payment.
Forge RSUs
At the effective time, each outstanding Forge RSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge RSU by (ii) the Equity Award Exchange Ratio.
Forge RSAs
At the effective time, each outstanding Forge RSA will be assumed and converted into a Schwab RSA with respect to a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Forge RSAs by (ii) the Equity Award Exchange Ratio.
Forge PSUs
At the effective time, each outstanding Forge PSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge PSU (based on the higher of target performance and actual performance) by (ii) the Equity Award Exchange Ratio. To the extent that an “overachievement payment” (or similar term) is earned in respect of a Forge PSU based on actual performance, the number of shares of our common stock subject to such Forge PSU will be deemed to include the number of shares of our common stock that would have been issued had such payment been fully satisfied in shares of our common stock, and the corresponding Schwab RSU will not include any further right to such a payment.
Each Schwab RSA will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSA and each Schwab RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSU or PSU, as applicable, provided that, (1) the vesting of a Schwab RSU shall be accelerated upon a severance-qualifying termination by Schwab of the employment of the holder of the applicable Schwab RSU during the 12-month period commencing on the closing date and (2) Schwab RSUs corresponding to Forge PSUs shall no longer be subject to performance-based vesting conditions.
For an estimate of the amounts that would be payable to each of Forge’s NEOs in respect of their unvested Forge equity awards upon the closing of the merger and a subsequent qualifying termination of employment, see the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 56 of this proxy statement. The estimated aggregate value in respect of unvested Forge RSUs held by Forge’s six non-employee directors that would vest if the merger were to be completed and such non-employee directors were to cease providing services on the Board as of December 1, 2025 is $2,288,970.
Employment Agreements with Named Executive Officers
Employment Agreement with Mr. Rodriques
Forge entered into an employment agreement with Mr. Rodriques which was last amended and restated on June 21, 2023 (the “Rodriques Agreement”). In the event of a termination of employment by Mr. Rodriques for “good reason” or by Forge without “cause” in the six months prior to, or 12 months following, a change in control of Forge (which includes the closing of the merger), pursuant to the terms of the Rodriques Agreement, Mr. Rodriques will be entitled to (i) a cash payment equal to 3 times his annual base salary, (ii) a cash payment equal to 3 times the greatest of (1) the average of the last three annual bonuses paid prior to termination, (2) the last annual bonus paid prior to the change in control and (3) the last annual bonus paid prior to the termination, (iii) accelerated vesting of time-based equity awards, with outstanding options remaining exercisable for three years following termination, (iv) for performance-based grants for which performance has not been certified as of the date of the employment termination, certification of performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants and vesting of all tranches of such grants on the date of performance certification and (v) healthcare continuation coverage for two years (or if shorter, the remainder of the employment agreement term) at active employee rates under COBRA for the first 18 months and thereafter, as payment on an after tax basis of an allowance for replacement coverage. Such severance benefits are conditioned upon Mr. Rodriques’ execution and non-revocation of a general release of claims. The Rodriques Agreement provides for a perpetual confidentiality covenant, a non-competition covenant that applies during the term and for 18 months thereafter, and customer and employee non-solicitation and mutual non-disparagement covenants that apply during the term and for 24 months thereafter. For an estimate of the amounts that would be payable to Mr. Rodriques under the Rodriques Agreement upon a qualifying termination in connection with the merger, see the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 56 of this proxy statement.
Employment Agreement with Mr. Nevin
Forge entered into an employment agreement with Mr. Nevin as of January 7, 2025 (the “Nevin Agreement”). In the event of a termination of employment by Mr. Nevin for “good reason” or by Forge without “cause” in the six months prior to, or 18 months following, a change in control of Forge (which includes the closing of the merger), pursuant to the terms of the Nevin Agreement, Mr. Nevin will be entitled to receive (i) a cash payment equal to 1.5 times his annual base salary, (ii) a cash payment equal to1.5 times the greatest of (1) the average of the last two annual bonuses paid prior to termination, (2) the last annual bonus paid prior to the change in control, (3) the last annual bonus paid prior to the termination and (4) if Mr. Nevin has been employed for less than two years, the average of (x) the last annual bonus paid prior to termination and (y) his target bonus, (iii) accelerated vesting of time-based equity awards, with outstanding options remaining exercisable for 18 months following termination, (iv) for performance-based grants for which performance has not been certified as of the date of employment termination, certification of performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants and vesting of all tranches of such grants on the date of performance certification and (v) healthcare continuation coverage at active employee rates under COBRA for 18 months. Such severance benefits are conditioned upon Mr. Nevin’s execution and non-revocation of a general release of claims. The Nevin Agreement provides for a perpetual confidentiality covenant, a non-competition covenant that applies during the term and for 12 months thereafter, and customer and employee non-solicitation and mutual non-disparagement covenants that apply during the term and for 18 months thereafter. For an estimate of the amounts that would be payable to Mr. Nevin under the Nevin Agreement upon a qualifying termination in connection with the merger, see the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 56 of this proxy statement.
2026 Annual Bonus
If the closing of the merger occurs prior to the date bonuses in respect of the 2026 fiscal year would be paid in the ordinary course, Forge will pay each of its eligible employees an annual bonus for 2026, pro-rated for the portion of 2026 elapsed prior to the closing, payable within 30 days following the closing date, with such bonuses based on (i) target performance in the event the closing occurs on or prior to June 30, 2026 and (ii) the higher of target performance and actual performance through the effective time in the event the closing occurs on or after July 1, 2026. Schwab will pay each eligible Forge employee an annual bonus for 2026, prorated for the portion of 2026 between the closing date and the last day of 2026, based on actual performance, with such amounts paid payable at the same time as Schwab regularly pays annual cash bonuses to similarly situated employees (but no later than March 15, 2027).
Other Compensation Matters
In addition to the payments and benefits described above, under the terms of the merger agreement, Forge may take certain compensation actions prior to the completion of the merger that will affect its directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement and the impact of such actions is not reflected in the amounts estimated above and in the section entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” below. Among other actions, Forge may pay directors fees and other compensation and benefits in the ordinary course of business. Forge may also determine and pay annual bonuses in respect of the 2025 fiscal year based on actual performance if the effective time has not occurred by the time such bonuses would be paid in the ordinary course of business, and make grants of annual 2026 equity awards to directors and executive officers in the ordinary course of business, consistent with past practice, subject to certain limitations.
In addition, Forge may accelerate the vesting and payment of certain compensatory amounts so that they are paid in 2025 to mitigate adverse tax consequences with respect to Sections 280G and 4999 of the Code (as defined in the merger agreement). Based on a preliminary Section 280G analysis completed as of the date of this proxy statement, such tax planning will likely be implemented by Forge for Mr. Nevin, and may include accelerating the vesting of Forge equity awards that would have otherwise vested in 2026 so that they vest in 2025 and determining and paying Mr. Nevin’s 2025 bonus on or prior to December 31, 2025, in each case, subject to an obligation that Mr. Nevin repay such amounts in the event that he resigns his employment without “good reason” or is terminated for “cause” prior to the original vesting or payment date, as applicable.
Indemnification and Insurance
Pursuant to the terms and subject to the conditions of the merger agreement, Forge’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and coverage obligations, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 74 of this proxy statement.
Quantification of Payments and Benefits to Forge’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation arrangements of each of Forge’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to Forge’s named executive officers at the effective time or upon a qualifying termination of employment that occurs following the effective time, assuming (i) the effective time occurs on December 1, 2025 (which is the latest practicable date prior to the filing of this proxy statement/prospectus), (ii) each of the Forge named executive officers experiences a qualifying termination on such date, (iii) the Forge named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing, (iv) Forge RSU Awards and Forge PSU Awards held by Forge’s named executive officers that are outstanding as of December 1, 2025, remain outstanding and unvested as of immediately prior to the effective time, (v) a per share value equal to the merger consideration of $45.00, (vi) no Forge named executive officer receives any additional equity grants prior to the closing, and (vii) each Forge named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits described below.
The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above and in the footnotes to the table. As a result of the foregoing, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts presented in the table below.
Golden Parachute Compensation

Named Executive Officer(1)	Cash ($)(2)	Equity ($)(3)	Benefits ($)(4)	Total ($)
Kelly Rodriques (CEO)	4,040,814	6,807,555	51,424	10,899,793
James Nevin (CFO)	1,275,000	3,119,850	61,010	4,455,860

(1)
As former named executive officers of Forge, Mark Lee (Former Chief Financial Officer), Jennifer Phillips (Former Chief Revenue and Growth Officer), Drew Sievers (Former Chief Operating Officer) and Johnathan Short (Former Chief Legal Officer) will not receive any payments or benefits in connection with the merger and therefore are not included in the above table.

(2)
Cash. Consists of a cash severance payment equal to, for Mr. Rodriques, three (3) times the sum of his base salary and the actual bonus paid to him for fiscal 2024; and for Mr. Nevin, one and a half (1.5) times the sum of his base salary and his target annual bonus for fiscal year 2025. The cash severance payments are “double-trigger” meaning such amounts are payable upon a qualifying termination following the occurrence of a change in control of Forge.

(3)
Equity. As described under “Treatment of Forge Equity Awards” above, all outstanding Forge RSUs and Forge PSUs will be converted into Schwab RSUs and will vest upon a qualifying termination that occurs within the 12 months following the closing of the merger. Set forth below are the values of each type of unvested Forge equity award that would vest based on the assumptions noted herein, assuming for these purposes, that the outstanding Forge PSUs that are earned based on a relative total shareholder return metric through December 31, 2025 for Mr. Rodriques and December 31, 2027 for Mr. Nevin vest at maximum performance (200% of target) and all other outstanding Forge PSUs vest at a performance percentage of 100%. The amounts in this column represent the value of unvested Forge options, Forge RSUs, and Forge PSUs held by the NEOs.

Named Executive Officer	Forge RSUs ($)	Forge PSUs ($)
Kelly Rodriques	1,839,555	4,968,000
James Nevin	839,970	2,279,880

(4)
Benefits. Amounts shown reflect the value of the continued provision of health care benefits for the NEO (and the NEO’s spouse and dependents, as applicable) for up to 18 months after the termination of employment for Mr. Nevin and for up to two years after the termination of employment for Mr. Rodriques.

Financing of the Merger
Schwab and Merger Sub have represented in the merger agreement that, as of the closing date, Schwab and Merger Sub will have available sufficient cash, available lines of credit or other sources of immediately available funds necessary to pay the amounts required to be paid by Schwab or Merger Sub, as applicable, pursuant to the merger agreement. These obligations of Schwab and Merger Sub are not subject to any condition with respect to Schwab’s or Merger Sub’s ability to obtain financing for the merger.
Closing and Effective Time of the Merger
On the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, the closing will occur, on a date to be specified by the parties, which will be no later than the fourth business day after the satisfaction or waiver (to the extent permitted by applicable law) (described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger,” beginning on page 76 of this proxy statement) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), by electronic exchange of deliverables, or another date, time or place is agreed to in writing by Forge and Schwab.
Assuming timely receipt of required regulatory approvals and clearances and satisfaction of other closing conditions, including obtaining the requisite Forge stockholder approval, we currently expect the closing to occur in the first half of 2026.
Upon the terms and subject to the conditions set forth in the merger agreement, on the closing date, the parties will file the certificate of merger with the Secretary of State of the State of Delaware, in such form as required by the DGCL.
The merger will become effective upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Forge and Schwab may agree in writing and specify in the certificate of merger in accordance with the relevant provisions of the DGCL).
Following the completion of the merger, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and Forge will cease to be a public company.
Regulatory Approvals and Clearances Required for the Merger
The respective obligations of the parties to effect the merger are subject to certain regulatory approvals and clearances. Subject to the terms and conditions set forth in the merger agreement, the merger cannot be completed until (i) the applicable waiting period (and any extension thereof) under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the transactions contemplated by the merger agreement, has expired or been terminated and (ii) and receipt of other customary required regulatory approvals (the “required regulatory approvals”), including:
•	the FINRA Approval (as defined in the merger agreement);
•	written approval or non-objection of, the Division of Banking of the South Dakota Department of Labor Regulation pursuant to Section 51A-6A-47 of the South Dakota Codified Laws; and
•	written approval of California Department of Financial Protection and Innovation pursuant to Section 50206 of the California Financial Code.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that any governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. You should read the section entitled “The Merger Agreement—Regulatory Filings and Efforts to Consummate the Merger” for a description of the parties’ obligations with respect to regulatory approvals related to the merger.
Litigation Relating to the Merger
As of December 15, 2025, we are aware of one complaint that has been filed in connection with the merger. The complaint alleges, among other things, that certain disclosures in the preliminary proxy statement filed by Forge on December 5, 2025 in connection with the merger were materially incomplete and misleading.
The action is captioned Jocic v. Forge Global Holdings, Inc. et al., No. 1:25-cv-15078 (Dec. 11, 2025), filed in the United States District Court for the Northern District of Illinois. The complaint names Forge and the current members of the Board as defendants.
The complaint alleges, among other things, violations of Sections 14(a) and 20(a) of the Exchange Act, 15 U.S.C. §§ 78n(a), 78t(a), and SEC Rule 14a-9, 17 C.F.R. 240.14a-9. The complaint seeks, among other relief, to enjoin Forge from consummating the merger and to be awarded rescissory damages, including reasonable attorneys' and expert fees and expenses.
Forge believes that the allegations asserted in the complaint are without merit. As of December 15, 2025, Forge was not aware of the filing of other lawsuits challenging the merger or the proxy statement; however, additional lawsuits arising out of the merger or this proxy statement may be filed in the future.
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for such purposes, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86 of this proxy statement) who receives cash in the merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.
You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisor regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
The Support Agreements
The following is a summary of the material terms and conditions of the support agreements. The rights and obligations of the parties to the support agreements are governed by the express terms and conditions of the support agreements and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the support agreements that is important to you. This discussion is qualified in its entirety by reference to the complete text of the support agreements, copies of which are attached to this proxy statement as Annex B and Annex C and which are incorporated by reference into this proxy statement. We encourage you to read the support agreements carefully and in their entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. Additional information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 95 of this proxy statement.
Summary
On November 5, 2025, concurrently with the execution of the merger agreement, Schwab entered into support agreements with each of (i) Motive Capital Fund I-A, LP, Motive Capital Fund I-B, LP, Motive Capital Fund I-MPF, LP, MCF2 FG Aggregator, LLC and Motive Capital Funds Sponsor, LLC (the “Motive Entities”) (such agreement, as it may be amended or supplemented from time to time, the “Motive support agreement”) and (ii) Deutsche Börse AG (“DB”) (such agreement, as it may be amended or supplemented from time to time, the “DB support agreement”).

Pursuant to the DB support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, in each case, to the extent that DB is entitled to vote its Covered Shares therein in its capacity as a stockholder, DB has agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Board Recommendation,” beginning on page 68 of this proxy statement); and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DB contained in the DB support agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the merger agreement, including the merger.
Pursuant to the Motive support agreement, during the Support Period, at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge stockholders, however called, and in connection with any written consent of the stockholders of Forge, the Motive Entities have agreed to vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares: (a) in favor of the merger agreement proposal; (b) against any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Board Recommendation,” beginning on page 68 of this proxy statement); and (c) against any action, proposal, transaction, agreement or amendment of Forge’s organizational documents, in each case of this clause (c), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Forge contained in the merger agreement, or of the Motive Entities contained in the Motive support agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.
At the close of business on the record date, (i) the Covered Shares held by the Motive Entities represented approximately 14.71% of the outstanding voting power of our common stock and (ii) the Covered Shares held by DB represented approximately 11.67% of the outstanding voting power of our common stock.
By entering into the support agreements, each of the Motive Entities and DB has agreed, on the terms and subject to the conditions set forth in each support agreement, during the Support Period, at the special meeting (and at every adjournment or postponement thereof), to be represented in person or by proxy at the special meeting in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
Each support agreement will automatically terminate and will have no further force or effect upon the earliest to occur of the following: (a) such time as the merger agreement is terminated in accordance with its terms, (b) the Board effecting a change of recommendation in compliance with the merger agreement (provided, that, in the case of the DB support agreement, if, in such case, the merger agreement is not terminated and, thereafter, the Board revises its recommendation in favor of the merger agreement proposal then the DB support agreement will be reinstated as of such time and continue in full force and effect), (c) the effective time or (d) in the case of the DB support agreement, any amendment, supplement or modification of the merger agreement that reduces the amount of or changes the form of consideration payable to DB pursuant to the merger agreement or that is adverse to DB.
Delisting and Deregistration of Forge Common Stock
Upon completion of the merger, our common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. The rights and obligations of the parties to the merger agreement are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. Additional information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 95 of this proxy statement.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Forge, Schwab or Merger Sub or to modify or supplement any factual disclosures about Forge or Schwab contained in this proxy statement or in Forge’s or Schwab’s public reports filed with the SEC. In particular, the merger agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Forge or Schwab. The merger agreement contains representations and warranties by and covenants of Forge, Schwab and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, were qualified and subject to important limitations in connection with negotiating the terms of the merger agreement (including by being qualified by the confidential disclosure letter exchanged between the parties to the merger agreement) and may be subject to a contractual standard of materiality that may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.
Additional information about Forge may be found elsewhere in this proxy statement and Forge’s other public filings. See “Where You Can Find More Information.”
Structure of the Merger
Subject to the terms and conditions of the merger agreement and pursuant to Section 251 and Section 259 of the DGCL, (a) at the effective time, Merger Sub will be merged with and into Forge and the separate corporate existence of Merger Sub will then cease, (b) Forge will be the surviving corporation in the merger and, from and after the effective time, will be a direct wholly owned subsidiary of Schwab and the separate corporate existence of Forge will continue unaffected by the merger, and (c) the merger will have such other applicable effects set forth in the DGCL.
Closing and Effective Time of the Merger
Subject to the provisions of the merger agreement, the closing of the merger will take place on a date to be specified by the parties, which will be no later than the fourth business day after the date the closing conditions (described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”) (other than any such conditions which by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions at the closing) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, and at such other time, or on such other date as the parties may mutually agree in writing.
Assuming the timely receipt of required regulatory approvals and the satisfaction of other closing conditions, including obtaining the requisite Forge stockholder approval, we currently expect the closing to occur in the first half of 2026.
On the closing date, Forge will (a) cause the certificate of merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) deliver and tender, or cause to be delivered or tendered, as applicable, any taxes and fees and make all other filings or recordings required under the DGCL in connection with such filing of the certificate of merger and the merger, which will become effective at the date and time when the certificate of merger has been executed and filed pursuant to the foregoing clause (a), or at such later date and time as may be agreed by the parties in writing and specified in the certificate of merger so executed and filed.
Prior to the closing date, Forge will cooperate with Schwab and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, for the avoidance of doubt, the rules and policies of the NYSE to enable the delisting by the surviving corporation of our shares of common stock from the NYSE and the deregistration of the shares of our common stock under the Exchange Act as promptly as practicable after the effective time, but in any event no more than 10 days thereafter.
Certificate of Incorporation; Bylaws; Directors and Officers
At the effective time, the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to read substantially as set forth in Exhibit A to the merger agreement, until thereafter duly amended, restated or amended and restated as provided therein and/or by applicable law, in each case consistent with the obligations described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
The parties will take all actions necessary so that the bylaws of the surviving corporation will be substantially as set forth in Exhibit B to the merger agreement, until thereafter amended, restated or amended and restated as provided therein, in the certificate of incorporation and/or by applicable law, in each case consistent with the obligations described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
The parties will take all actions necessary so that the board of directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors of the surviving corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the certificate of incorporation, the bylaws and/or applicable law.
The officers of Merger Sub immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the certificate of incorporation, the bylaws and/or applicable law.
Treatment of Common Stock and Equity Awards and Warrants
Forge Common Stock. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, (i) each share of our common stock that is owned by (A) Schwab, Merger Sub, the Company or any wholly owned subsidiary of Schwab or Forge (in each case, not held on behalf of third parties) and (B) the stockholders who have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such right to appraisal under Section 262 of the DGCL (the “dissenting shares”), in each case will cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist (subject to any rights any holder of dissenting shares may have pursuant to the terms of the merger agreement and applicable law with respect to such dissenting shares) and (ii) each other share of our common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive an amount in cash equal to $45.00, without interest and less any applicable withholding taxes. From and after the effective time, all eligible shares will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder of a certificate share (a “certificate”) or book-entry share (a “book-entry share”) (as applicable) representing any eligible shares will only have the right to receive the merger consideration therefor, without interest thereon and less any applicable withholding taxes, upon the surrender of such certificate or transfer of such book-entry share (as applicable) in accordance with the merger agreement.
Forge Options. At the effective time, each outstanding Forge option will be cancelled in exchange for the right to receive, without interest, an amount in cash equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Forge option by (ii) the excess, if any, of the merger consideration over the exercise price, less applicable Taxes, with any Forge option with an exercise price per share of our common stock that is greater than or equal to the merger consideration cancelled at the effective time for no consideration, payment or right to consideration or payment.

Forge RSUs. At the effective time, each outstanding Forge RSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge RSU by (ii) the Equity Award Exchange Ratio.
Forge PSUs. At the effective time, each outstanding Forge PSU will be assumed and converted into a Schwab RSU denominated in a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of shares of our common stock subject to such Forge PSU (based on the higher of target performance and actual performance) by (ii) the Equity Award Exchange Ratio. To the extent that an “overachievement payment” (or similar term) is earned in respect of a Forge PSU based on actual performance, the number of shares of our common stock subject to such Forge PSU will be deemed to include the number of shares of our common stock that would have been issued had such payment been fully satisfied in shares of our common stock, and the corresponding Schwab RSU will not include any further right to such a payment.
Forge RSAs. At the effect time, each outstanding Forge RSA will be assumed and converted into a Schwab RSA with respect to a number of shares of Schwab common stock equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Forge RSAs by (ii) the Equity Award Exchange Ratio.
Each Schwab RSA will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSA and each Schwab RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Forge RSU or PSU, as applicable, provided that, (1) the vesting of a Schwab RSU will be accelerated upon a severance-qualifying termination by Schwab of the employment of the holder of the applicable Schwab RSU during the 12-month period commencing on the date closing date and (2) Schwab RSUs corresponding to Forge PSUs shall no longer be subject to performance-based vesting conditions.
Forge Warrants. At the effective time, each outstanding warrant to purchase shares of our common stock (a “Forge Warrant”) will be cancelled for no consideration and will cease to be outstanding, except that, the Forge Warrants issued on October 28, 2020 to Avenue Venture Opportunities Fund, LP, representing 18,863 shares of our common stock, will be entitled to receive the merger consideration in accordance with their terms.
Effect upon the Employee Stock Purchase Plan
Prior to the effective time, Forge is required to take all actions that may be necessary or required under Forge’s employee stock purchase plan (“ESPP”) to ensure that no offering period will be authorized or commenced after the date of the merger agreement, participants may not increase deductions under the ESPP after the date of the merger agreement, no new participants may begin participation after the date of the merger agreement, the applicable purchase price for shares of our common stock will not be decreased below the levels set forth in the ESPP as of the date of the merger agreement, and the ESPP will terminate in its entirety, contingent on the occurrence of the effective time.
Surrendering and Payment Procedures
Schwab will designate a bank or trust company that is reasonably acceptable to Forge to act as agent for the holders of the eligible shares in connection with the merger (the “paying agent”) and to receive the funds to which holders of the eligible shares will become entitled in accordance with the merger agreement. At or prior to the effective time, Schwab will deposit, or cause to be deposited, with the paying agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the paying agent to make payments in respect of the eligible shares pursuant to the merger agreement (the “exchange fund”).
As promptly as practicable after the effective time (but in any event within five business days thereafter), Schwab will cause the paying agent to mail or otherwise provide each holder of record of eligible shares that are (A) certificates formerly representing any eligible shares (“certificates”) or (B) book-entry account formerly representing any non-certificated eligible shares (“book-entry shares”) not held, directly or indirectly, through The Depository Trust Company (“DTC”) notice advising such holders of the effectiveness of the merger, which notice will include:
•
appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery will be effected, and risk of loss and title to the certificates or such book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu of the certificates, as provided in the merger agreement) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), as applicable (such materials to be in such form and have such other provisions as Schwab and Forge may reasonably agree); and
•
instructions for effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates, as provided in the merger agreement) or such book-entry shares to the paying agent in exchange for the merger consideration that such holder is entitled to receive as a result of the merger pursuant to the merger agreement.

With respect to book-entry shares held, directly or indirectly, through DTC, Schwab and Forge will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of eligible shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Schwab, Forge, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the merger consideration to which the beneficial owners thereof are entitled to receive as a result of the merger pursuant to the merger agreement.
You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holders are entitled to receive as a result of the merger pursuant to the merger agreement.
Upon surrender to the paying agent of eligible shares that (A) are certificates, by physical surrender of such certificates (or affidavits of loss in lieu of the certificates, as provided in the merger agreement) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the paying agent, (B) are book-entry shares not held through DTC, by book-receipt of an “agent’s message” by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), in each case of the foregoing clauses (A) and (B), pursuant to such materials and instructions contemplated by the merger agreement, and (C) are book-entry shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Forge, Schwab, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to the merger agreement, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor, and Schwab will cause the paying agent to pay and deliver, out of the exchange fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required tax withholdings as provided in the merger agreement) equal to the product obtained by multiplying (1) the number of eligible shares represented by such certificates (or affidavits of loss in lieu of the certificates, as provided in the merger agreement) or such book-entry shares by (2) the merger consideration, and each certificate so surrendered will forthwith be cancelled.
In the event of a transfer of ownership of any certificate that is not registered in the stock transfer books or ledger of Forge or if the consideration payable is to be paid in a name other than that in which the certificate or certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of Forge, a check for any cash to be exchanged upon due surrender of any such certificate or certificates may be issued by the paying agent to such a transferee if the certificate or certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Schwab and the paying agent. Payment of the merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered in the stock transfer books or ledger of Forge.
From and after the effective time, there will be no transfers on the stock transfer books or ledger of Forge of the eligible shares.
In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Schwab and/or the paying agent pursuant to the paying agent agreement or otherwise, the posting by such person of a bond in customary amount and upon such terms as may be required by Schwab and/or the paying agent pursuant to the paying agent agreement or otherwise as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the paying agent will, in exchange for such certificate, issue a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) equal to the product obtained by multiplying (i) the number of eligible shares represented by such lost, stolen or destroyed certificate by (ii) the merger consideration.

Any portion of the exchange fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of eligible shares for 180 days from and after the closing date will be delivered to Schwab or the surviving corporation, as determined by Schwab. Any holder of eligible shares who has not theretofore complied with the procedures, materials and instructions contemplated by the merger agreement will thereafter look only to the surviving corporation as a general creditor thereof for such payments (after giving effect to any required tax withholdings as provided in the merger agreement) in respect thereof.
Withholding
Each of Schwab, the surviving corporation and the paying agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of eligible shares or company options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable tax law. To the extent that amounts are so withheld, such withheld amounts (i) will be timely remitted to the applicable governmental entity, and (ii) will be treated for all purposes of the merger agreement as having been paid to the holder of eligible shares or Forge options in respect of which such deduction and withholding was made. The parties agree to take commercially reasonable efforts to cooperate to eliminate or reduce any such deduction or withholding.
Representations and Warranties
Forge’s Representations and Warranties
In the merger agreement, Forge makes representations and warranties, subject to certain exceptions in the merger agreement, in the confidential disclosure schedule delivered by Forge to Schwab in connection with the merger agreement (the “Forge disclosure schedule”) and in certain of Forge’s public filings, as to, among other things:
•
Forge’s and its subsidiaries’ due organization, valid existence and good standing under their respective jurisdictions of organization, and their respective powers and authority to conduct their respective businesses as currently conducted;

•	Forge’s capital structure, including, among other things, the number of outstanding shares of common stock, options and other stock-based awards;
•	Forge’s ownership of its subsidiaries and interests in any other person;
•	Forge’s corporate power and authority related to the merger agreement;
•	required governmental consents, approvals, licenses, permits, waivers, orders, authorizations, registrations, declarations, filings and notices;
•
the absence of violations of, or conflicts with, Forge’s or its subsidiaries’ governing documents and material contracts and applicable law as a result of Forge’s entry into and performance under the merger agreement or consummation of the merger;

•	Forge’s and its subsidiaries’ compliance with applicable laws;
•	compliance with the rules and regulations of NYSE and the Sarbanes-Oxley Act of 2002;
•	Forge’s and its subsidiaries’ compliance with applicable anti-bribery laws and certain global trade control laws;
•	Forge’s and its subsidiaries’ possession of certain licenses, permits and other authorizations;
•	Forge’s filing of forms, proxy statements, prospectuses, registration statements and other statements, certificates and documents required under the Exchange Act;
•	Forge’s SEC filings since December 31, 2023, the financial statements included therein and Forge’s internal controls over financial reporting;
•	the absence of undisclosed liabilities and off-balance sheet arrangements;
•	the absence of certain legal proceedings;
•
the absence of any event that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Forge material adverse effect (as described below) and non-occurrence of certain other actions since June 30, 2025 through the date of the merger agreement;

•
certain contracts to which Forge or any of its subsidiaries is party, the validity, binding nature and effectiveness of such contracts and the absence of Forge’s or its subsidiaries’ default under such contracts;

•	Forge’s and its subsidiaries’ employee benefits and compensation plans, contracts, policies, programs and arrangements;
•	certain employment and labor matters;
•	certain environmental matters;
•	certain tax matters;
•	Forge’s and its subsidiaries’ real and personal property;
•	Forge’s and its subsidiaries’ intellectual property, information technology and privacy;
•	Forge’s and its subsidiaries’ insurance policies;
•
the inapplicability of certain anti-takeover statutes or anti-takeover provisions in Forge’s organizational documents to Forge, the eligible shares, or the transactions contemplated by the merger agreement or support agreements;

•	the absence of any undisclosed broker’s or finder’s fees;
•	certain broker-dealer matters;
•	certain investment advisor matters;
•	Forge’s and its subsidiaries’ filings of all reports, registrations and statements with any state regulatory authority, the SEC and any self-regulatory organization; and
•	the absence of written agreements of any regulatory agency or governmental entity that materially restrict the conduct of Forge’s business.
Definition of “Forge Material Adverse Effect”
Many of the representations and warranties in the merger agreement are qualified by, among other things, exceptions relating to the absence of a “Forge material adverse effect,” which means any event, development, change, effect, state of facts, condition, circumstance or occurrence (each an “Event”) that, individually or in the aggregate with any other Event is, or would reasonably be expected to, be materially adverse to the financial condition, business, assets, liabilities or results of operations of Forge and its subsidiaries (taken as a whole). However, no Event to the extent resulting from, arising out of or related to, any of the following, either individually or in the aggregate, will be taken into account in determining whether a Forge material adverse effect has occurred:
•
any Event generally affecting the economy, credit, capital, securities or financial markets, including interest rates, exchange rates, monetary policies, tariffs or trade wars, or political, regulatory or business conditions in the geographic markets in which Forge or any of its subsidiaries has material operations in or in which any of Forge’s or any of its subsidiaries’ products or services are sold or sourced (as applicable);

•	any Event generally affecting the financial services and financial technology industries, markets or geographical areas in which Forge or any of its subsidiaries have material operations;
•
any Event directly and proximately caused by the entry into, announcement, pendency or performance of the transactions contemplated by the merger agreement, or directly resulting or arising from the identity of, or any actions taken or failed to be taken by Schwab or any of its subsidiaries (other than those required or expressly permitted pursuant to the merger agreement); provided that the exceptions in this bullet will not apply to the representations and warranties set forth in the merger agreement with respect to the consequences of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the performance of obligations of Forge thereunder;

•	any change or modification in GAAP or in any Law, or the interpretation or enforcement thereof, after the date of the merger agreement;

•
any failure by Forge to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception to this bullet will not prevent or otherwise affect a determination that any Event (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Forge material adverse effect;

•
acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors affecting Forge and its subsidiaries, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemics, pandemics, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis;

•	any proceeding arising from allegations of any breach of fiduciary duty to the extent relating to the merger agreement or the transactions contemplated by the merger agreement;
•
any action required or expressly permitted to be taken or failed to be taken by Forge or any of its subsidiaries or its or their respective representatives pursuant to the merger agreement or any action taken or failed to be taken with Schwab’s written consent or at Schwab’s written request;

•
any change in the credit rating of Forge or any of its subsidiaries or any of their respective securities; provided that the exception in this bullet will not prevent or otherwise affect a determination that any Event underlying such change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Forge material adverse effect;

•
a decline in the market price, or change in trading volume of the shares of common stock on the NYSE or any other securities of Forge; provided that the exception in this bullet will not prevent or otherwise affect a determination that any Event underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Forge material adverse effect;

•	any matter set forth in the applicable section of the company disclosure schedule;
•	any actions required under the merger agreement or applicable law to obtain any approval or authorization under applicable law for the consummation of the merger; and
•	any public disclosure by Schwab regarding its plans with respect to the conduct of Forge’s business following closing and any action or communication by Schwab with respect to Forge’s employees;
except that, if one or more of the Events set forth in the first, second, fourth and sixth bullets above materially and disproportionately adversely affects Forge and its subsidiaries compared to other companies operating in the financial services and financial technology industries in which Forge and its subsidiaries operate or their products or services are sold or sourced, as applicable, then the incremental material and disproportionate impact of such Events will be taken into account in determining whether a Forge material adverse effect has occurred, but only to the extent otherwise permitted by this definition.
Conduct of Business Pending the Merger
Forge has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, unless approved in writing by Schwab (which consent may not be unreasonably conditioned, withheld or delayed) and except as otherwise expressly required by the merger agreement or as is required by applicable law, Forge has agreed to, and to cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and to use and cause each of its subsidiaries to use their respective commercially reasonable efforts to maintain Forge’s and its subsidiaries’ relations and goodwill with key governmental entities, customers, suppliers, and employees.
Forge has further agreed that, in certain cases, subject to certain ordinary course of business exceptions, exceptions for actions between or among Forge and its subsidiaries and exceptions specified in the merger agreement, Forge will not, and will cause its subsidiaries not to:
•	adopt any change in Forge’s or its subsidiaries’ organizational documents;
•	merge or consolidate with any other person or adopt any plan of liquidation;

•
acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise any business, person, properties or assets from any other person (A) with a purchase price in excess of $5,000,000 in any individual transaction or in the aggregate including any amounts to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of Forge to consummate the transactions contemplated by the merger agreement prior to the Outside Date;

•
transfer, sell, lease, divest, cancel or otherwise dispose of, or incur, permit or suffer to exist the creation of any encumbrance (other than any permitted encumbrance) upon, any properties or assets (tangible or intangible, including any intellectual property rights), product lines or businesses material to Forge or any of its subsidiaries, including capital stock or other equity interests of any of its subsidiaries outside of the ordinary course of business;

•
issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or otherwise enter into any contract with respect to the voting of, any shares of capital stock of Forge or capital stock or other equity interests of any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities;

•
make any loans, advances, guarantees or capital contributions to or investments in any person outside of the ordinary course of business or, to the extent in the ordinary course of business, in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;
•
reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to Forge, for the avoidance of doubt, shares of common stock);

•	incur any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security);
•	make or authorize any payment of, or accrual or commitment for, capital expenditures;
•	enter into any contract that would have been a material contract had it been entered into prior to the merger agreement;
•
terminate or amend or otherwise modify or waive in a manner that is materially adverse to Forge and its subsidiaries (taken as a whole), or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any material contract;

•	cancel, modify or waive any debts or claims held by or owed to Forge or any of its subsidiaries having in each case a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;
•
amend any licenses contemplated by the representation in respect of licenses necessary for the conduct of the respective businesses of Forge and its subsidiaries, in any material respect, or allow any such license to lapse, expire or terminate;

•	amend, modify, terminate, cancel or let lapse any material insurance policy;
•
settle or compromise any proceeding for an amount in excess of $5,000,000 in the aggregate or on a basis that would result in the imposition of any order that would restrict the future activity or conduct of Forge or any of its subsidiaries or a finding or admission of a violation of law or violation of the rights of any person;

•	make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or applicable law;
•
change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim, audit, assessment or dispute, affirmatively surrender any right to claim a refund of a material amount of taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax (provided that an extension of time for filing tax returns requested or granted in the ordinary course of business will not be considered an extension or waiver of the statute of limitations for this purpose);
•	cancel, abandon or otherwise allow to lapse or expire any registered intellectual property;
•
(A) increase in any manner the compensation or benefits of any employee, officer or director of Forge or its subsidiaries, (B) become a party to, establish, adopt, amend, commence participation in or terminate any company benefit plan or any arrangement that would have been a company benefit plan had it been entered into prior to the date of the merger agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, in each case including any equity or equity-based awards or any long-term incentive awards, under any company benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any company benefit plan, (E) enter into any transaction bonus, retention, change-of-control or similar agreement or arrangement with any employee of Forge or any of its subsidiaries or pay or award any amounts in respect of the foregoing, (F) hire, engage or promote any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $300,000 or (G) terminate the employment of any executive officer except for a termination for “cause” as determined pursuant to the terms of the applicable company benefit plan;

•
become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

•	enter into any material new line of business;
•	enter into any contract or take any other action as described in the applicable section of the Forge disclosure schedule; or
•	agree, authorize or commit to do any of the foregoing.
The merger agreement is not intended to give to Schwab, directly or indirectly, rights to control or direct Forge’s or its subsidiaries’ operations prior to the effective time.
No Solicitation; Change in Board Recommendation
No Solicitation
During the period commencing with the execution and delivery of the merger agreement and continuing until the earlier of the effective time and the termination of the merger agreement and the abandonment of the transactions contemplated by the merger agreement pursuant to the terms of the merger agreement, except as expressly permitted by the merger agreement, Forge has agreed that it will not, and will cause its and its subsidiaries’ directors and employees (including any officers) not to, and will cause its and its subsidiaries’ representatives not to:
•	initiate, solicit or propose any acquisition proposal or knowingly facilitate or knowingly encourage any acquisition proposal;
•
engage in, continue or otherwise participate in any discussions relating to any acquisition proposal (in each case, other than to request clarification of an acquisition proposal that has already been made for purposes of assessing whether such acquisition proposal is or could reasonably be expected to lead to a superior proposal or to notify the applicable person or group of the existence of the provisions described in this section entitled “—No Solicitation; Changes in Board Recommendation”) or negotiations with respect to any acquisition proposal; or

•	provide any non-public information or data concerning Forge or its subsidiaries to any person or group in connection with any acquisition proposal.
For purposes of the merger agreement, “acquisition proposal” means any proposal, offer or indication of interest from any person or group relating to any transaction (or series of related transactions) involving (a) any acquisition or purchase by any person or group, directly or indirectly, of twenty percent or more of any class of outstanding voting or equity securities of Forge or any of its significant subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning twenty percent or more of any class of outstanding voting or equity securities of Forge, or (b) any merger, amalgamation, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving Forge or any of its subsidiaries that, if consummated, would result in any person or group, directly or indirectly, (i) acquiring assets of Forge or any of its subsidiaries representing twenty percent or more of Forge’s consolidated assets or (ii) beneficially owning twenty percent or more of any class of outstanding voting or equity securities of Forge or of the surviving entity or of the resulting direct or indirect parent of Forge or such surviving entity, in each case other than any proposal, offer or indication of interest made by or on behalf of Schwab or any of its subsidiaries pursuant to the merger agreement.
Forge also agreed that it will not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Forge or any of its subsidiaries is a party and will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement; however, Forge will be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.
Additionally, Forge agreed that as of execution and delivery of the merger agreement, it (i) will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution and delivery of the merger agreement with respect to an acquisition proposal and (ii) will promptly (but in any event within 24 hours of the execution and delivery of the merger agreement): (A) deliver a written notice to each such person providing only that Forge (1) is ending all discussions and negotiations with such person with respect to an acquisition proposal and (2) if such person has executed a confidentiality agreement in connection therewith, is requesting the prompt return or destruction of all confidential information concerning Forge and any of its subsidiaries, subject to the terms and conditions of such confidentiality agreement; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such persons.
Non-Solicitation Exceptions
Notwithstanding the restrictions described above, prior to obtaining the requisite Forge stockholder approval, in response to an unsolicited, bona fide acquisition proposal, Forge may:
•
provide non-public and other information and data concerning Forge and its subsidiaries and access to Forge’s and its subsidiaries’ properties, books and records in response to a request from the person or group who made such an acquisition proposal; provided that to the extent applicable, such information or data has previously been made available to Schwab, or is made available to Schwab as promptly as practicable (but in any event within 48 hours) after the provision of such information or data to the person or group who made such an acquisition proposal and prior to providing any such information or data or access, Forge and the person or group making such acquisition proposal will have entered into a legally binding confidentiality agreement with terms that, taken as a whole, are not materially less restrictive to such person or group than the terms in the confidentiality agreement are on Schwab (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an acquisition proposal, but will not include any restrictions that prevent Forge from satisfying its notification obligations described below under the section entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation—Notification to Schwab”); and

•
engage or otherwise participate in any discussions or negotiations with any such person or group regarding such acquisition proposal, if prior to taking any action described in the bullet above or this bullet, the Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and its financial advisor, that based on the information then available, including the terms and conditions of such acquisition proposal and those of the merger agreement, such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited and bona fide written acquisition proposal made after the date of the merger agreement that if the transactions or series of related transactions contemplated thereby were consummated would result in a person or group, other than Schwab or any of its subsidiaries or any group that Schwab or any of its subsidiaries are members of, becoming the beneficial owner of, directly or indirectly, fifty percent or more of the: (a) total voting power of the equity securities of Forge and its subsidiaries (or of the surviving entity in a merger involving Forge or the resulting direct or indirect parent of Forge or such surviving entity); or (b) consolidated net revenues, net income or total assets, in each of the foregoing clauses (a) and (b) of this definition, as of the date of such acquisition proposal that the Board (acting upon the recommendation of the Special

Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that would result in a transaction more favorable to Forge’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms and conditions of the merger agreement proposed by Schwab pursuant to the merger agreement and such other factors the Board deems relevant acting in good faith).
Notification to Schwab
Forge will promptly (but, in any event, within 48 hours) give notice to Schwab if (i) any acquisition proposal is received, (ii) any non-public information or data concerning Forge or its subsidiaries is requested in connection with any acquisition proposal, or (iii) any request for discussions or negotiations relating to an acquisition proposal are sought from or with Forge, its subsidiaries or any of its or any of their respective representatives (as the case may be), setting forth in such notice a summary of the material terms and conditions of, and the identity of such person or persons that comprise such group making such acquisition proposal or request, and thereafter, without limiting Forge’s restrictions under the merger agreement, will keep Schwab reasonably informed, on a reasonably prompt basis of the status and material terms and conditions of any such acquisition proposals or requests (including any amendments or supplements thereto) and the status of any such discussions or negotiations.
Changes in Board Recommendation
Except as permitted by the merger agreement, neither Forge, the Board nor any committee thereof (nor any of their controlled affiliates) will:
•	fail to include the Board’s recommendation that Forge’s stockholders adopt the merger agreement (the “Board recommendation”) in this proxy statement;
•
withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board recommendation; however, if the Board takes no position with respect to an acquisition proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act until the earlier of 5:00 p.m. (New York time) three business days prior to the Forge stockholders meeting and the tenth business day after the commencement of such acquisition proposal such failure to take a position will not in and of itself be considered adverse to Schwab for purposes of this bullet;

•	make any public statement in connection with the special meeting that is inconsistent with the Board recommendation;
•
approve or recommend, or publicly declare advisable any acquisition proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any alternative acquisition agreement;

•
if an alternative transaction proposal with respect to Forge is made public, fail to reaffirm the Board recommendation on one occasion within 10 days (or by the third business day prior to the Forge stockholders meeting) after the first request by Schwab to do so; or

•	agree, authorize or commit to do any of the foregoing.
Notwithstanding anything to the contrary set forth in the merger agreement, prior to the time the requisite Forge stockholder approval is obtained, the Board (acting upon the recommendation of the Special Committee) may: (A) effect a change of recommendation and/or (B) cause or permit Forge or any of its subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal (and Forge may enter into or cause a subsidiary thereof to enter into such an alternative acquisition agreement) if (1) an unsolicited, bona fide acquisition proposal is received by Forge, and (2) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal and a failure to effect a change of recommendation and/or cause or permit Forge or any of Forge’s subsidiaries to enter into an alternative acquisition agreement with respect to such superior proposal would be inconsistent with the directors’ fiduciary duties under applicable law. However, none of the foregoing actions may be taken unless and until:
•
Forge has provided Schwab written notice at least 4 business days in advance (the “notice period”), which notice will set forth that the Board intends to take such action and will also include a summary of the material terms and conditions of, and the identity of such person or persons that comprise such group making such acquisition proposal or request (and any amendment to the terms of any such superior proposal will require a new notice and new notice period for an additional 2 business days);

•
during the notice period, to the extent requested by Schwab, Forge will, and will cause its representatives to, negotiate in good faith with Schwab to revise the merger agreement so that the conditions set forth in clause (B)(2) above in the immediately preceding paragraph would not be satisfied; and

•
at the end of the notice period, the Board will have taken into account any revisions to the merger agreement committed to by Schwab in writing, and will have thereafter determined in good faith (acting upon the recommendation of the Special Committee) that, after consultation with outside legal counsel and its financial advisor, a failure to effect a change of recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law, or that such alternative acquisition agreement continues to be an alternative acquisition agreement with respect to a superior proposal, as the case may be (and concurrently with Forge or any subsidiary thereof entering into an alternative acquisition agreement contemplated by clause (B)(2) above in the immediately preceding paragraph, Forge will terminate the merger agreement and abandon the transactions contemplated by the merger agreement pursuant to the merger agreement and pay to Schwab the termination fee).

In addition to the foregoing, prior to obtaining the requisite Forge stockholder approval, the Board (acting upon the recommendation of the Special Committee) may effect a change of recommendation if (1) an intervening event has occurred and (2) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. However, none of the foregoing actions may be taken unless and until:
•
Forge has given Schwab written notice at least four business days in advance (the “intervening event notice period”), which notice will set forth in writing that the Board intends to take such action and will also include a reasonable description of such intervening event;

•
during the intervening event notice period, to the extent requested by Schwab, Forge will, and will cause its representatives to, negotiate in good faith with Schwab, to revise the merger agreement so that the condition under which the Board determined in good faith, after consultation with its outside legal counsel and financial advisor, that a failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties, would not be satisfied; and

•
at the end of the intervening event notice period, the Board will have taken into account any revisions to the merger agreement committed to by Schwab in writing, and will (acting upon the recommendation of the Special Committee) have thereafter determined in good faith that, after consultation with outside legal counsel and its financial advisor, that based on the information then available, a failure to effect a change of recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the merger agreement, “intervening event” means an Event with respect to Forge or any of its subsidiaries or the business of Forge or any of its subsidiaries that first becomes actually known by the Board after the execution and delivery of the merger agreement and was not reasonably foreseeable by the Board as of the execution and delivery of the merger agreement (or if it was actually known by the Board as of or prior to the execution and delivery of the merger agreement, the material consequences of which were not actually known by, or reasonably foreseeable to, the Board at such time). None of the following shall be an intervening event or will be taken into account in determining whether an intervening event has occurred: (a) an Event that involves an acquisition proposal or a superior proposal; or (b) any change in the market price or trading volume of our common stock, any change in the credit rating of Forge or any of its securities, or Forge failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earnings predictions, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to any of the foregoing in this clause (b) may constitute or be taken into account in determining whether an intervening event has occurred to the extent not otherwise excluded under this definition).

The Special Meeting
Forge will take, in accordance with applicable law and its organizational documents, all action necessary to (i) duly convene and hold the special meeting as promptly as practicable after its preliminary proxy statement for the special meeting is filed and (ii) cause a vote upon the adoption of the merger agreement to be taken thereat. The special meeting will not be postponed or adjourned by Forge without Schwab’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), however:
•
Forge may postpone or adjourn, and at the direction of Schwab will postpone or adjourn, the special meeting, (A) to the extent, in Forge’s reasonable judgment, or to the extent in Schwab’s reasonable judgment (as applicable), required by applicable law or necessary to ensure that any required supplement or amendment to this proxy statement is delivered to the stockholders of Forge for the amount of time required by applicable law in advance of the special meeting, or (B) as of the time for which the special meeting is originally scheduled, as set forth in this proxy statement (the “original date”) or any date that the special meeting is scheduled to be held thereafter in accordance with the terms of the merger agreement, Forge or Schwab, respectively reasonably believes there will be insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to obtain the requisite Forge stockholder approval, so long as in each case that Forge exercises its right under the merger agreement to postpone or adjourn the special meeting, Forge will have provided prior written notice to Schwab; and

•
if Forge delivers a notice of an intent to make a change of recommendation within five business days prior to the original date or any date that the special meeting is scheduled to be held thereafter in accordance with the terms of the merger agreement, if directed by Schwab, Forge will as promptly as practicable thereafter postpone or adjourn the special meeting for up to 10 business days in accordance with Schwab’s direction, but in no event will the special meeting be postponed or adjourned more than 10 days in connection with any one postponement or adjournment or more than an aggregate of 30 days from the original date.

Forge will use its reasonable best efforts to obtain the requisite Forge stockholder approval, including the solicitation of proxies therefor.
Regulatory Filings and Efforts to Consummate
Upon the terms and subject to the conditions set forth in the merger agreement, Forge and Schwab are required to cooperate with each other and use (and will cause their respective affiliates and subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on their part under the merger agreement and applicable laws to consummate the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, and in any event by the outside date, including preparing and delivering or submitting all necessary and advisable documentation to (A) effect the expirations of all statutory waiting periods under applicable laws, including under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the transactions contemplated by the merger agreement, as promptly as practicable after the date of the merger agreement or the entry into any such timing agreements, respectively, and (B) make with and obtain from, any governmental entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to obtain the required regulatory approvals set forth in the merger agreement.
Without limiting the generality of, and in furtherance of the provisions of the terms of the preceding paragraph, each of Forge and Schwab, as applicable, is required to (and is required to cause its respective affiliates and subsidiaries to):
•
(I) prepare and file, with respect to the transactions contemplated by the merger agreement an appropriate filing of a notification and report form pursuant to the HSR Act within 30 days after the date of the merger agreement and (II) make, deliver or submit, as applicable, all other filings, notices, and reports under applicable laws set forth in the applicable section of the Forge disclosure schedule as promptly as practicable after the date of the merger agreement;

•
not, without the prior written consent of the other party or parties, as the case may be (which consent will not be unreasonably conditioned, withheld or delayed), (1) cause any filing, delivery or submission contemplated by the merger agreement applicable to it to be withdrawn, refiled, or redelivered or resubmitted for any reason, including to provide the applicable governmental entities with additional time to review any or all of the transactions contemplated by the merger agreement, or (2) consent to any voluntary extension of any statutory waiting period or, if applicable, any contractual waiting period under any timing agreement with a governmental entity applicable to the consummation of the transactions contemplated by the merger agreement or to any voluntary delay of the consummation of the transactions contemplated by the merger agreement at the behest of any governmental entity;
•
provide or cause to be provided to each governmental entity any non-privileged or protected information and documents requested by any governmental entity or that are necessary or advisable to permit consummation of the transactions contemplated by the merger agreement as promptly as practicable following any such request; and

•
use its reasonable best efforts to take all necessary or advisable steps to (1) avoid the entry of and (2) resist, vacate, limit, reverse, suspend or prevent any actual, anticipated or threatened permanent, preliminary or temporary order, in each case, as applicable, that becomes reasonably foreseeable to be entered, issued, made or rendered or is entered, issued, made or rendered, in the case of each of the foregoing clauses (1) and (2), that could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by the merger agreement, including (x) the defense through litigation on the merits of any proceeding seeking to prevent, delay or impair the consummation of the transactions contemplated by the merger agreement (and, if applicable, the appeal thereof and the posting of a bond in connection therewith) and (y) the proffer and the agreement by Schwab of its willingness to (I) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending such disposition, and promptly to effect the sale, lease, license, transfer, disposal, divestiture or other encumbrance, and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of Forge, Schwab or either of their respective affiliates and subsidiaries and/or (II) limit or restrain the freedom of action with respect to Forge’s, Schwab’s or any of their respective affiliates’ and subsidiaries’ ability to retain or make changes in any such assets, operations, rights, product lines, licenses, businesses or interests therein, and in each case, the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto as promptly as practicable; provided, however, that no such actions will be required unless the effectiveness of such action is contingent upon the occurrence of the effective time and none of Forge or any of Forge’s affiliates or subsidiaries will take any of such actions without Schwab’s prior written consent (which consent will not be unreasonably conditioned, withheld or delayed).

Notwithstanding anything to the contrary set forth under this section entitled “The Merger Agreement—Regulatory Filings and Efforts to Consummate”, nothing set forth under this section entitled “The Merger Agreement—Regulatory Filings and Efforts to Consummate” nor the “reasonable best efforts” provision set forth in in the merger agreement or any other provision set forth in the merger agreement will require, or be construed to require Schwab or Forge or any of their respective affiliates or subsidiaries to proffer or agree to:
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(1) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the effective time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Schwab, Forge or the surviving corporation (or any of their respective affiliates or subsidiaries); or

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(2) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Schwab, Forge or the surviving corporation (or any of their affiliates or subsidiaries) that in the case of all such requirements described in clauses (1) and (2) of this section, individually or in the aggregate, would result in a Forge material adverse effect on (x) the financial condition, business operations or results of operations of Forge and its subsidiaries (taken as a whole), after giving effect to the transactions contemplated by the merger agreement, or (y) the financial condition, business operations or results of operations of Schwab and its subsidiaries (taken as a whole), after giving effect to the transactions contemplated by the merger agreement (measured for purposes of such determination as if Schwab and its subsidiaries, after giving effect to the transactions contemplated by the merger agreement, were the same size as Forge and its subsidiaries) (an action having the effects described in the foregoing clause (x) or (y) of this section, a “substantial detriment”); except that Schwab can compel Forge to (and to cause Forge’s affiliates and subsidiaries to) take any of the actions referred to in clauses (1) and (2) of this section (or agree to take such actions) with respect to the assets, operations, rights, product lines, licenses, businesses or interests therein of Forge and its affiliates and subsidiaries so long as the effectiveness of such action is contingent upon the consummation of the merger.

Schwab will, after good faith consultation with Forge and after considering, in good faith, Forge’s views and comments, lead the strategy for seeking and obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the merger, including under the HSR Act, including, but not limited to, directing and unilaterally determining any decision to pull and refile any filing under the HSR Act, however, any decision to pull and refile any such filing more than once will require the prior written consent of Forge (which consent will not be unreasonably conditioned, withheld or delayed). Schwab and Forge will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to itself, any of its respective affiliates and subsidiaries and any of their respective representatives, that appears in any filing made with, or written materials delivered or submitted by the other to any governmental entity in connection with the transactions contemplated by the merger agreement. Neither Forge nor Schwab will permit any of its affiliates or subsidiaries or any of its or their respective representatives to participate in any discussions or meetings with any governmental entity in respect of the required regulatory approvals unless it consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate thereat.
Directors’ and Officers’ Indemnification and Insurance
From and after the effective time, to the fullest extent permitted under applicable law and Forge’s organizational documents in effect as of the date of the merger agreement, Schwab will, and will cause the surviving corporation to, (i) indemnify, defend and hold harmless the indemnified parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, including in connection with (A) the transactions contemplated by the merger agreement and (B) actions to enforce this paragraph or any other indemnification or advancement right of any indemnified party, and (ii) advance expenses as incurred; provided that any person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the chosen courts that such person is not entitled to such advanced expenses.
Prior to the effective time, Forge will and, if Forge is unable to, Schwab will cause the surviving corporation as of the effective time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Forge’s existing directors’ and officers’ insurance policies, and (ii) Forge’s existing fiduciary liability insurance policies (collectively, “D&O insurance”), in each case for a claims reporting or discovery period of the tail period with respect to any claim related to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement) from Forge’s D&O insurance carrier as of the date of the merger agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Forge’s existing policies; provided, however, that in no event will the premium amount for such policies exceed 300% of the current aggregate annual premium paid by Forge for such purpose. If Forge for any reason fails to obtain or Schwab for any reason fails to cause to be obtained such “tail” insurance policies as of the effective time, the surviving corporation will, and Schwab will cause the surviving corporation to, continue to maintain in effect for the tail period the D&O insurance in place as of the date of the merger agreement with Forge’s D&O insurance carrier as of the date of the merger agreement or with or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Forge’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Schwab will cause the surviving corporation to, purchase comparable D&O insurance for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Forge’s existing policies as of the date of the merger agreement and from an insurance carrier with the same or better credit rating as Forge’s D&O insurance carrier as of the date of the merger agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement); provided, however, that in no event will the annual cost of such D&O insurance exceed during the tail period 300% of the current aggregate annual premium paid by Forge for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the surviving corporation will, and Schwab will cause the surviving corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.
During the tail period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time and rights to advancement of expenses relating thereto now existing in favor of any indemnified party as provided in the organizational documents of Forge and its subsidiaries or any indemnification agreement between such indemnified party and Forge or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.
Employee Benefits Matters
Until the first anniversary of the effective time (or an earlier termination of the relevant employee’s employment), each employee of Forge or any of Forge’s subsidiaries who continues to be employed by the surviving corporation or any of its subsidiaries following the effective time (a “continuing employee”) will be provided (i) base salary or base wage rate that are, in each case, no less favorable than the base salary or base wage provided to such continuing employee as of immediately prior to the effective time, and (ii) other compensation opportunities and employee benefits that are no less favorable than the other compensation opportunities and employee benefits provided to such continuing employee provided by Schwab to similarly situated employees of Schwab and its subsidiaries.
Subject to certain exceptions provided under the merger agreement, with respect to each applicable benefit plan of Schwab or its affiliates, Schwab will use commercially reasonable efforts to (i) cause any preexisting conditions or limitations and eligibility waiting periods under any group health plans of Schwab or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with Forge and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Schwab benefit plan, as if such service had been performed with Schwab, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
Transaction Litigation
In the event that any stockholder litigation related to the merger agreement or the transactions contemplated by the merger agreement is brought, or, to the knowledge of Forge, threatened in writing, against Forge or any indemnified party from and following the date of the merger agreement and prior to the effective time (such litigation, other than any proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which will be governed by the provisions of the merger agreement, “transaction litigation”), Forge will as promptly as practicable (a) notify Schwab thereof and keep Schwab reasonably informed with respect to the status thereof and (b) give Schwab a reasonable opportunity to participate in the defense and/or settlement (at Schwab’s sole expense and subject to a customary joint defense agreement) of any transaction litigation and will consider in good faith Schwab’s advice with respect to such transaction litigation; provided that Forge will in any event control such defense and/or settlement and, for the avoidance of doubt, the disclosure of information to Schwab in connection therewith will be subject to the provisions of the merger agreement; provided further that Forge will not settle or agree to settle any transaction litigation without the prior written consent of Schwab (such consent not to be unreasonably conditioned, withheld or delayed).
Financing of the Merger
Completion of the merger is not subject to a financing condition. Schwab and Merger Sub have represented in the merger agreement that Schwab and Merger Sub will have all funds necessary to enable Schwab or Merger Sub, as the case may be, to consummate the transactions contemplated by the merger agreement, the payment of all amounts required to be paid in connection therewith and the payment of all related fees and expenses.
Other Covenants
The merger agreement contains other covenants relating to the preparation and filing of this proxy statement, Section 16 matters, delisting and deregistration, access to information, publicity, notifications, takeover statutes, advisory client consent process and certain further assurances.

Conditions to the Completion of the Merger
The respective obligations of Forge, Schwab and Merger Sub to effect the closing are subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the closing of each of the following conditions:
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(i) the merger agreement must have been adopted by the holders of a majority of the shares of Forge common stock entitled to vote thereon (“requisite Forge stockholder approval”) and (ii) the merger agreement will have been adopted by Schwab (as Merger Sub’s sole stockholder) in accordance with applicable law and Merger Sub’s organizational documents;

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(i) the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the merger agreement under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the transactions contemplated by the merger agreement, will have expired or been earlier terminated and (ii) certain other regulatory approvals set forth in the merger agreement will have been obtained and in full force and effect (collectively, the “required regulatory approvals”), in each case, in respect of Schwab’s and Merger Sub’s obligation to close only, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would result in a substantial detriment; and

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no governmental entity will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and prevents or would reasonably be expected to have a Forge material adverse effect on the consummation of the transactions contemplated by the merger agreement.

The obligations of Schwab and Merger Sub to effect the closing are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by Schwab at or prior to the closing date of the following conditions:
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Forge’s representation and warranty regarding absence of certain change must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing as though made as of the closing;

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certain of Forge’s representations and warranties regarding its capital structure must have been true and correct, other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Forge, as of the date of the merger agreement and must be true and correct as of the closing, other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Forge as of the date of the merger agreement, as though made as of the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time);

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Forge’s representations and warranties regarding its organization, good standing, qualification, corporate authority, approval, fairness, no takeover statute being applicable, and brokers’ and finders’ fees must have been true and correct in all material respects as of the date of the merger agreement and will be true and correct in all material respects as of the closing as though made as of the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time);

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Forge’s other representations and warranties, without giving effect to any “materiality” or “Forge material adverse effect” qualifiers or qualifiers of similar import set forth therein, except with respect to (A) the term “material fact” in the merger agreement and (B) the term “material contract,” must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing as though made as of the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time), except, in the case of this bullet, for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to result in a Forge material adverse effect;

•	Forge will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	Since the date of the merger agreement, there will not have occurred any event that, individually or in the aggregate, has resulted in a Forge material adverse effect that remains in effect; and
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Schwab will have received a certificate duly executed on behalf of Forge by a duly authorized officer of Forge certifying that the conditions set forth in the immediately preceding bullets have been satisfied.

The obligations of Forge to effect the closing are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by Forge at or prior to the closing of the following conditions:
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Each of the representations and warranties of Schwab and Merger Sub, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, will have been true and correct in all material respects as of the date of the merger agreement and will be true and correct in all material respects as of the closing as though made as of the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Schwab or Merger Sub to consummate the transactions contemplated by the merger agreement;

•	each of Schwab and Merger Sub will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing; and
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Forge will have received a certificate duly executed on behalf of Schwab and Merger Sub by a duly authorized officer of Schwab and Merger Sub certifying that the conditions set forth in the immediately preceding bullets have been satisfied.

Termination of the Merger Agreement
Mutual Termination Right
Subject to the other provisions described under this section entitled “The Merger Agreement—Termination of the Merger Agreement,” the merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time, whether before or after the requisite Forge stockholder approval has been obtained, by the mutual written consent of the parties.
Termination Rights by Either Forge or Schwab
Subject to the other provisions described under the section entitled “The Merger Agreement—Termination of the Merger Agreement,” the merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by either Forge or Schwab if:
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the transactions contemplated by the merger agreement will not have been consummated by 5:00 p.m. (New York time) on November 5, 2026 (the “outside date”), as set forth in the merger agreement, whether before or after the requisite Forge stockholder approval has been obtained; provided further, that the right to terminate the merger agreement and abandon the transactions contemplated by the merger agreement or extend the outside date pursuant to the merger agreement will not be available to either Forge or Schwab if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement and such breach will have proximately caused the occurrence of the failure of a condition to the closing to occur on or prior to the outside date (it being understood that for the purposes as set forth in the merger agreement, any such breach by Merger Sub will be deemed such a breach by Schwab);

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any final, binding and non-appealable judgment preventing the consummation of the transactions contemplated by the merger agreement will have been issued by any Governmental Entity of competent jurisdiction and remain in effect, or there will be any Law (provided, that any Orders enacted must be final, binding and non-appealable) enacted or deemed applicable to the merger that prohibits consummation of the transactions contemplated by the merger agreement (a “permanent restraint”); provided, that the right to terminate the merger agreement pursuant to this bullet will not be available to any party if the issuance of such judgment was primarily caused by or the result of the failure of such party to perform any of its obligations under the merger agreement; or

•	the requisite Forge stockholder approval has not been obtained at the special meeting or at any postponement or adjournment thereof taken in accordance with the merger agreement.

Forge Termination Rights
Subject to the other provisions described under the section entitled “—Termination of the Merger Agreement,” the merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by Forge:
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if there has been a breach of any representation, warranty, covenant or agreement made by Schwab or Merger Sub set forth in the merger agreement, or if any representation or warranty of parent or Merger Sub will have become untrue or incorrect following the date of the merger agreement, in either case such that the conditions set forth in the merger agreement would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of written notice of such breach or failure by Forge to Schwab and Merger Sub as set forth in the merger agreement and describing such breach or failure in reasonable detail and (ii) three business days prior to the outside date), whether before or after the requisite Forge stockholder approval has been obtained; provided that the right to terminate the merger agreement and abandon the transactions contemplated as set forth in the merger agreement will not be available to Forge if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement and such breach will have proximately caused the occurrence of the failure of a condition to the closing to occur or if Schwab has the right to terminate the merger agreement and abandon the transactions contemplated as set forth in the merger agreement; or

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at any time prior to the time the requisite Forge stockholder approval is obtained, in order for Forge to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement and so long as prior thereto or concurrently therewith Forge pays or causes to be paid to Schwab the termination fee by wire transfer of immediately available funds.

Schwab Termination Rights
Subject to the other provisions described under the section entitled “—Termination of the Merger Agreement,” the merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by Schwab:
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if there has been a breach of any representation, warranty, covenant or agreement made by Forge set forth in the merger agreement, or if any representation or warranty of Forge will have become untrue or incorrect following the date of the merger agreement, in either case such that the conditions as set forth in the merger agreement would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of written notice of such breach or failure by Schwab to Forge as set forth in the merger agreement and describing such breach or failure in reasonable detail and (ii) three business days prior to the outside date), whether before or after the requisite Forge stockholder approval has been obtained; provided that the right to terminate the merger agreement and abandon the transactions contemplated by the merger agreement pursuant to the merger agreement will not be available to Schwab if either Schwab or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement and such breach will have proximately caused the occurrence of the failure of a condition to the closing to occur or if Forge has the right to terminate the merger agreement and abandon the transactions as set forth in the merger agreement; or

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at any time prior to the time the requisite Forge stockholder approval is obtained, if (i) the Board will have effected a change of recommendation or (ii) the Board has caused, authorized or permitted Forge or any of Forge’s subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal or Forge or a subsidiary enters into such an alternative acquisition agreement.

Effect of Termination
In the event the merger agreement is terminated and the transactions contemplated by the merger agreement are abandoned pursuant to the merger agreement, the merger agreement will become void and of no effect with no liability to any person on the part of any party (or any of its affiliates or its or their respective representatives); provided, however, that: (i) no such termination will relieve any party of any liability or damages to any other party (which liability or damages the parties acknowledge and agree will not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, pursuant to Section 261(a)(1) of the DGCL and subject to the merger agreement, damages based on loss of the economic benefit of the transactions contemplated by the merger agreement to Forge stockholders) (A) resulting from any willful and material breach of the merger agreement or fraud or (B) as contemplated by the merger agreement will survive any termination of the merger agreement and any abandonment of the transactions contemplated by the merger agreement. Subject to the merger agreement, the parties acknowledge and agree that, to the extent Schwab or Merger Sub is required to pay damages in connection with the termination of the merger agreement that exceeds Forge’s expenses or out-of-pocket costs incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the persons who are holders of shares as of the date on which the merger agreement is terminated in respect of the shares.
Termination Fee
A termination fee equal to $25,740,000 (the “termination fee”) will be payable by Forge to Schwab if:
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the merger agreement is terminated by either Forge or Schwab because the closing has not occurred by the outside date and at the time of such termination the following conditions have been satisfied: (i) each of Schwab and Merger Sub’s representations and warranties will have been true and correct in all material respects as of the date of the merger agreement and will be true and correct in all material respects as of the closing as though made as of the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of the particular date or period of time), except for any failure of such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impar the ability of Schwab or Merger Sub to consummate the merger agreement and (ii) each of Schwab and Merger Sub will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing (other than those conditions that by their nature are to be satisfied at the closing, but subject to the such conditions being able to be satisfied) and: (A) a bona fide acquisition proposal will have been publicly disclosed after the date of the merger agreement and not publicly withdrawn any time prior to such termination and (B) within 12 months of such termination, Forge consummates any acquisition proposal or enters into a definitive agreement with respect to any acquisition proposal that is ultimately consummated (for purposes of the references to an “acquisition proposal” in this bullet, all references in the definition of “acquisition proposal” to “twenty percent” will each be deemed to be references to “fifty percent”), in which case the termination fee will be payable within 2 business days following the date of such termination and abandonment;

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Schwab terminates the merger agreement because, prior to obtaining the requisite Forge stockholder approval, the board makes a change in recommendation or the board has caused, authorized or permitted Forge or any of Forge’s subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal or Forge or a subsidiary enters into such an alternative acquisition agreement, in which case the termination fee will be payable within two business days following the date of such termination and abandonment; or

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Forge terminates the merger agreement prior to the time the requisite Forge stockholder approval is obtained, in order for Forge to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the terms of the merger agreement, in which case prior thereto or concurrently therewith Forge pays or causes to be paid to Schwab the termination fee.

In no event will Forge be required to pay the termination fee on more than one occasion.
If Forge fails to promptly pay or cause to be paid the amounts due pursuant to the merger agreement, and, in order to obtain such amounts, Schwab commences a proceeding that results in a final, binding and non-appealable judgment against Forge for the termination fee (or any portion thereof), Forge will pay or cause to be paid to Schwab its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such proceeding, together with interest on the termination fee (or any portion thereof), as the case may be, at the prime rate as published in The Wall Street Journal in effect on the date such amounts were required to be made from such date through the date of payment.
In the event that the termination fee becomes payable by, and is paid or caused to be paid by, Forge, such fee will be Schwab’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to the merger agreement; provided, however, that any such payment will not relieve Forge of any liability or damages incurred or suffered by Schwab or Merger Sub to the extent such liability or damages were the result of or arise out of any fraud, willful and material breach of the merger agreement (including with respect to breaches of the merger agreement pursuant to which the termination fee will have become or becomes payable pursuant to the merger agreement), in which case Schwab and/or Merger Sub will be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise.
Specific Performance
The parties have agreed that, except to the extent provided otherwise in the merger agreement, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement, consistent with the provisions of the merger agreement, without necessity of posting a bond or other form of security. In the event that any proceeding should be brought in equity to enforce the provisions of the merger agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in the merger agreement.
Expenses
Whether or not the transactions contemplated by the merger agreement are consummated, all costs, fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all costs, fees and expenses of its representatives, will be paid by the party incurring such cost, fee or expense, except (a) as otherwise expressly provided herein and (b) that the filing fees and similar fees incurred with respect to certain regulatory approvals set forth in the merger agreement will be paid by Schwab.
Amendment
Subject to the provisions of applicable Law and the provisions of the merger agreement, at any time prior to the effective time, the merger agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the parties (and in the case of Forge and Merger Sub, by action taken or authorized by the Board or board of directors of Merger Sub, respectively).
Governing Law and Venue, Submission to Jurisdiction, Selection of Forum; Waiver of Trial by Jury
The parties agreed that the merger agreement and all proceedings against any other party in connection with, arising out of or otherwise relating to the merger agreement will be interpreted, construed, governed by, and enforced in accordance with the laws of the State of Delaware. The parties each agreed to bring any proceeding against any other party in connection with, arising out of or otherwise relating to the merger agreement, any instrument or other document delivered pursuant to the merger agreement or the transactions contemplated by the merger agreement exclusively in the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) (provided that if the U.S. federal courts have exclusive jurisdiction over the subject matter, the proceeding will be heard in the U.S. District Court for the District of Delaware) (the “chosen courts”). Each party agreed that any proceeding against any other party which may be connected with, arise out of or otherwise relate to the merger agreement, any instrument or other document delivered pursuant to the merger agreement or the transactions contemplated by the merger agreement is expected to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any such proceeding.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION (PROPOSAL 2)
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Forge is required to submit a proposal to Forge stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of Forge that is based on or otherwise relates to the merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table under “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Forge’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the compensation proposal.
The Board encourages you to review carefully the compensation information disclosed in this proxy statement.
The Board unanimously recommends that the stockholders of Forge approve the following resolution:
“RESOLVED, that the stockholders of Forge hereby approve, on a non-binding, advisory basis, the compensation that may be paid, or become payable, to Forge’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of Forge’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Forge’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative disclosures.”
The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Forge or Schwab. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Forge stockholders.
Assuming a quorum is present at the special meeting, the above resolution approving the compensation proposal on an advisory basis will require the affirmative vote of a majority of the votes cast affirmatively or negatively for the proposal via the virtual meeting website or by proxy at the special meeting.
The Board unanimously recommends a vote “FOR” the compensation proposal.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)
The special meeting may be adjourned to another time and place, if necessary or appropriate, in order to permit the solicitation of additional proxies if there are insufficient votes to approve the merger agreement proposal. In addition, the presiding officer of the special meeting could adjourn the special meeting if, under our Bylaws, a quorum is not present for the meeting.
Forge is asking its stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting to solicit additional proxies if there are insufficient votes to approve the merger agreement proposal.
The Board unanimously recommends that Forge stockholders vote “FOR” the adjournment proposal.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal, and vice versa. The Board believes that it is in the best interests of Forge and its stockholders to be able to adjourn the special meeting to a later date or time, if necessary or appropriate, for the purpose of soliciting additional votes in respect of the merger agreement proposal if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Assuming a quorum is present at the special meeting, approving the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of shares of our common stock affirmatively or negatively for the proposal via the virtual meeting website or by proxy at the special meeting. If a stockholder signs and returns a proxy card and does not indicate how he, she or it wishes to vote on the adjournment proposal, such stockholder’s shares of common stock will be voted in favor of the adjournment proposal. An abstention, or if a stockholder fails to vote, will have no effect on the adjournment proposal. Broker non-votes, if any, will have no effect on the adjournment proposal.
The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF COMMON STOCK
Market Information
Shares of our common stock are listed with, and trade on, the NYSE under the symbol “FRGE.” The following table shows the high and low closing price of shares of our common stock for the periods indicated, as reported on the NYSE.

	Common Stock Price
	High	Low
FY 2025
Quarter ended September 30, 2025	$24.15	$15.59
Quarter ended June 30, 2025	$19.04	$7.42
Quarter ended March 31, 2025	$15.00	$8.27
FY 2024
Quarter ended December 31, 2024	$20.55	$12.40
Quarter ended September 30, 2024	$24.00	$18.30
Quarter ended June 30, 2024	$35.40	$19.95
Quarter ended March 31, 2024	$51.15	$24.60
FY 2023
Quarter ended December 31, 2023	$59.55	$27.15
Quarter ended September 30, 2023	$45.60	$28.80
Quarter ended June 30, 2023	$36.60	$17.10
Quarter ended March 31, 2023	$32.25	$23.55

The closing price of our common stock as reported on the NYSE as of November 4, 2025, the last trading day prior to the date of the merger agreement, was $26.09 per share. You are urged to obtain current market quotations for our common stock as reported on the NYSE when considering whether to approve the merger agreement proposal.
Holders
At the close of business on the record date for the special meeting, there were 13,844,606 shares of our common stock issued and outstanding, held by approximately 121 holders of record. Certain shares of our common stock are held in “street name” and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.
Dividends
We have never paid cash dividends on our capital stock. Under the terms of the merger agreement, between the date of the merger agreement and the earlier of the effective time and the date, if any, on which the merger agreement is terminated in accordance with its terms, we may not declare or pay dividends to holders of our common stock without Schwab’s consent.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of December 1, 2025 regarding the beneficial ownership of our common stock by each director, by each person or group of affiliated persons known to us to beneficially own five percent or more of our outstanding common stock, by each named executive officer and by all executive officers and directors as a group. Unless otherwise indicated, the address of the individuals and entities below is c/o Forge Global Holdings, Inc., 4 Embarcadero Center, Floor 15, San Francisco, California 94111.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	%(2)
Greater than 5% Holders:
Paul Luc Robert Heyvaert and Entities Affiliated with Motive Partners(3)	2,107,775	14.71
Deutsche Börse AG(4)	1,614,146	11.67
Kostka LLC and Affiliated Individuals as a Group (5)	1,012,903	7.32
Directors and NEOs:
Kelly Rodriques(6)	384,580	2.78
Kimberley Vogel(7)	26,861	*
Debra Chrapaty	28,793	*
Asiff Hirji(8)	55,829	*
Ashwin Kumar	21,340	*
Larry Leibowitz(9)	24,009	*
James Nevin(10)	11,680	*
Brian McDonald	12,616	*
All Directors and Executive Officers as a Group	588,431	4.25

*	Less than one percent.
(1)
Beneficial ownership is determined in accordance with SEC rules. In computing the beneficial ownership, we have included shares of our common stock for which the named person has sole or shared power over voting or investment decisions. The number of shares of our common stock beneficially owned includes common stock which the named person has the right to acquire, through option exercise or otherwise, within 60 days after December 1, 2025.

(2)
Percentage of common stock equivalents is based on a total 13,834,405 shares of our common stock outstanding as of December 1, 2025. For each named person, the percentage ownership includes our common stock that the person has the right to acquire within 60 days after December 1, 2025, as described in Footnote 1. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person.

(3)
Based on information disclosed in a Schedule 13D filed by Motive Capital Fund I-A, LP on November 7, 2025, regarding ownership as of November 5, 2025. Includes (i) 133,054 shares of our common stock held by Motive Capital Fund I-A, LP (“MC Fund I-A”), (ii) 168,436 shares of our common stock held by Motive Capital Fund I-B, LP (“MC Fund I-B”), (iii) 9,619 shares of our common stock held by Motive Capital Fund I-MPF, LP (“MC Fund I-MPF”), (iv) 622,222 shares of our common stock held by MCF2 FG Aggregator, LLC (“MCF2 FG Aggregator”), and (v) 682,000 shares of our common stock and warrants to purchase 492,444 shares of our common stock held by Motive Capital Funds Sponsor, LLC. The members of MCF2 FG Aggregator are Motive Capital Fund II-A, LP (“MC Fund II-A”), Motive Capital Fund II-B, LP (“MC Fund II-B”), and Motive Capital Fund II-MPF, LP (“MC Fund II-MPF”). The general partner of MC Fund I-A, MC Fund I-B, and MC Fund I-MPF is Motive Capital Fund I GP, LP (“MC-I General Partner”). The manager of MCF2 FG Aggregator is Motive Capital Fund II GP, LP (“MC-II General Partner”). The general partner of MC Fund II-A, MC Fund II-B, and MC Fund II-MPF is MC-II General Partner. The general partner of MC-I General Partner and MC-II General Partner and the manager of Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Each of MC Fund II-A, MC Fund II-B, MC Fund II-MPF, MC-I General Partner, MC-II General Partner, Manager, Exploration, and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares of common stock and warrants reported herein to the extent of their pecuniary interests therein. The address of the entities listed herein and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.

(4)
Based on information disclosed in a Schedule 13D filed by Deutsche Börse AG on November 6, 2025 regarding ownership as of September 30, 2025. Deutsche Börse AG beneficially owns, has the sole power to vote of, and has the sole power to dispose of all 1,614,146 of these shares. The address of Deutsche Börse AG is Mergenthalerallee 61, 65760 Eschborn, Germany.

(5)
Based on information disclosed in a Schedule 13G filed by Kostka, LLC (“Kostka”), Mark DeNatale (a member and manager of Kostka) and Vince Gubitosi (a manager of Kostka) on December 4, 2025. Messrs. DeNatale, Gubitosi and Kostka have shared voting power over 977,987 shares of our common stock, which includes 198,071 shares held by an entity controlled by Kostka. In addition, Mr. DeNatale has sole voting power over 16,916 shares of our common stock, and Mr. Gubitosi has sole voting power over 18,000 shares of our common stock. The address of Kostka LLC is 108 Forest Ave, Locust Valley, NY 11560. The principal business address of Mark DeNatale and Vince Gubitosi is c/o Forge, Inc., 4 Embarcadero Center, Floor 15, San Francisco CA 94105.

(6)
Includes (i) 379,174 shares of our common stock directly held by Mr. Rodriques (certain of which are shares of our common stock underlying early exercised Forge options that remain subject to Forge’s repurchase right), (ii) 4,718 shares of our common stock held indirectly through an IRA, and (ii) 5,406 shares of our common stock issuable upon the vesting of RSUs within 60 days of December 1, 2025.

(7)	Includes (i) 21,340 shares of our common stock directly held by Ms. Vogel, and (ii) 5,521 shares of our common stock held indirectly by the Kim Vogel, Inc. Defined Benefit Plan.
(8)
Includes (i) 21,340 shares of our common stock directly held by Mr. Hirji, (ii) 16,967 shares of our common stock held indirectly by the Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust, (iii) 13,359 shares of our common stock held indirectly by Hirji-Wigglesworth Partners, LP, and (iv) 4,163 Forge options exercisable within 60 days of December 1, 2025.

(9)	Includes (i) 23,506 shares of our common stock held by Mr. Leibowitz and (ii) 503 shares of our common stock issuable upon the vesting of RSUs within 60 days of December 1, 2025.
(10)	Includes (i) 5,458 shares of our common stock held by Mr. Nevin and (ii) 6,222 shares of our common stock issuable upon the vesting of RSUs within 60 days of December 1, 2025.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares of our common stock are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretation at any time, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS, and no opinion has been or will be rendered, regarding any matter discussed below or the U.S. federal income tax consequences of the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States Person” (within the meaning of the Code); or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
This discussion applies only to U.S. holders of shares of our common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information purposes only and does not purport to be a complete analysis or to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular facts and circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, holders who are not U.S. holders, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities, commodities or foreign currencies, dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of our common stock, holders that directly, indirectly or constructively own or have owned 5% or more of the combined voting power of our common stock, or of the total value of our common stock, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-deferred accounts, retirement plans or accounts, governmental agencies or instrumentalities, pension funds, banks and other financial institutions, mutual funds, U.S. expatriates, former citizens or long-term residents of the United States, expatriated entities subject to Section 7874 of the Code, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in any such entities, grantor trusts, real estate investment trusts, regulated investment companies, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders that directly, indirectly or constructively own an equity interest in Schwab or the surviving corporation after the merger, holders required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being taken into account on an applicable financial statement, and holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address any tax consequences arising under any alternative minimum tax, the Medicare tax on net investment income under Section 1411 of the Code or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder, intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (such as, for example, U.S. federal estate or gift tax laws). This discussion also does not address the U.S. federal income tax consequences in respect of dissenting shares or of any transaction other than the merger.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partners, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, a partnership for U.S. federal income tax purposes that holds our common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
The U.S. federal income tax treatment of the merger to any particular holder of our common stock will depend on the holder’s particular tax circumstances. Holders of our common stock should consult their tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any alternative minimum tax, the Medicare contribution tax on net investment income and any other U.S. federal, state, local, foreign or other tax laws and any changes in those tax laws.
Consequences to U.S. Holders
The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in its shares of our common stock will generally equal the amount that such U.S. holder paid for such shares.
If a U.S. holder’s holding period in the shares of our common stock surrendered in the merger is greater than one year as of the date of the merger, any gain or loss so recognized by the U.S. holder will generally be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. holders in connection with the merger.
Payments made in exchange for shares of our common stock pursuant to the merger will generally be subject to backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and must otherwise comply with all applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. U.S. holders are urged to consult their tax advisors as to the qualifications for exemption from backup withholding and the procedure for obtaining the exemption.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

APPRAISAL RIGHTS
If the merger is completed, holders of shares of our common stock issued and outstanding immediately prior to the effective time who do not vote in favor of the merger agreement proposal, who validly demand appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn their demand or otherwise waived or lost their rights to appraisal are entitled to seek appraisal of their shares of our common stock in connection with the merger under Section 262 of the DGCL.
This section is intended only as a brief summary of certain provisions of the statutory procedures that a person must follow under the DGCL in order to seek and perfect appraisal rights in connection with the merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that persons entitled to appraisal exercise their appraisal rights under Section 262 of the DGCL. Failure to follow precisely the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of shares of our common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of our common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, a company must notify each of its stockholders who was a stockholder of record on the record date for notice of such meeting, with respect to shares of our common stock for which appraisal rights are available, not less than 20 days before the special meeting to vote on the merger agreement, that appraisal rights are available. Either a copy of Section 262 of the DGCL must be included with the notice or the notice must direct stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost.
This proxy statement constitutes Forge’s notice pursuant to Section 262 of the DGCL to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the provisions of Section 262 of the DGCL, which is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly comply, timely and properly, with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Forge encourages stockholders considering exercising such rights to consult with their legal and financial advisors.
If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to Forge a written demand for an appraisal of your shares of our common stock before the vote is taken on the merger agreement proposal at the special meeting, which written demand must reasonably inform us of the identity of the stockholder of record of shares of our common stock who intends to demand appraisal of such person’s shares of our common stock; (ii) you must hold your shares of our common stock from the date of making such demand and continue to hold your shares of our common stock through the effective time; (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the merger agreement proposal with respect to your shares of our common stock for which you intend to demand appraisal; (iv) you or any other person entitled to demand an appraisal in connection with the merger must not thereafter withdraw your demand for appraisal of your shares of our common stock or otherwise lose your appraisal rights, in each case in accordance with the DGCL; and (v) you otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL.
If any of these conditions is not satisfied with respect to any of your shares of our common stock and the merger is completed, you will be entitled to receive the merger consideration for such shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to such shares of our common stock. A proxy with respect to any such shares of our common stock that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger agreement proposal, result in the loss of the stockholder’s right of appraisal with respect to such shares of our common stock and nullify any previously delivered written demand for appraisal in respect thereof. Therefore, a stockholder who submits a proxy for such person’s shares of our common stock and who wishes to exercise appraisal rights with respect to such shares of our common stock must either revoke such proxy, submit a later-dated proxy with respect to such shares of our common stock containing instructions to vote “AGAINST” the merger agreement proposal or “ABSTAIN” from voting on the merger agreement proposal or attend the special meeting and vote “AGAINST” the merger agreement proposal or “ABSTAIN” from voting on the merger agreement proposal with respect to such shares of our common stock. Voting against or failing to vote for the merger agreement proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal.
Record Holders
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 of the DGCL summarized above, provided that (i) such beneficial owner continuously owns such shares of our common stock through the effective time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 of the DGCL and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Forge under Section 262 of the DGCL and to be set forth on the verified list (defined below). The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of our common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the merger Agreement in respect of such total number of shares of our common stock exceeds $1.0 million. We refer to these conditions as the “minimum conditions.”
Although not expressly required by Section 262 of the DGCL, Forge reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 of the DGCL with respect to any person sharing beneficial ownership of the shares of our common stock for which such demand is submitted. All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to our Corporate Secretary at 4 Embarcadero Center, Floor 15, San Francisco, California 94111. Demands for appraisal may not be submitted by electronic transmission.
Actions After Consummation of the Merger
If the merger is consummated, within 10 days after the effective time, Forge, as the surviving corporation in the merger, will notify each Forge stockholder of record who has made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not voted in favor of the approval and adoption of the merger agreement, and any beneficial owner who has properly demanded appraisal pursuant to Section 262 of the DGCL.

At any time within 60 days after the effective time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw such person’s demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to us a written withdrawal of the demand for appraisal. Within 120 days after the effective time, but not thereafter, either Forge, as the surviving corporation to the merger, or any person who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Forge, as the surviving corporation, in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares of our common stock held by all Forge stockholders entitled to appraisal. Forge, as the surviving corporation to the merger, is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of our common stock within the time prescribed in Section 262 of the DGCL. All demands for appraisal (i) should be addressed to our Corporate Secretary at 4 Embarcadero Center, Floor 15, San Francisco, California 94111 and (ii) must be delivered to Forge before the vote is taken on the merger agreement proposal at the special meeting. The demand will be sufficient if it reasonably informs Forge of the identity of the stockholder and the intention of the stockholder to demand appraisal of the fair value of such person’s shares of our common stock. The failure of a record holder or beneficial owner of shares of our common stock to file such a petition within the period specified in Section 262 of the DGCL, and deliver to Forge the written demand for appraisal prior to the taking of the vote on the merger agreement proposal at the special meeting, will result in the loss of appraisal rights.
Within 120 days after the effective time, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Forge, as the surviving corporation of the merger, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of our common stock (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares of our common stock will not be considered a separate stockholder holding such shares of our common stock for purposes of such aggregate number). Forge, as the surviving corporation of the merger, must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of our common stock or a beneficial owner and a copy thereof is served upon Forge, as the surviving corporation of the merger, then Forge, as the surviving corporation of the merger, will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Forge, as the surviving corporation of the merger, and all Forge stockholders shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs of these notices will be borne by Forge, as the surviving corporation of the merger.
After providing notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of our common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
In addition, assuming our common stock remained listed on a national securities exchange immediately prior to the effective time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all our stockholders who assert appraisal rights unless one of the minimum conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the merger, to be paid upon the amount determined to be the fair value.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on the future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the merger agreement is not an opinion as to, and might not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the merger consideration offered pursuant to the merger agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration offered pursuant to the merger agreement. Neither Forge nor Schwab anticipates offering more than the merger consideration offered pursuant to the merger agreement to any holder of shares of our common stock exercising appraisal rights, and Forge and Schwab each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration offered pursuant to the merger agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the minimum conditions is met (assuming our common stock remained listed on a national securities exchange immediately prior to the effective time) or other requirements imposed by Section 262 of the DGCL to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by Forge, as the surviving corporation of the merger, or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262 of the DGCL.
The Delaware Court of Chancery will direct the payment of the fair value of the shares of our common stock by Forge, as the surviving corporation of the merger, to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262 of the DGCL. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of such person’s shares of our common stock under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of our common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration offered pursuant to the merger agreement. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, neither of the minimum conditions is met (assuming our common stock remained listed on a national securities exchange immediately prior to the effective time) or if the person delivers to Forge a written withdrawal of the person’s demand for appraisal in accordance with Section 262 of the DGCL.
From and after the effective time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of our common stock will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on such shares of our common stock, except dividends or other distributions payable to stockholders of record as of a time prior to the effective time. If no petition for an appraisal is filed, if neither of the minimum conditions is met (assuming our common stock remained listed on a national securities exchange immediately prior to the effective time), or if the person who has made a demand for appraisal delivers to Forge a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares of our common stock within 60 days after the effective time in accordance with Section 262 of the DGCL, then the right of such person to an appraisal of such shares of our common stock will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding will be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262 of the DGCL, provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.
Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult with their legal and financial advisors before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Forge and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares of our common stock are held in a brokerage account or Forge if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at 4 Embarcadero Center, Floor 15, San Francisco, California 94111, or by calling (415) 881-1612. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Forge at the telephone and address set forth in the prior sentence. In addition, Forge will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING
If the merger is completed prior to Forge’s 2026 annual meeting of stockholders (the “2026 annual meeting”), Forge will not hold an annual meeting of stockholders in 2026 and there will be no public participation in any future meetings of Forge’s stockholders because, following the merger, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and Forge will no longer be a public company. However, if the merger is not completed prior to the 2026 annual meeting, the following deadlines apply to the submission of stockholder proposals to be considered at the 2026 annual meeting.
To have your proposal included in our proxy statement for the 2026 annual meeting, your proposal must be received by Forge at its principal executive offices at 4 Embarcadero Center, Floor 15, San Francisco, CA 94111 no later than the close of business on December 31, 2025, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Stockholders wishing to make a director nomination or bring a proposal before the 2026 annual meeting (but not include in our proxy statement) must provide written notice of such nomination or proposal to our Corporate Secretary at our principal executive offices no later than the close of business on March 22, 2026 and not earlier than the close of business on February 20, 2026, assuming that Forge does not change the date of the 2026 annual meeting by more than 30 days before or more than 60 days after the anniversary of Forge’s 2025 annual meeting of stockholders (the “2025 annual meeting”). If the 2026 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2025 annual meeting, such notice must be provided no later than the close of business on the later of the 90th day prior to the scheduled date of the 2026 annual meeting or the 10th day following Forge’s public announcement of the date of the 2026 annual meeting and not earlier than the close of business on the 120th day prior to the scheduled date of the 2026 annual meeting.
Any stockholder proposal or director nomination must comply with the provisions of Forge’s bylaws and be submitted in writing to our Corporate Secretary at our principal executive offices. Additionally, under Rule 14a-4 promulgated under the Exchange Act, if a stockholder fails to notify Forge of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then Forge will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than Forge’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
Forge is subject to the reporting requirements of the Exchange Act. Accordingly, Forge files annual, quarterly and current reports, proxy statements and other information with the SEC. Forge’s SEC filings are available to the public at the Internet website maintained by the SEC at https://www.sec.gov. Forge also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Forge’s Internet website address is https://forgeglobal.com. The information located on, or hyperlinked or otherwise connected to, Forge’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows Forge to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Forge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed March 6, 2025;
•	Forge’s Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2025, filed May 7, 2025; June 30, 2025, filed August 8, 2025; and September 30, 2025, filed November 13, 2025; and
•
Forge’s Current Reports on Form 8-K filed with the SEC on March 18, 2025, March 20, 2025, March 31, 2025, April 10, 2025, April 14, 2025, April 24, 2025, May 7, 2025, June 24, 2025, July 2, 2025, July 22, 2025, July 30, 2025, August 4, 2025, September 17, 2025, September 24, 2025, October 21, 2025, November 6, 2025, and November 13, 2025.

We also incorporate by reference into this proxy statement additional documents that Forge may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.
You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of our Corporate Secretary at 4 Embarcadero Center, Floor 15, San Francisco, California 94111, telephone: (415) 881-1612. If you request any documents, Forge will mail them to you by first class mail or another equally prompt means after receipt of your request.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 15, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

entered into by and among

FORGE GLOBAL HOLDINGS, INC.,

THE CHARLES SCHWAB CORPORATION

and

EMBER-FALCON MERGER SUB, INC.

Dated as of November 5, 2025

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Form of Motive Support Agreement
Exhibit D	Form of Deutsche Börse Support Agreement

SCHEDULES

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 5, 2025, is entered into by and among Forge Global Holdings, Inc., a Delaware corporation (the “Company”), The Charles Schwab Corporation, a Delaware corporation (“Parent”), and Ember-Falcon Merger Sub, Inc., a Delaware corporation and direct Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct Wholly Owned Subsidiary of Parent;
WHEREAS, the Company Board has established an independent and disinterested special committee of the Company Board (the “Special Committee”);
WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, (ii) determine that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that this Agreement be submitted to the holders of Shares for their adoption and (iv) resolve, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement;
WHEREAS, the Company Board, acting upon the recommendation of the Special Committee, has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (c) directed that this Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement;
WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), (c) directed that this Agreement be submitted to Parent (as Merger Sub’s sole stockholder) for its adoption and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;
WHEREAS, concurrently with the entry into this Agreement, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Motive Capital Fund I-A, L.P., Motive Capital Fund I-B, LP, Motive Capital Fund I-MPF, LP, MCF2 FG Aggregator, LLC, Motive Capital Funds Sponsor, LLC and Deutsche Börse AG are entering into support agreements, in the forms attached as Exhibit C and Exhibit D hereto (the “Support Agreements”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

Definitions; Interpretation and Construction
1.1. Definitions. The following terms have the meanings set forth in this Section 1.1:
“Acquisition Proposal” means any proposal, offer or indication of interest from any Person or Group relating to any transaction (or series of related transactions) involving (a) any acquisition or purchase by any

Person or Group, directly or indirectly, of twenty percent or more of any class of outstanding voting or equity securities of the Company or any of its Significant Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning twenty percent or more of any class of outstanding voting or equity securities of the Company, or (b) any merger, amalgamation, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in any Person or Group, directly or indirectly, (i) acquiring assets of the Company or any of its Subsidiaries representing twenty percent or more of the Company’s consolidated assets or (ii) beneficially owning twenty percent or more of any class of outstanding voting or equity securities of the Company or of the surviving entity or of the resulting direct or indirect parent of the Company or such surviving entity, in each case other than any proposal, offer or indication of interest made by or on behalf of Parent or any of its Subsidiaries pursuant to this Agreement.
“Advisory Client” has the meaning set forth in Section 7.17(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made but, with respect to the Company, excludes each reporting person that has filed a Schedule 13D reporting beneficial ownership of Shares as of the date hereof. For purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement, or document providing for any Acquisition Proposal.
“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.
“Applicable Date” means December 31, 2023.
“Audit Committee” means the audit committee of the Company Board.
“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in San Francisco, California are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.
“Bylaws” has the meaning set forth in Section 3.2.
“Capitalization Date” means 5:00 p.m. (New York time) on November 4, 2025.
“Certificate” means each certificate formerly representing any Eligible Shares.
“Certificate of Merger” means a certificate of merger relating to the Merger.
“Change of Recommendation” means any of the actions set forth in clauses (A) through (F) of Section 7.2(d)(i).
“Charter” has the meaning set forth in Section 3.1.

“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.
“Client Consents” has the meaning set forth in Section 7.17(a).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing actually occurs.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company Approvals” has the meaning set forth in Section 5.4(a).
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained by, contributed to or required to be contributed to, or with respect to which any potential obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Company Board” means the board of directors of the Company, including any committee thereof to the extent such a committee, as of any applicable time, (a) was or is authorized to exercise the powers and authority of the board of directors of the Company pursuant to the Company’s Organizational Documents and/or the DGCL, and (b) was or is exercising such powers and authority.
“Company Compensation Committee” means the compensation committee of the Company Board.
“Company Common Warrant” means each warrant to purchase one Share at an exercise price of $59.65 that is issued and outstanding immediately prior to the Effective Time.
“Company Disclosure Schedule” has the meaning set forth in Article V.
“Company Equity Awards” means, collectively, the Company Options, Company RSUs, Company RSAs and Company PSUs.
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Company Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event is, or would reasonably be expected to, be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, no Event to the extent resulting from, arising out of or related to, any of the following, either individually or in the aggregate, shall be taken into account in determining whether a Company Material Adverse Effect has occurred:
(a) any Event generally affecting the economy, credit, capital, securities or financial markets, including interest rates, exchange rates, monetary policies, tariffs or trade wars, or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries has material operations in or in which any of the Company’s or any of its Subsidiaries’ products or services are sold or sourced (as applicable);
(b) any Event generally affecting the financial services and financial technology industries, markets or geographical areas in which the Company or any of its Subsidiaries have material operations;
(c) any Event directly and proximately caused by the entry into, announcement, pendency or performance of the transactions contemplated by this Agreement, or directly resulting or arising from the identity of, or any actions taken or failed to be taken by Parent or any of its Subsidiaries (other than those required or expressly permitted pursuant to this Agreement); provided that the exceptions in this clause (c) shall not apply to the representations and warranties set forth in Section 5.4 or in the conditions set forth in Article VIII with respect to such representations and warranties;
(d) any change or modification in GAAP or in any Law, or the interpretation or enforcement thereof, after the date of this Agreement;
(e) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception to this clause (e) shall not prevent or otherwise affect a determination that any Event (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;
(f) act of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors affecting the Company and its Subsidiaries), any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemics, pandemics, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis;
(g) any Proceeding arising from allegations of any breach of fiduciary duty to the extent relating to this Agreement or the transactions contemplated by this Agreement;
(h) any action required or expressly permitted to be taken or failed to be taken by the Company or any of its Subsidiaries or its or their respective Representatives pursuant to this Agreement or any action taken or failed to be taken with Parent’s written consent or at Parent’s written request;
(i) any change in the credit rating of the Company or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;
(j) a decline in the market price, or change in trading volume of the Shares on the NYSE or any other securities of the Company; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;
(k) any matter set forth in Section 1.1.(a) of the Company Disclosure Schedule;
(l) any actions required under the Agreement or applicable Law to obtain any approval or authorization under applicable Law for the consummation of the Merger; or
(m) any public disclosure by Parent regarding its plans with respect to the conduct of the Company’s business following Closing and any action or communication by Parent with respect to or to the Company’s employees;
provided, further that if one or more of the Events set forth in clauses (a), (b), (d) and (f) materially and disproportionately adversely affects the Company and its Subsidiaries compared to other companies operating in the financial services and financial technology industries in which the Company and its Subsidiaries operate or their products or services are sold or sourced, as applicable, then the incremental material and disproportionate impact of such Events shall be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent otherwise permitted by this definition.
“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.
“Company Option Payments” has the meaning set forth in Section 4.3(e).
“Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.0001 per share.
“Company Private Placement Warrant” means a warrant to purchase one Share at an exercise price of $172.50 that was assumed by the Company as part of its business combination and that is issued and outstanding immediately prior to the Effective Time.

“Company PSU” means any outstanding performance share unit granted under the Stock Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics for which the applicable performance period is not complete (it being understood that the Company shall prior to the Closing Date certify performance for any performance share unit for which the applicable performance period is complete, based on actual performance).
“Company Recommendation” has the meaning set forth in Section 5.3(b).
“Company Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or are otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto, in each case, to the extent publicly available on Edgar.
“Company RSA” means any outstanding restricted Shares granted in connection with the Agreement and Plan of Merger by and among the Company, Margo Merger Sub I, LLC, Margo Merger Sub II, LLC, Accuidity, LLC, and Kotska LLC, dated as of July 1, 2025.
“Company RSU” means (i) any outstanding restricted stock unit granted under the Stock Plans and (ii) any outstanding performance share unit granted under the Stock Plan whose applicable performance period is complete but that remains subject to service-based vesting conditions.
“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to consider the adoption of this Agreement.
“Company Warrants” means the Company Common Warrants and Company Private Placement Warrants.
“Confidentiality Agreement” means the non-disclosure agreement, entered into between the Company and Parent, dated July 15, 2025, as amended.
“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries.
“Contract” means any legally binding contract, agreement, undertaking, lease, license, note, mortgage, indenture, arrangement or any other similar obligation (excluding any Company Benefit Plan).
“D&O Insurance” has the meaning set forth in Section 7.11(b).
“Data Privacy Requirements” means, to the extent applicable to the respective businesses of Company or its Subsidiaries, (a) all Laws relating to the protection, privacy, security or processing of Personal Information, (b) all binding obligations concerning the protection, privacy, security and processing of Personal Information under any binding industry standard or guideline or any Contracts to which Company or any of its Subsidiaries is a party, and (c) all binding obligations under any consumer-facing privacy policy or notice of Company or any of its Subsidiaries.
“Delisting Period” has the meaning set forth in Section 7.15.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosing Party” has the meaning set forth in Section 7.5(b)(iii).
“Dissenting Shares” has the meaning set forth in the definition of “Dissenting Stockholders.”
“Dissenting Stockholders” means the holders of Shares who have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such right to appraisal under Section 262 of the DGCL (such Shares for which appraisal has been so duly demanded and the right thereto under Section 262 of the DGCL not effectively withdrawn or otherwise waived or lost, the “Dissenting Shares”).
“DTC” means The Depository Trust Company.
“Effective Time” has the meaning set forth in Section 2.2.
“Eligible Shares” means the Shares issued and outstanding immediately prior to the Effective Time, other than, subject to the last sentence of Section 4.2(f), any Excluded Shares.

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, or other similar encumbrance.
“Environmental Law” means any Law in effect on or prior to the date of this Agreement concerning the (a) protection of the environment or (b) handling, use, storage, treatment, transportation, disposal, release or threatened release of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“ESPP” means the Company’s Employee Stock Purchase Plan.
“Event” means any event, development, change, effect, state of facts, condition, circumstance or occurrence.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).
“Excluded Shares” means the (a) Shares owned by Parent, Merger Sub or any other Wholly Owned Subsidiary of Parent, the Company or any Wholly Owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (b) Dissenting Shares.
“Export and Sanctions Regulations” means all applicable sanctions and export control and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject to, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“FINRA Approval” means the decision of FINRA as specified in FINRA Rule 1017 granting approval of the Continuing Membership Application with respect to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer Subsidiary.
“Fraud” means, with respect to a Party, an actual and intentional common law fraud as defined under Delaware law on the part of such Person with respect to the making of any representation or warranty set forth in Article V or Article VI (as may be applicable) or the certificates contemplated by Section 8.2(d) and Section 8.3(c), as applicable, as determined by a court of competent jurisdiction. For the avoidance of doubt, “Fraud” shall not include any claim based on constructive knowledge, recklessness, negligent misrepresentation or any similar theory.
“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board applicable as of the time of the relevant financial statements or accounting procedure or action referred to herein and consistently applied during the periods involved.
“Governmental Entity” means any U.S. or non-U.S. (including any supranational) governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any public international organization, stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.
“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.
“Hazardous Substance” means any substance that is listed, designated or classified as hazardous, radioactive, toxic, a pollutant or a contaminant under applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, all obligations, liabilities or undertakings by such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment (excluding accounts payable incurred in the Ordinary Course of

Business), (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial positions or covenants of others or to purchase the obligations or property of others, (f) for net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), or (g) pursuant to guarantees (other than a clearing house guarantee) of any obligation, liability or undertaking of any other Person contemplated by the foregoing clauses (a) through (f) of this definition, in each case including all interest, penalties and other payments due with respect thereto, but excluding: (i) intercompany indebtedness, obligations, liabilities or undertakings (including any guarantees or arrangements having the economic effect of a guarantee) (x) solely between Parent and its Wholly Owned Subsidiaries or solely among Parent’s Wholly Owned Subsidiaries, or (y) solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries (as applicable); (ii) obligations, liabilities or undertakings for operating leases or real property leases; (iii) obligations, liabilities or undertakings in respect of interest rate and currency obligation swaps, hedges or similar arrangements or in respect of annuity insurance products created or entered into in the Ordinary Course of Business; (iv) obligations, liabilities or undertakings under performance bonds, other than amounts then due and owing and not being contested in good faith by appropriate proceedings; or (v) any redemption premium, prepayment penalty or similar payment with respect to capitalized leases contemplated by clause (c) of this definition to the extent the execution and delivery of this Agreement or the Closing would not reasonably be expected to trigger a default under such leases and such leases either are not required by their terms to be repaid in full at the Closing or do not require the lessor thereunder to offer to make a repayment as a result of the Closing.
“Indemnified Parties” means, collectively, each present and former (determined as of the Effective Time for purposes of Section 7.11) director or officer of the Company or any of its Subsidiaries (or other Persons performing similar functions), or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Company Benefit Plan, at the request or benefit of the Company or any of its Subsidiaries, together with such individual’s respective heirs, executors, trustees, fiduciaries or administrators, in each case when acting in such capacity.
“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements maintained by the Company or any of its Subsidiaries.
“Intellectual Property Rights” means, any and all rights in or to intellectual property, including any of the following in any jurisdiction in the world, whether registered or unregistered: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) works of authorship, whether or not copyrightable, copyrights and all registrations, applications for registration, and renewals thereof; (d) domain names and social media accounts or user names; and (e) trade secrets, know-how, and other similar confidential or proprietary information.
“Intervening Event” means an Event with respect to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries that first becomes actually known by the Company Board after the execution and delivery of this Agreement and was not reasonably foreseeable by the Company Board as of the execution and delivery of this Agreement (or if was actually known by the Company Board as of or prior to the execution and delivery of this Agreement, the material consequences of which were not actually known by, or reasonably foreseeable to, the Company Board at such time); provided that under no circumstances shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) an Event that involves an Acquisition Proposal or a Superior Proposal; or (b) any change in the market price or trading volume of Shares, any change in the credit rating of the Company or any of its securities, or the Company failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earnings predictions, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to any of the foregoing in this clause (b) may constitute or be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded under this definition).
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“Investor Consent” has the meaning set forth in Section 7.17(a).
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means technology devices, computers, software, hardware, systems, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation. For clarity, “IT Assets” excludes any Intellectual Property Rights.
“Knowledge” or any similar phrase means (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1(b) of the Company Disclosure Schedule and (b) with respect to Parent and/or Merger Sub, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent, in each case of the foregoing clauses (a) and (b) of this definition, following due inquiry of such individual’s direct reports.
“Law” means any law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity, or any Order.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.
“Material Contract” has the meaning set forth in Section 5.11(a)(xv).
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.
“New Client” has the meaning set forth in Section 7.17(a).
“Non-Wholly Owned Subsidiary” has the meaning set forth in Section 5.2(f).
“Notice Period” has the meaning set forth in Section 7.2(d)(iii).
“NYSE” means the New York Stock Exchange.
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.
“Ordinary Course of Business” means, with respect to any Person, the conduct by such Person in connection with the relevant business in accordance with such Person’s normal day-to-day customs, practices and procedures.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Original Date” has the meaning set forth in Section 7.3(b).

“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries or the Company or any of its Subsidiaries are otherwise subject.
“Outside Date” has the meaning set forth in Section 9.2(a).
“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by Company or its Subsidiaries.
“Owned IT Assets” means all IT Assets owned or purported to be owned by Company or its Subsidiaries.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Approvals” has the meaning set forth in Section 6.4(a).
“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.
“Parties” has the meaning set forth in the Preamble.
“Paying Agent” means the paying agent selected by Parent prior to the Effective Time that is reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed).
“Paying Agent Agreement” means the Contract pursuant to which Parent shall appoint the Paying Agent, which shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed).
“Permitted Confidentiality Agreement” has the meaning set forth in Section 7.2(b)(i).
“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable or that the Person subject to such Taxes or other governmental charges is contesting in good faith by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, material; (c) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted, or restrictions or exclusions that would be shown by a current title report or other similar report; (d) Encumbrances arising under or relating to applicable securities Laws; (e) with respect to the Company and its Subsidiaries, Encumbrances arising under or relating to this Agreement or any of the Organizational Documents of the Company or any of its Subsidiaries, respectively; (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) any licenses or other similar rights with respect to Intellectual Property Rights; and (h) any Encumbrances set forth in Section 1.1(c) of the Company Disclosure Schedule.
“Per Share Merger Consideration” means $45.00 per Share in cash, without interest.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means information that identifies or is reasonably capable of identifying, a particular individual and, when referring to applicable Laws, has the same meaning as the similar or equivalent term defined thereunder.
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proxy Statement” has the meaning set forth in Section 7.5(a)(i).
“Real Property” means the Owned Real Property and Leased Real Property.
“Receiving Party” has the meaning set forth in Section 7.5(b)(iii).
“Registered Intellectual Property” means Owned Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.
“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.
“Restraint” has the meaning set forth in Section 9.2(b).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Share” means any share of the common stock of the Company, par value $0.0001 per share.
“Significant Subsidiary” means “significant subsidiary” as defined by Rule 1.02(w) of Regulation S-X under the Exchange Act.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s obligations and liabilities on a consolidated basis (including contingent obligations and liabilities) is less than the sum of such Person’s assets on a consolidated basis, (b) such Person will not have, on a consolidated basis, unreasonably small capital to conduct the businesses in which it is engaged or intends to be engaged and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts, including contingent and other obligations or liabilities, beyond its ability to pay such debts as they become absolute and mature in the Ordinary Course of Business.
“Special Committee” has the meaning set forth in the Recitals.
“Stock Plans” means, collectively, the Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan and the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.
“Substantial Detriment” has the meaning set forth in Section 7.5(b)(ii)(E).
“Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal made after the date of this Agreement that if the transactions or series of related transactions contemplated thereby were consummated would result in a Person or Group, other than Parent or any of its Subsidiaries or any Group that Parent or any of its Subsidiaries are members of, becoming the beneficial owner of, directly or indirectly, fifty percent or more of the: (a) total voting power of the equity securities of the Company and its Subsidiaries (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity); or (b) consolidated net revenues, net income or total assets, in each of the foregoing clauses (a) and (b) of this definition, as of the date of such Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to Section 7.2(d)(iii) and such other factors the Company Board deems relevant acting in good faith).
“Surviving Corporation” has the meaning set forth in Section 2.3.
“Tail Period” means the six years from and after the Effective Time.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes, including, for the avoidance of doubt, any amendments or supplements thereof, required to be filed or supplied to any Taxing Authority.
“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any such taxes, duties and assessments (such a Governmental Entity, a “Taxing Authority”).
“Taxing Authority” has the meaning set forth in the definition of “Taxes.”
“Termination Fee” means an amount equal to $25,740,000.
“Transaction Litigation” has the meaning set forth in Section 7.13.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.
1.2. Other Terms. Each of the capitalized terms used in this Agreement and not defined in Section 1.1 has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.
1.3. Interpretation and Construction.
(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
(b) Unless otherwise specified in this Agreement or the context otherwise requires:
(i) all Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses exhibits and schedules to this Agreement and references to Schedules include the Company Disclosure Schedule;
(ii) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);
(iii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa;
(iv) words importing the masculine gender shall include the feminine and neutral genders and vice versa;
(v) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”;

(vi) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement;
(vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;
(viii) all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP;
(ix) whenever the word “transfer” is used, it shall be deemed to be followed by the words “including, if applicable, pursuant to the division of a limited liability company, limited partnership or other entity”;
(x) references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions;
(xi) the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
(xii) the term “dollars” and the symbol “$” mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny;
(xiii) references to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (A) such one or more Parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company or otherwise to such other Party or Parties or its or their Representatives, in each case in connection with the transactions contemplated by this Agreement prior to the execution and delivery of this Agreement, or (B) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions at least one Business Day prior to the date of this Agreement;
(xiv) when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day and references to a number of days shall refer to calendar days unless Business Days are specified;
(xv) all references to any (A) statute include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (B) Law shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the date of this Agreement; and
(xvi) all references to (A) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (B) this Agreement mean this Agreement (taking into account the provisions of Section 10.11(a)) as amended or otherwise modified from time to time in accordance with Section 10.5.
(c) The Company Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more provisions set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure

Schedule shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, it has had or would reasonably be expected to result in a Company Material Adverse Effect.
(d) The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

Closing; Certificate of Merger and Effective Time; The Merger
2.1. Closing. Subject to the provisions of Article IX, the closing of the Merger shall take place remotely by electronic exchange of documents as soon as practicable following the Effective Time, on a date to be specified by the parties, which shall be no later than the fourth Business Day after the date the conditions set forth in Article IX (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, and at such other time, or on such other date as the Parties may mutually agree in writing.
2.2. Certificate of Merger and Effective Time. As promptly as practicable following the Closing, but on the Closing Date, the Company shall (a) cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the DGCL in connection with such filing of the Certificate of Merger and the Merger, which shall become effective at the date and time when the Certificate of Merger has been executed and filed pursuant to clause (a) of this Section 2.2, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger so executed and filed (such date and time, as applicable, the “Effective Time”).
2.3. The Merger. Subject to the terms and conditions of this Agreement and pursuant to Section 251 and Section 259 of the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and, from and after the Effective Time, shall be a direct Wholly Owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger, and (c) the Merger shall have such other applicable effects set forth in the DGCL.
ARTICLE III

Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation
3.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to read substantially as set forth in Exhibit A, until thereafter duly amended, restated or amended and restated as provided therein and/or by applicable Law, in each case consistent with the obligations set forth in Section 7.11.
3.2. Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Surviving Corporation (the “Bylaws”) shall be substantially as set forth in Exhibit B, until thereafter amended, restated or amended and restated as provided therein, the Charter and/or by applicable Law, in each case consistent with the obligations set forth in Section 7.11.
3.3. Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.
3.4. Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.

ARTICLE IV

Effect of the Merger on Capital Stock; Delivery of Merger Consideration
4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:
(a) Merger Consideration. Each Eligible Share shall be converted into the right to receive the Per Share Merger Consideration, and shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate, and each Book-Entry Share, shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.2.
(b) Treatment of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights any Dissenting Stockholders may have pursuant to Section 4.2(f) with respect to any Excluded Shares that are Dissenting Shares.
(c) Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.
4.2. Delivery of Merger Consideration.
(a) Deposit of Merger Consideration and Paying Agent.
(i) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 4.2(b) (such cash, the “Exchange Fund”).
(ii) Pursuant to the Paying Agent Agreement the Paying Agent shall, among other things, (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by an internationally recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level sufficient to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1, or to the extent the Exchange Fund is not sufficient to make prompt payment and delivery of the aggregate Per Share Merger Consideration in respect of any Dissenting Shares that become Eligible Shares pursuant to the last sentence of Section 4.2(f), Parent shall promptly deposit or cause to be deposited such additional amounts in cash in immediately available funds with the Paying Agent for the Exchange Fund so as to ensure that the Exchange Fund is at all relevant times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.
(b) Procedures for Surrender.
(i) As promptly as practicable after the Effective Time (but in any event within five Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) Certificates or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable (such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree), and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.
(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii) Upon surrender to the Paying Agent of Eligible Shares that (A) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this 4.2(b)(iii), pursuant to such materials and instructions contemplated by Section 4.2(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(a)(i), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares by (2) the Per Share Merger Consideration, and each Certificate so surrendered shall forthwith be cancelled.
(iv) In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued by the Paying Agent to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 4.2(b)(iv). Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.
(v) For the avoidance of doubt, no interest shall be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.
(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books or ledger of the Company of the Eligible Shares. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.
(d) Termination of Exchange Fund.
(i) Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 180 days from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) in respect thereof.
(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.
(f) Appraisal Rights. Subject to the last sentence of this Section 4.2(f), no Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder and each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and such Dissenting Stockholder shall cease to have any other rights with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice and copies of any written demands for appraisal, actual, attempted or purported written withdrawals of such demands, and any other instruments served pursuant to (or purportedly pursuant to) applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal and (ii) shall not participate in any negotiations with respect to any written demand for appraisal under the DGCL without Parent or its Representatives, including any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal. Parent shall be entitled to lead the negotiations and Proceedings with respect to any such demands; provided that the Company shall not be required to settle any negotiation or Proceeding with respect to any demands for appraisal that provides for payment or other remedies with effect prior to the Effective Time. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), voluntarily make any payment or deposit with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder shall have effectively withdrawn or otherwise waived or lost the right under Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall become Eligible Shares and thereupon converted into the right to receive the Per Share Merger Consideration with respect to such Shares pursuant to this Article IV.
(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be timely remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options in respect of which such deduction and withholding was made. The Parties hereby agree to take commercially reasonable efforts to cooperate to eliminate or reduce any such deduction or withholding.
4.3. Treatment of Company Equity Awards and ESPP. Except as otherwise agreed by Parent and the holder of a Company Equity Award, this Section 4.3 shall govern the treatment of the Company Equity Awards.
(a) Company Options. At the Effective Time, (i) any vesting conditions applicable to each Company Option shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option award to receive, without interest, an amount in cash equal to the product obtained by multiplying (1) the number of Shares subject to such Company Option immediately prior to the Effective Time by (2) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.
(b) Company Restricted Stock Units. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed and converted into a restricted stock unit award of Parent (a “Parent RSU”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the total number of Shares subject to such Company RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares. Each Parent RSU will otherwise be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Company RSU immediately prior to the Effective Time, provided that the vesting of a Parent RSU shall be accelerated upon a severance-qualifying termination by Parent of the employment of the holder of the applicable Parent RSU during the 12-month period commencing on the Closing Date. For purposes of this Agreement, the term “Equity Award Exchange Ratio” means the quotient of the Per Share Merger Consideration, divided by the average, rounded to the nearest one ten thousandth, of the closing-sale prices of shares of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five full trading days ending on (and including) the trading day preceding the Closing Date.
(c) Company Restricted Stock Awards. At the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed and converted into a restricted stock award of Parent (a “Parent RSA”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the total number of Shares subject to such Company RSA immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares. Each Parent RSA will otherwise be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Company RSA immediately prior to the Effective Time.
(d) Company Performance Share Units. At the Effective Time, each Company PSU shall be assumed and converted into a Parent RSU with respect to a number of shares of Parent Common Stock equal to the product of (i) the total number of Shares underlying such Company PSU as of immediately prior to the Effective Time (based on the higher of target performance and actual performance) multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares. Each such Parent RSU will otherwise be subject to the same terms and conditions that applied to the corresponding Company PSU immediately prior to the Effective Time (except that (x) any performance-based vesting conditions shall no longer apply and (y) the accelerated vesting upon a severance-qualifying termination set forth in Section 4.3(b) shall apply). Notwithstanding the foregoing, to the extent an “overachievement payment” (or similar term) is earned in respect of a Company PSU based on actual performance, the number of Shares underlying such Company PSU for purposes of the first sentence of this paragraph shall be deemed to include the number of Shares that would have been issued had such payment been fully satisfied in Shares, and the corresponding Parent RSU shall not include any further right to such a payment.
(e) Company Option Payments. As promptly as practicable after the Effective Time (but in any event no later than the first payroll date occurring more than three Business Days thereafter), Parent shall pay or cause to be paid to the applicable holders of the Company Options, the amounts contemplated by Section 4.3(a), respectively (collectively, the “Company Option Payments”). Parent shall ensure that the Surviving Corporation shall have an amount in cash sufficient to pay all amounts required by the foregoing sentence.
(f) Employee Stock Purchase Plan. As promptly as practicable following the date of this Agreement (but in any event prior to the Effective Time), the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or the Company Compensation Committee) that may be necessary or required under the ESPP and applicable Laws to: (i) ensure that, (A) no offering period shall be authorized or commenced on or after the date of this Agreement, (B) participants may not increase deductions under the ESPP after the date of this Agreement and (C) no new participants may begin participation after the date of this Agreement; (ii) ensure that the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement; and (iii) ensure that the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.
(g) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the terms of this Section 4.3 and (ii) cause the Stock Plans (other than the ESPP) to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.
(h) Parent Actions. Parent shall file or have on file with the SEC, at or as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Parent RSAs and Parent RSUs.
4.4. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.
4.5. Warrant Treatment. At the Effective Time, the Company Common Warrants and the Company Private Placement Warrants will be canceled for no consideration and cease to be outstanding.
ARTICLE V

Representations and Warranties of the Company
Except as set forth in the Company Reports filed or furnished since the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to Parent, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, or in the corresponding sections of the confidential disclosure schedule delivered to Parent by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
5.1. Organization, Good Standing and Qualification.
(a) The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted except where the failure to be in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement. The Company is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b) The Company has made available to Parent correct and complete copies of the Company’s and the Company’s Significant Subsidiaries’ Organizational Documents that, in each case, are in full force and effect as of the date of this Agreement.
5.2. Capital Structure.
(a) The authorized capital stock of the Company consists of 133,333,333 Shares and 100,000,000 shares of Company Preferred Stock. As of the Capitalization Date no Shares were issued and outstanding or reserved for issuance other than: (i) 13,756,556 Shares were issued and outstanding of which 483,333 were Company RSAs, (ii) 10,479 Shares were issued and held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and (iv) 1,182,247 Shares reserved for issuance pursuant to the Company’s Stock Plans, pursuant to which there were (x) 418,143 Shares underlying outstanding Company Options, (y) 549,128 Shares underlying outstanding Company RSUs and (z) 214,976 Shares underlying outstanding Company PSUs (assuming achievement of applicable performance goals at target levels). From the Capitalization Date through the date of this Agreement, no Shares or shares of Company Preferred Stock have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding prior to the Capitalization Date and pursuant to the terms of the applicable Stock Plan in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement), and no Shares have been reserved for issuance and no Company Equity Awards have been granted, except pursuant to the terms of the applicable Stock Plan in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement.
(b) As of the date of this Agreement, 492,444 Company Private Placement Warrants and 194,207 Company Common Warrants are issued and outstanding, all of which have an exercise price per Share which is greater than the Per Share Merger Consideration. All outstanding Company Warrants have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.
(c) Neither the Company nor any of its Significant Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Significant Subsidiaries on any matter, respectively.
(d) The Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.
(e) Section 5.2(e) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date, setting forth the number of Shares subject to each Company Equity Award and the holder, grant date, vesting schedule and exercise price per Share with respect to each Company Equity Award, as applicable. Each Company Equity Award was granted in compliance with all applicable Laws and the terms and the conditions of the Stock Plan pursuant to which it was issued.

(f) Section 5.2(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement: (i) each of the Company’s Subsidiaries; (ii) whether or not each such Subsidiary is a Wholly Owned Subsidiary (any Subsidiary that is not a Wholly Owned Subsidiary, a “Non-Wholly Owned Subsidiary”); and (iii) for each Non-Wholly Owned Subsidiary, (A) the percentage of the Company’s ownership interest, direct or indirect, and the number and type of capital stock or other securities owned by the Company, directly or indirectly, in each such Subsidiary, and (B) to the Knowledge of the Company, the percentage of such other Person or Persons’ ownership interest and the number and type of capital stock or other securities owned by such other Person or Persons in each such Subsidiary, and the name of such other Person or Persons.
(g) All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance). Upon the issuance of any Shares in accordance with the terms of the Stock Plans in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance).
(h) Except as set forth in Sections 5.2(a)-(g), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(i) Each Company Equity Award was properly accounted for in the Company’s financial statements.
5.3. Corporate Authority; Approval.
(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, (ii) determine that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that this Agreement be submitted to the holders of Shares for its adoption and (iv) resolve, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement.
(c) The Company Board, acting upon the recommendation of the Special Committee, has, at a duly convened and held meeting: (i) unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares, other than Excluded Shares that are not Dissenting Shares, and (C) resolved to recommend that the holders of Shares adopt this Agreement at any Company Stockholders Meeting (the “Company Recommendation”); and (ii) unanimously directed that this Agreement be submitted to the holders of Shares for their adoption at the Company Stockholders Meeting.
5.4. Governmental Filings; No Violations.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Entity other than the expirations of the statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act,

(ii) in connection with the FINRA Approval, (iii) pursuant to the DGCL, (iv) required to be made with or obtained from the SEC, (v) required to be made with or by the NYSE, (vi) under the Takeover Statutes and state securities and “blue sky” Laws, and (vi) set forth in Section 5.4(a)(vi) of the Company Disclosure Schedule (collectively, the “Company Approvals”), assuming the accuracy of the representations and warranties set forth in Section 6.4(a), except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.
(b) The execution and delivery of and performance under this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained, constitute or result in a breach of the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained and the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of any Law to which the Company or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of, or cause or permit a termination or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance (other than any Permitted Encumbrance) on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, any Material Contract or any License necessary to the conduct of the business of the Company or any its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 5.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.
5.5. Compliance with Laws; Licenses.
(a) Compliance with Laws.
(i) Since the Applicable Date, the (A) businesses of the Company and each of its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law and (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication from a Governmental Entity asserting any noncompliance with any applicable Law by the Company or any of its Subsidiaries that has not been cured, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(ii) Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
(iii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(b) FCPA and Other Anti-Bribery Laws.
(i) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective owners, directors, employees (including officers) and agents are in compliance with and, since the Applicable Date, have complied with the FCPA and the Other Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(ii) To the Knowledge of the Company, since the Applicable Date, none of the Company, any of its Subsidiaries and/or any of their respective owners, directors, employees (including officers) and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled by any

Governmental Entity), any royal or ruling family member or any political party or candidate for public or political office for the purpose of influencing any act or decision of any such Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation, in any material respect, of the FCPA or any of the Other Anti-Bribery Laws.
(iii) The Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.
(iv) As of the date of this Agreement there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case with respect to the FCPA and the Other Anti-Bribery Laws.
(c) Export and Sanctions Regulations.
(i) The Company and each of its Subsidiaries are in compliance and, since the Applicable Date, have been in compliance with the Export and Sanctions Regulations, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(ii) Section 5.5(c)(ii) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of material Licenses held by the Company or any of its Subsidiaries under the Export and Sanctions Regulations, if any.
(iii) The Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations and have maintained such policies and procedures in full force and effect.
(iv) As of the date of this Agreement there are no Proceedings against the Company or any of its Subsidiaries pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity, in each case with respect to the Export and Sanctions Regulations.
(d) Licenses. As of the date of this Agreement, the Company and each of its Subsidiaries has obtained, holds and is in compliance with all Licenses necessary to conduct their respective businesses as currently conducted and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication from a Governmental Entity asserting any non-compliance with any such Licenses by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.6. Company Reports.
(a) All Company Reports filed or furnished since the Applicable Date have been filed or furnished on a timely basis and all fees related thereto have been timely paid. Correct and complete copies of each of the Company Reports filed or furnished since the Applicable Date and prior to the date of this Agreement have been made available to Parent.
(b) Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of the last such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied or will comply (as applicable), as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable. The Company Reports filed or furnished since the Applicable Date have not and will not (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting, except that any such Company Report that is a registration statement filed pursuant to the Securities Act, did not and will not (as applicable), contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading on the date of effectiveness of such Company Report that is such a registration statement. Notwithstanding any of the foregoing sentences, the Company makes no representation or warranty with respect to (x) any information furnished by or on behalf of Parent or Merger Sub for use or inclusion in any such document or (y) the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
(c) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or Section 15d of the Exchange Act.
5.7. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.
(a) The Company maintains disclosure controls and procedures required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(b) The Company maintains internal control over financial reporting required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.
(c) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(d) Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters have been received by the Company. The Company has made available to Parent (i) a correct and complete summary of any disclosure made by management to the Company’s auditors and Audit Committee contemplated by Section 5.7(c) since the Applicable Date, (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of the NYSE, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a correct and complete summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.
(e) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, Audit Committee (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
5.8. Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a) Financial Statements. Each of the consolidated balance sheets and consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date: (i) were or will be prepared

(as applicable), in each case in accordance with applicable Law, in all material respects, and GAAP, except as may be noted therein; and (ii) did or will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to notes and normal and recurring year-end audit adjustments that will not be material in amount or effect).
(b) No Undisclosed Liabilities. Except for obligations and liabilities (i) reflected or reserved against in the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course of Business since the date of such consolidated balance sheet, (iii) incurred pursuant to this Agreement or (iv) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise that would be required by GAAP to be set forth in a consolidated balance sheet of the Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(c) Off-Balance Sheet Arrangements. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the Securities Act).
5.9. Litigation.
(a) Except with respect to this Agreement and the transactions contemplated by this Agreement, since the Applicable Date there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending or threatened in writing against the Company or any of its Subsidiaries or any Indemnified Party, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries (nor any of their respective properties, assets or businesses) is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.10. Absence of Certain Changes.
(a) Since June 30, 2025 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.
(b) Since June 30, 2025 and through the date of this Agreement, there has not been any Event that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.
5.11. Material Contracts.
(a) Except for this Agreement, Contracts terminable by any party thereto on 180 days’ or less notice and Contracts that are filed or furnished as exhibits to the Company Reports filed since the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to Parent, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by, without duplication:
(i) any Contract that is reasonably expected to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $3,500,000;
(ii) any Contract (other than those solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries) relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $3,500,000;

(iii) any Contract for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $1,500,000 or more;
(iv) any Contract pursuant to which the Company or its Subsidiaries grants or is granted any license, covenant not to sue, or other right under any Intellectual Property Rights that are material to their respective businesses, excluding, in each case, (A) Contracts in which such grants of Intellectual Property Rights are non-exclusive and incidental to the transaction contemplated in such Contract and (B) Contracts providing rights to any generally commercially available software or IT Assets;
(v) any Contract related to a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;
(vi) any Contract related to any settlement of any material Proceeding;
(vii) any partnership, limited liability company, joint venture or other similar agreement in which the Company or any of its Subsidiaries owns more than a fifteen percent voting or economic interest, except for any such agreements or arrangements solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;
(viii) any Contract relating to the, direct or indirect, acquisition or disposition of any capital stock or other securities, assets or business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after the Applicable Date and (B) in each case with a fair market value or purchase price in excess of $1,500,000 and pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay or receive any earn-out, deferred or other contingent payments;
(ix) any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business reasonably expected to result in payments with a value in excess of $1,500,000 in any twelve-month period;
(x) any Contract that (A) purports to restrict the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates from (1) directly or indirectly, engaging in any business or competing in any business (or any line of business or geographic region) with any Person (including soliciting clients or customers), (2) operating its business in any manner or location, or (3) enforcing any of its rights with respect to any of its material assets, (B) would require the, direct or indirect, disposition of any material assets or line of business of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates, or, direct or indirect, acquisition by the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates, of any material assets or line of business of any other Person, or (C) grants “most favored nation” status to any other Person that, including those that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates;
(xi) any Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
(xii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness by the Company or any of its Subsidiaries;
(xiii) any Contract that was not negotiated and entered into on an arm’s length basis reasonably expected to result in payments with a value in excess of $3,500,000 in any twelve-month period, except for any such Contract solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;
(xiv) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand other than offer letters that can be terminated at will without severance, termination or “change of control” obligations and Contracts pursuant to the Stock Plans; and

(xv) any other Contract or group of related Contracts not otherwise described in the foregoing clauses (i) through (xiv) of this Section 5.11(a) that if terminated or subject to a breach or default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (together with each Contract constituting any of the foregoing types of Contracts described in clauses (i) through (xiv) of this Section 5.11(a), a “Material Contract”).
(b) A correct and complete copy of each Material Contract (including, for the avoidance of doubt, any amendments or supplements thereto) has been made available to Parent.
(c) Except for expirations, including any non-renewals, in the Ordinary Course of Business and in accordance with the terms of such Material Contract, each Material Contract is in full force and effect, valid and binding on, and enforceable against, the Company and/or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(d) As of the date of this Agreement, there is no breach or violation of, or default under, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.12. Employee Benefits.
(a) Section 5.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan.
(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle documents (or where no such copies are available, a reasonably detailed written description thereof), (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received in the last three years with respect thereto (or where no such copies are available, a reasonably detailed written description thereof).
(c) Each Company Benefit Plan (including any related trusts), has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, all contributions or other amounts payable by the Company or any of its Subsidiaries with respect thereto in respect of current or prior plan years have been timely paid or, to the extent not required to be made on or before the date hereof, have been properly accrued in accordance with GAAP in all material respects and there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by, on behalf of or against any Company Benefit Plan or any trust related thereto that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(d) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and, for the avoidance of doubt, all schedules and financial statements attached thereto).
(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material to the Company and its Subsidiaries, taken as a whole.

(f) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has in the last six years sponsored, participated in or contributed to, maintained or established (or has had any obligation to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under) (i) any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(g) No Company Benefit Plan provides post-termination or retiree medical or welfare benefits to any individual, and neither the Company nor any of its Subsidiaries has any obligation to provide post-termination or retiree medical or welfare benefits to any individual, other than coverage mandated by applicable Law.
(h) None of the execution and delivery of or the performance under this Agreement by the Company or the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any employee of the Company or any of its Subsidiaries to severance pay or any other payment or benefit or any material increase in severance pay or other payment or benefit, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due under any Company Benefit Plan, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, (iv) otherwise give rise to any obligation, liability, right or restriction under any Company Benefit Plan, or (v) limit or restrict the right to merge, terminate, materially amend or otherwise modify or transfer the assets of any Company Benefit Plan on or following the Effective Time.
(i) None of the execution and delivery of or the performance under this Agreement by the Company, the receipt of the Requisite Company Vote or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would, either individually or in combination with another event, result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or in the imposition of an excise Tax under Section 4999 of the Code.
(j) Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. All Company Benefit Plans have, in form and operation, been maintained in compliance in all material respects with Section 409A of the Code.
5.13. Labor Matters.
(a) As of the date of this Agreement and since the Applicable Date, neither of the Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no (and there have not been since the Applicable Date) activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.
(b) As of the date of this Agreement, there is no and since the Applicable Date there has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its Subsidiaries is, and has since the Applicable Date been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, terms and conditions of employment, wages and hours (including employee-independent contractor classification and the proper classification of employees as exempt or non-exempt employees, discrimination, harassment and equitable pay practices), and occupational safety and health. To the Knowledge of the Company, since the Applicable Date, no allegations of sexual harassment have been made by any current or former employee or other service provider of the Company or its Subsidiaries against any current member of the Company’s Executive Leadership Team (the members of whom, for all purposes of this Agreement, are set forth on Section 5.13(b) of the Company Disclosure Schedule), and neither the Company nor any of its

Subsidiaries have been named a defendant or respondent in any Action, or entered into any settlement agreements, related to allegations of sexual harassment by any such individual. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
5.14. Environmental Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) since the Applicable Date, the Company and its Subsidiaries have complied with applicable Environmental Laws; (ii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, which has not been resolved or is in the process of being timely resolved; (iii) no property currently owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance requiring remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity pursuant to any Environmental Law.
(b) The Company made available to Parent, correct and complete copies of all material environmental reports, studies and assessments prepared by the Company or any of its Subsidiaries since the Applicable Date.
5.15. Tax Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, (ii) have paid all Taxes that are shown as due on such filed Tax Returns, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes), (iv) have complied in with all information reporting (and related withholding) and record retention requirements and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which waiver or agreement, as applicable, remains in effect.
(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened Proceedings by any Governmental Entity regarding any material Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.
(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, in the six-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been informed in writing by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries (as applicable) does not file Tax Returns that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any Tax Return in that jurisdiction that was not filed.
(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company has made available to Parent correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the six-year period prior to the date of this Agreement.
(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no Encumbrances for material Taxes (other than any Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries.
(f) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries or (B) ordinary course commercial agreements or arrangements that are not primarily related to Taxes).
(g) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any obligation or liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.
(h) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, at no time during the past five years has the Company been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(k) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority occurring prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law) entered into or created on or prior to the Closing Date, or any election pursuant to Section 108(i) or Section 965(h) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date in the case, outside of the Ordinary Course of Business.
5.16. Real Property.
(a) Section 5.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Owned Real Property and material Leased Real Property, together with (i) a description of the principal functions conducted at each parcel of Owned Real Property and material Leased Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property and material Leased Real Property.
(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) there is no breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property.

(c) The Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair, except for ordinary wear and tear, in all material respects, and is suitable for the purposes for which it is currently used.
(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation of any Owned Real Property or any material Leased Real Property by any Governmental Entity, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that would result in special assessments against or otherwise adversely affect the Owned Real Property or any of the material Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted.
5.17. Tangible Property.
(a) Each of the Company and its Subsidiaries has sufficient title to, or a valid leasehold interest in all the tangible properties and assets which it owns or leases or purports to own or lease, including all the tangible properties and assets reflected on consolidated balance sheets included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date of this Agreement, free and clear of all Encumbrances, except for Encumbrances reflected on such consolidated balance sheets, Encumbrances for current Taxes not yet due and other Encumbrances that do not materially impair the use of the property or assets subject thereto.
(b) The tangible properties and assets contemplated by Section 5.17(a) are, in the aggregate, sufficient to carry on the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.18. Intellectual Property; Information Technology; Privacy.
(a) Section 5.18(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date hereof, of all material Registered Intellectual Property, indicating for each item, (i) the record owner, (ii) the registration or application number and (iii) the applicable filing jurisdiction or Internet domain name registrar. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the material Registered Intellectual Property is subsisting and, to the Knowledge of Company, no such Registered Intellectual Property has been adjudicated to be invalid or unenforceable.
(b) The Company and its Subsidiaries exclusively own all Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Owned Intellectual Property, together with all other Intellectual Property Rights licensed or provided to the Company or its Subsidiaries by third parties, constitutes all of the material Intellectual Property Rights that are necessary for and used in the respective businesses of the Company and its Subsidiaries as currently conducted. The foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement of third-party Intellectual Property Rights, which is addressed solely in Section 5.18(c).
(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) to the Knowledge of Company, the conduct of the respective businesses of Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party, (ii) the Company and its Subsidiaries have not, since the Applicable Date, been party to any Proceeding or received any written threat (including any “cease and desist” letter or invitation to take a license) alleging that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third parties, and (iii) to the Knowledge of Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property.
(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of Company, since the Applicable Date, there has been no unauthorized access to or unauthorized use of any Owned IT Assets.
(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, (i) to the Knowledge of Company, there has been no unauthorized access to, or unauthorized use or other processing of, any Personal Information that is collected or otherwise processed by the Company or its Subsidiaries in the conduct of their respective businesses and (ii) there has been no Proceeding that is pending or, to the Knowledge of Company, threatened in writing, alleging any material unauthorized access to, or unauthorized use or processing of, Personal Information, or any other violation of applicable Data Privacy Requirements.
(f) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of Company, the Company and its Subsidiaries are and, since the Applicable Date have been, in compliance with all applicable Data Privacy Requirements.
5.19. Insurance. All Insurance Policies are with reputable insurance carriers (to the extent applicable), provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries as currently conducted and their respective properties and assets, and are in character and amount at least reasonably equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the material Insurance Policies (or where no such copies are available, a reasonably detailed written description thereof).
5.20. Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 6.7, no Takeover Statute or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, or the transactions contemplated by this Agreement or the Support Agreements and, prior to the date of this Agreement, the Company Board has taken all action necessary so that the restrictions set forth in Section 203 of the DGCL applicable to “business combinations” (as such term is defined in Section 203 of the DGCL) and all other Takeover Statutes are and will be, inapplicable to the execution and delivery of and the performance under this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements.
5.21. Brokers and Finders. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed or retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Special Committee has retained Financial Technology Partners LP and its Wholly Owned Subsidiary, FTP Securities, LLC, as its financial advisors.
5.22. Broker-Dealer Representations. With respect to Forge Securities, LLC (the “Company Broker-Dealer Subsidiary”):
(a) The Company Broker-Dealer Subsidiary (i) is duly registered under the Exchange Act as a broker-dealer with the SEC and is a member organization in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) has been so registered with the SEC, and any Governmental Entity where licensing or registration is required, and a member of FINRA at all times that such registration or membership has been required, except to the extent failure to so comply would not be materially adverse to the Company and its Subsidiaries, taken as a whole, and (iii) is and has been for the past five years in compliance with the applicable provisions of the Exchange Act, FINRA rules and the terms of its membership agreement with FINRA, except to the extent (in the case of clause (iii) only) failure to so comply would not result in a Company Material Adverse Effect. The Company Broker-Dealer Subsidiary is in compliance with the Law of all jurisdictions in which it operates, except to the extent failure to so comply would not result in a Company Material Adverse Effect. Other than the Company Broker-Dealer Subsidiary, none of the Company or any of its Subsidiaries is, or is required to be, registered under the Exchange Act as a broker-dealer with the SEC or a member organization of FINRA.
(b) The Company Broker-Dealer Subsidiary’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Entity as a result of any activities undertaken on behalf of the Company Broker-Dealer Subsidiary are duly and properly registered, licensed or qualified in connection therewith. As of the date of this Agreement, the Company Broker-Dealer Subsidiary is not, nor are any of its associated persons, subject to a “statutory disqualification” (as such term is defined in the Exchange Act).
(c) Neither the Company Broker-Dealer Subsidiary nor any 20% owner of the Company Broker-Dealer Subsidiary’s outstanding voting securities is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act.
(d) The Company Broker-Dealer Subsidiary has duly adopted and implemented written policies and procedures as required under the Exchange Act and FINRA rules, and all such policies and procedures comply in all material respects with applicable Law.
(e) The information contained in filings made by the Company Broker-Dealer Subsidiary with the SEC, FINRA and any state, including filings in relation to the alternative trading system operated by the Company Broker-Dealer, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Company Broker-Dealer Subsidiary has made all amendments to such filings as is required under applicable Law, except to the extent failure to so comply would not result in a Company Material Adverse Effect.
5.23. Investment Adviser Representations. With respect to Forge Global Advisors LLC (the “Company Adviser Subsidiary”):
(a) The Company Adviser Subsidiary (i) is duly registered as an investment adviser under the Investment Advisers Act, (ii) has been so registered at all times that such registration has been required and (iii) is and has been in material compliance with the Investment Advisers Act since August 8, 2019. Other than the Company Adviser Subsidiary, none of the Company or any of its Subsidiaries is, or is required to be, registered as an investment adviser under the Investment Advisers Act.
(b) The Company Adviser Subsidiary has implemented: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted in accordance with the requirements of Section 204A of the Investment Advisers Act and Rule 204A-1 thereunder; and (ii) such other written compliance policies and procedures reasonably required to be adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements, and is in compliance in all material respects with such policies and procedures as in effect on the date hereof. The Company Adviser Subsidiary has conducted a review of the adequacy of its written policies and procedures adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements.
(c) Neither the Company Adviser Subsidiary nor, to the Knowledge of the Company, any “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of the Company Adviser Subsidiary is ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to an investment company registered under the Investment Company Act. Neither the Company Adviser Subsidiary nor any 20% owner of the Company Adviser Subsidiary’s outstanding voting securities is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act. Neither the Company Adviser Subsidiary nor, to the Knowledge of the Company, any “person associated with an investment adviser” (as defined in the Investment Advisers Act and applied to the Company Adviser Subsidiary) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with an investment adviser. There is no regulatory investigation, examination or other action or proceeding pending or, to the Knowledge of the Company threatened, that would result in the Company Adviser Subsidiary (or, to the Knowledge of the Company, any “affiliated person” of, or “associated person” of the Company Adviser Subsidiary) becoming ineligible to serve in such positions or capacity or requiring disclosure to the clients of the Company Adviser Subsidiary.
(d) Neither the Company Adviser Subsidiary nor, to the Knowledge of the Company, any “covered associate” of the Company Adviser Subsidiary, has made any “contributions” or “payments” to any “government officials” that causes any compensation the Company Adviser Subsidiary has accepted or will accept to be in violation of Rule 206(4)-5 under the Investment Advisers Act.
(e) The information contained in the materials filed by the Company Adviser Subsidiary on Form ADV under the Investment Advisers Act, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Company Adviser Subsidiary made all amendments to such forms as is required under the Investment Advisers Act. Any fund to which the Company Adviser Subsidiary provides investment advisory services (each a “Fund”) was duly established, is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business in the manner currently conducted. All equity interests of each Fund issued and currently outstanding: (i) have been issued and sold by such Fund in compliance in all material respects with applicable Law; and (ii) have been duly authorized. Each Fund is operating, and since such Fund’s inception has operated, in compliance with all applicable Laws in all material respects. The Company Adviser Subsidiary has performed investment advisory services with respect to each Fund in material compliance with the investment advisory agreement for such advisory client and applicable Law, in each case in all material respects. No client to whom the Company Adviser Subsidiary provides investment advisory services constitutes “plan assets” for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code.
5.24. Reports. The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, with (i) any state regulatory authority, (ii) the SEC, and (iii) any self-regulatory organization (an “SRO”) ((i)-(iii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since the Applicable Date, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since the Applicable Date.
5.25. Agreements with Regulatory Agencies. Since the Applicable Date, neither the Company nor any of its Subsidiaries has been subject to any cease-and-desist or other order or enforcement action issued by, or has been a party to any written agreement, consent agreement or memorandum of understanding with, or has been a party to any commitment letter or similar supervisory undertaking to, or has been subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since the Applicable Date by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Agreement.
5.26. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Article V and in any instrument or other document delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties and each of Parent and Merger Sub acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of Parent, Merger Sub or any of their respective Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Article V and in any instrument or other document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 5.26, nothing in this Section 5.26 shall limit Parent’s or Merger Sub’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by the Company in this Article V and in any instrument or other document delivered pursuant to this Agreement.
ARTICLE VI

Representations and Warranties of Parent and Merger Sub
Except as set forth in any reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by Parent (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto) on or after the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to the Company, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, Parent and Merger Sub each hereby represent and warrant to the Company that:
6.1. Organization, Good Standing and Qualification.
(a) Parent is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted except where the failure to be in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) Parent has made available to the Company correct and complete copies of Merger Sub’s Organizational Documents that are in full force and effect as of the date of this Agreement.
6.2. Capitalization and Business of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock of Merger Sub, par value $0.01 per share. As of the date of this Agreement, all such shares were issued and outstanding. All of the outstanding shares of capital stock of Merger Sub have been duly authorized, fully paid and non-assessable and owned by Parent. Merger Sub has not conducted any business and has no properties, assets, obligations or liabilities of any nature, in each case other than those incident to its organization and pursuant to this Agreement and the transactions contemplated by this Agreement.
6.3. Corporate Authority. No vote of holders of capital stock or other securities of Parent is necessary to approve this Agreement and the transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by Parent (as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.4. Governmental Filings; No Violations.
(a) The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Entity other than the expirations of statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NYSE, (v) under the Takeover Statutes and state securities and “blue sky” Laws, and (vi) set forth in Section 6.4(a)(vi) of the Company Disclosure Schedule (collectively, the “Parent Approvals”), assuming the accuracy of the representations and warranties set forth in Section 5.4(a), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) The execution and delivery of and performance under this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4, constitute or result in a breach of the Organizational Documents of Parent or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4 and the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of any Law to which Parent or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of, or cause or permit a termination or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance (other than any Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of real property to which they relate or the conduct of the business of Parent and its Subsidiaries as currently conducted) on any of the rights, properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any License necessary to conduct of the business of Parent or any of its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.5. Litigation.
(a) Except with respect to this Agreement and the transactions contemplated by this Agreement, since the Applicable Date there have been no Proceedings against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, or, to the Knowledge of Parent, threatened against the Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, and there are no Proceedings against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.6. Absence of Certain Agreements. As of the date of this Agreement, other than the Support Agreements, neither Parent nor any of its Affiliates has entered into any Contract or other agreement, understanding or arrangement

(whether oral or written), or authorized, committed or agreed to enter into any of the same: (a) pursuant to which any stockholder of the Company (i) would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (ii) agrees to vote to adopt this Agreement or approve the transactions contemplated by this Agreement or (iii) agrees to vote against any Superior Proposal; or (b) pursuant to which any current employee of the Company has agreed to (i) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than as expressly permitted or contemplated by Section 7.1) or become an employee of Parent or any of its Affiliates, (ii) contribute or rollover any portion of such employee’s Shares or Company Equity Awards to the Surviving Corporation, Parent or any of their respective Affiliates or (iii) receive any capital stock or other securities of the Surviving Corporation, Parent or any of their respective Affiliates.
6.7. Beneficial Ownership of Shares. None of Parent, Merger Sub or their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company; it being understood and agreed that Parent shall not be deemed to beneficially own any Shares held as fiduciary or in nominee name on behalf of a client, and any such deemed beneficial ownership on account thereof shall not violate this representation.
6.8. Available Funds. Parent and Merger Sub’s obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the transactions contemplated by this Agreement, the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Option Payments, or the payment of any related fees and expenses, and Parent and Merger Sub have all funds necessary to enable Parent or Merger Sub, as the case may be, to consummate the transactions contemplated by this Agreement, the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Option Payments, and the payment of all related fees and expenses.
6.9. Solvency. Each of Parent and Merger Sub is, and, after giving effect to the transactions contemplated by this Agreement, including the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Option Payments and the payment of any related fees and expenses, at and immediately after the Effective Time, will be, Solvent, and neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or any other Person.
6.10. Brokers and Finders. Neither Parent, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed or retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that Parent has retained J.P. Morgan Securities LLC as its financial advisor, whose fees and expenses will be paid by Parent and there are no arrangements made by or on behalf of Parent or any of its Subsidiaries with any broker, finder or investment bank in connection with this Agreement and the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligation or liability in a circumstance where the transactions contemplated by this Agreement are not consummated.
6.11. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent and Merger Sub in this Article VI and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub expressly disclaims any other representations or warranties and the Company acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of the Company or its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives, other than the express written representations and warranties expressly set forth in this Article VI and in any instrument or other document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 6.11, nothing in this Section 6.11 shall limit the Company’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Parent and Merger Sub in this Article VI and in any instrument or other document delivered pursuant to this Agreement.

ARTICLE VII

Covenants
7.1. Interim Operations.
(a) The Company shall, and shall cause each of its Subsidiaries to, from and after the execution and delivery of this Agreement until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX (unless Parent shall otherwise approve in writing (such approval not to be unreasonably conditioned, withheld or delayed)), and except as otherwise expressly required by this Agreement or as is required by applicable Law, use commercially reasonable efforts to conduct its business in all material respects in the Ordinary Course of Business and shall use and cause each of its Subsidiaries to use their respective commercially reasonable efforts to maintain its and its Subsidiaries’ relations and goodwill with key Governmental Entities, customers, suppliers, employees; provided, however, that no action taken or failed to be taken by the Company or any of its Subsidiaries with respect to the matters addressed by clauses (i) through (xxii) of this Section 7.1(a) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such clauses (i) through (xxii). Without limiting the generality of and in furtherance of the foregoing sentence, from the execution and delivery of this Agreement until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, except as otherwise expressly required or permitted by this Agreement, required by applicable Law, as approved in writing by Parent (such approval not to be unreasonably conditioned, withheld or delayed) or as set forth in the applicable subsection of Section 7.1(a) of the Company Disclosure Schedule, the Company shall not and shall cause its Subsidiaries not to:
(i) adopt any change in its Organizational Documents (other than, with respect to Organizational Documents of Subsidiaries, in a manner that would not materially restrict the operations of the Company’s or any of its Subsidiaries’ businesses);
(ii) merge or consolidate with any other Person or adopt any plan of liquidation, except for mergers or consolidations solely among Wholly Owned Subsidiaries of the Company;
(iii) acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person, properties or assets from any other Person either (A) with a purchase price in excess of $5,000,000 in any individual transaction or in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date, other than, in the case of clause (A), acquisitions of inventory or other goods in the Ordinary Course of Business pursuant to the terms of a Contract binding on the Company or any of its Subsidiaries in effect as of the date of this Agreement, correct and complete copies of which have been made available to Parent, or entered into following the date of this Agreement in the Ordinary Course of Business;
(iv) transfer, sell, lease, divest, cancel or otherwise dispose of, or incur, permit or suffer to exist the creation of any Encumbrance (other than any Permitted Encumbrance) upon, any properties or assets (tangible or intangible, including any Intellectual Property Rights), product lines or businesses material to the Company or any of its Subsidiaries, including capital stock or other equity interests of any of its Subsidiaries outside of the Ordinary Course of Business, except in connection with (A) sales of obsolete assets in the Ordinary Course of Business, (B) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $5,000,000 individually or in the aggregate in the Ordinary Course of Business, (C) non-exclusive licenses or other similar rights under Intellectual Property Rights in the Ordinary Course of Business, and (D) sales of inventory or other goods in the Ordinary Course of Business;
(v) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or capital stock or other equity interests of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities (other than (A) proxies solicited by or on behalf of the Company in order to obtain the Requisite Company Vote in compliance with the terms of this Agreement or (B) the issuance of shares of such capital stock, other equity securities or convertible or exchangeable securities (1) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (2) in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans in effect on the Capitalization Date, (3) in respect of Company Equity Awards granted in accordance with the terms and conditions of this Agreement under the Stock Plans in effect on the Capitalization Date or (4) pursuant to the ESPP in accordance with its terms and subject to Section 4.3(f));
(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its Wholly Owned Subsidiaries) outside of the Ordinary Course of Business or, to the extent in the Ordinary Course of Business, in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), except for dividends or other distributions paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company;
(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), other than the withholding of Shares to satisfy the payment of the exercise price on the exercise of a Company Option or withholding Tax obligations upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted after the date hereof in accordance with the terms and conditions of this Agreement, in each case, in accordance with their terms and, as applicable, the Stock Plans as in effect on the Capitalization Date;
(ix) incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the Ordinary Course of Business not to exceed $5,000,000 individually or in the aggregate or expressly permitted by Section 7.1(a)(vi), (B) guarantees of Indebtedness of its Wholly Owned Subsidiaries otherwise incurred in compliance with this Section 7.1(a) or (C) Indebtedness that consists of interest rate swaps, hedges, forward sales contracts or similar financial instruments on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement and not to exceed $5,000,000 of notional debt individually or in the aggregate;
(x) make or authorize any payment of, or accrual or commitment for, capital expenditures, except for any such expenditures (A) following prior notice to, and consultation with Parent, to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of the Company or its Subsidiaries or (B) in the Ordinary Course of Business not in excess of $1,000,000 in the aggregate during any consecutive twelve-month period;
(xi) other than with respect to Contracts relating to activities expressly described in any other Subsection of this Section 7.1(a), which will be governed by those respective Subsections, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than Contracts with customers or suppliers entered into in the Ordinary Course of Business and, for the avoidance of doubt, any Contracts entered into in connection with an action expressly permitted by any of the Subsections of this Section 7.1(a), including any amendment, modification or supplement to an existing Contract, which are governed by Section 7.1(a)(xii);
(xii) other than with respect to Material Contracts related to Indebtedness, which shall be governed by Section 7.1(a)(ix), terminate or amend or otherwise modify or waive in a manner that is materially adverse to the Company and its Subsidiaries (taken as a whole), or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any Material Contract, other than expirations of any such Material Contract in the Ordinary Course of Business and in accordance with the terms of such Material

Contract with no further action by the Company, any of its Subsidiaries or other party to such Material Contract, except for any ministerial actions, or non-exclusive licenses, covenants not to sue, releases, waivers or other rights under Intellectual Property Rights owned by the Company or any of its Subsidiaries, in each case, granted in the Ordinary Course of Business;
(xiii) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(xiv) amend any License contemplated by Section 5.5(d) in any material respect, or allow any such License to lapse, expire or terminate (except where the lapse, expiration or termination of any such License is with respect to a License that has become obsolete, redundant or no longer required by applicable Law);
(xv) for the avoidance of doubt, except as expressly provided for by Section 7.11, amend, modify, terminate, cancel or let lapse any material Insurance Policy, unless simultaneous with such termination, cancellation or lapse, replacement self-insurance programs are established by the Company or one or more of its Subsidiaries or replacement policies underwritten by reputable insurance carriers are in full force and effect, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed Insurance Policies for substantially similar premiums, as applicable, as in effect as of the date of this Agreement;
(xvi) other than with respect to Transaction Litigation, any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any material Tax claim, audit, assessment or dispute, which shall be governed by Section 7.13, Section 4.2(f) and Section 7.1(a)(xviii), respectively, settle or compromise any Proceeding for an amount in excess of $5,000,000 in the aggregate or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person;
(xvii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or applicable Law;
(xviii) change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, affirmatively surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (provided that an extension of time for filing tax returns requested or granted in the Ordinary Course of Business shall not be considered an extension or waiver of the statute of limitations for this purpose);
(xix) cancel, abandon or otherwise allow to lapse or expire any Registered Intellectual Property, except in the Ordinary Course of Business or at the end of their statutory terms;
(xx) except as required by the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or benefits of any employee, officer or director of the Company or its Subsidiaries, except for increases in annual salary or wage rate in the Ordinary Course of Business and consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, in each case including any equity or equity-based awards or any long-term incentive awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) enter into any transaction bonus, retention, change-of-control or similar agreement or arrangement with any employee of the Company or any of its Subsidiaries or pay or award any amounts in respect of the foregoing, (F) hire, engage or promote any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $300,000 or (G) terminate the employment of any executive officer except for a termination for “cause” as determined pursuant to the terms of the applicable Company Benefit Plan;

(xxi) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;
(xxii) enter into any material new line of business;
(xxiii) enter into any Contract or take any other action as described in Section 7.1(a)(xxiii) of the Company Disclosure Schedule; or
(xxiv) agree, authorize or commit to do any of the foregoing.
(b) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.
7.2. Acquisition Proposals; Change of Recommendation.
(a) No Solicitation. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, except as expressly permitted by this Section 7.2, the Company shall not, and shall cause its and its Subsidiaries’ directors and employees (including any officers) not to, and shall cause its and its Subsidiaries’ Representatives not to:
(i) initiate, solicit or propose any Acquisition Proposal or knowingly facilitate or knowingly encourage any Acquisition Proposal;
(ii) engage in, continue or otherwise participate in any discussions relating to any Acquisition Proposal (in each case, other than to request clarification of an Acquisition Proposal that has already been made for purposes of assessing whether such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal or to notify the applicable Person or Group of the existence of the provisions of this Section 7.2) or negotiations with respect to any Acquisition Proposal; or
(iii) provide any non-public information or data concerning the Company or its Subsidiaries to any Person or Group in connection with any Acquisition Proposal.
(b) Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in this Agreement, but subject to the other provisions of this Section 7.2, prior to the time the Requisite Company Vote is obtained, in response to an unsolicited, bona fide Acquisition Proposal, the Company may:
(i) provide non-public and other information and data concerning the Company and its Subsidiaries and access to the Company and its Subsidiaries’ properties, books and records in response to a request from the Person or Group who made such an Acquisition Proposal; provided that to the extent applicable, such information or data has previously been made available to Parent, or is made available to Parent as promptly as practicable (but in any event within forty-eight hours) after the provision of such information or data to the Person or Group who made such an Acquisition Proposal and prior to providing any such information or data or access, the Company and the Person or Group making such Acquisition Proposal shall have entered into a legally binding confidentiality agreement with terms that, taken as a whole, are not materially less restrictive to such Person or Group than the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an Acquisition Proposal, but shall not include any restrictions that prevent the Company from satisfying its obligations under Section 7.2(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and
(ii) engage or otherwise participate in any discussions or negotiations with any such Person or Group regarding such Acquisition Proposal, if prior to taking any action described in clause (i) or this clause (ii) of this Section 7.2(b), the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and its financial advisor, that based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within forty-eight hours) give notice to Parent if (i) any Acquisition Proposal is received, (ii) any non-public information or data concerning the Company or its Subsidiaries is requested in connection with any Acquisition Proposal, or (iii) any request for discussions or negotiations relating to an Acquisition Proposal are sought from or with the Company, its Subsidiaries or any of its or any of their respective Representatives (as the case may be), setting forth in such notice a summary of the material terms and conditions of, and the identity of such Person or Persons that comprise such Group making such Acquisition Proposal or request, and thereafter, without limiting the Company’s restrictions under this Section 7.2, shall keep Parent reasonably informed, on a reasonably prompt basis of the status and material terms and conditions of any such Acquisition Proposals or requests (including any amendments or supplements thereto) and the status of any such discussions or negotiations.
(d) No Change of Recommendation or Alternative Acquisition Agreement.
(i) Except as permitted by Section 7.2(d)(iii), neither the Company, Company Board nor any Committee thereof (nor any of their controlled Affiliates) shall:
(A) fail to include the Company Recommendation in the Proxy Statement;
(B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; provided that if the Company Board takes no position with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act until the earlier of 5:00 p.m. (New York time) three Business Days prior to the Company Stockholders Meeting and the tenth Business Day after the commencement of such Acquisition Proposal such failure to take a position shall not in and of itself be considered adverse to Parent for purposes of this 7.2(d)(i)(B);
(C) make any public statement in connection with the Company Stockholders Meeting that is inconsistent with the Company Recommendation;
(D) approve or recommend, or publicly declare advisable any Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement;
(E) if an Alternative Transaction Proposal with respect to the Company is made public, fail to reaffirm the Company Recommendation on one occasion within ten (10) days (or by the third Business Day prior to the Company Stockholders Meeting) after the first request by Parent to do so; or
(F) agree, authorize or commit to do any of the foregoing.
(ii) Except as permitted by Section 7.2(d)(iii), the Company Board shall not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.
(iii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Company Vote is obtained, the Company Board (acting upon the recommendation of the Special Committee) may: (A) effect a Change of Recommendation and/or (B) cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) if (1) an unsolicited, bona fide Acquisition Proposal is received by the Company, and (2) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and a failure to effect a Change of Recommendation and/or cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (the “Notice Period”), which notice shall set forth in writing that the Company Board intends to take such action and shall also include, all information required by Section 7.2(c), mutatis mutandis (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new notice and new Notice Period for an additional two Business Days); (II) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with

Parent, to revise this Agreement so that conditions set forth in clause (B)(2) of this Section 7.2(d)(iii) would not be satisfied; and (III) at the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement committed to by Parent in writing, and shall have thereafter determined in good faith (acting upon the recommendation of the Special Committee) that, after consultation with outside legal counsel and its financial advisor, a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law, or that such Alternative Acquisition Agreement continues to be an Alternative Acquisition Agreement with respect to a Superior Proposal, as the case may be (it being understood that concurrently with the Company or any Subsidiary thereof entering into an Alternative Acquisition Agreement contemplated by clause (2)(B) of this Section 7.2(d)(iii), the Company shall terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.3(b) and pay to Parent the Termination Fee).
(iv) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Company Vote is obtained, the Company Board (acting upon the recommendation of the Special Committee) may: effect a Change of Recommendation if (1) an Intervening Event has occurred and (2) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (the “Intervening Event Notice Period”), which notice shall set forth in writing that the Company Board intends to take such action and shall also include a reasonable description of such Intervening Event; (II) during the Intervening Event Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent, to revise this Agreement so that conditions set forth in clause (2) of this Section 7.2(d)(iv) would not be satisfied; and (III) at the end of the Intervening Event Notice Period, the Company Board shall have taken into account any revisions to this Agreement committed to by Parent in writing, and shall (acting upon the recommendation of the Special Committee) have thereafter determined in good faith that, after consultation with outside legal counsel and its financial advisor, that based on the information then available, a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.
(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall prohibit the Company from making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act so long as such disclosure does not otherwise constitute or contain a Change of Recommendation.
(f) Existing Discussions. The Company (i) acknowledges and agrees, that as of execution and delivery of this Agreement, it shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted prior to execution and delivery of this Agreement with respect to an Acquisition Proposal and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement): (A) deliver a written notice to each such Person providing only that the Company (1) is ending all discussions and negotiations with such Person with respect to an Acquisition Proposal and (2) if such Person has executed a confidentiality agreement in connection therewith, is requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreement; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.
(g) Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that, notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

7.3. Company Stockholders Meeting.
(a) The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to (i) duly convene and hold the Company Stockholders Meeting as promptly as practicable after the preliminary Proxy Statement is filed and (ii) cause a vote upon the adoption of this Agreement to be taken thereat.
(b) The Company Stockholders Meeting shall not be postponed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that: (i) the Company may postpone or adjourn, and at the direction of Parent shall postpone or adjourn, the Company Stockholders Meeting, (A) to the extent, in the Company’s reasonable judgment, or to the extent in Parent’s reasonable judgment (as applicable), required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders Meeting, or (B) as of the time for which the Company Stockholders Meeting is originally scheduled, as set forth in the definitive Proxy Statement (the “Original Date”) or any date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.3, the Company or Parent, respectively reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote, so long as in each case that the Company exercises its right under this Section 7.3(b) to postpone or adjourn the Company Stockholders Meeting, the Company shall have provided prior written notice to Parent; and (ii) if the Company delivers a notice of an intent to make a Change of Recommendation within five Business Days prior to the Original Date or any date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.3, if directed by Parent, the Company shall as promptly as practicable thereafter postpone or adjourn the Company Stockholders Meeting for up to ten Business Days in accordance with Parent’s direction; provided further, that in no event shall the Company Stockholders Meeting be postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of thirty days from the Original Date.
(c) The Company shall use its reasonable best efforts to obtain the Requisite Company Vote, including the solicitation of proxies therefor.
7.4. Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent adopting this Agreement.
7.5. Proxy Statement; Other Regulatory Matters.
(a) Proxy Statement.
(i) The Company and Parent as provided for in this Section 7.5(a) shall cooperate with each other (and shall cause its respective Subsidiaries to, and shall instruct, its and its Subsidiaries respective Representatives to cooperate) to prepare and, the Company shall file with the SEC, as promptly as reasonably practicable after the date of this Agreement and in any event within 30 days of the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including, for the avoidance of doubt, any amendments or supplements thereto, and the definitive proxy statement related thereto, the “Proxy Statement”). Except under the circumstances permitted by Section 7.2, the Proxy Statement shall include the Company Recommendation.
(ii) The Company shall, assuming Parent has satisfied its obligations set forth in Section 7.8(a), ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act; provided, however, that the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, Parent’s Subsidiaries or Parent’s Representatives for inclusion or incorporation by reference in the Proxy Statement.
(iii) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification the Company shall, as and to the extent required by applicable Law, promptly (A) prepare (with the assistance of Parent as provided for in this Section 7.5(a)) an amendment or supplement to the Proxy Statement and (B) thereafter, assuming Parent has satisfied its obligations set forth in Section 7.8(a), cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(iv) The Company shall (A) provide Parent and its outside legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders and (B) include in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent and its outside legal counsel, and the Company agrees that all information relating to Parent, its Affiliates and its and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably; provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents or communications relating to a Change of Recommendation made in accordance with Section 7.2.
(v) Without limiting the generality of the provisions of Section 7.6, the Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall as promptly as practicable following receipt thereof provide Parent, if applicable, copies of all substantive correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed description thereof) and provide Parent and its outside legal counsel, to the extent practicable, a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement); provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to a Change of Recommendation made in accordance with Section 7.2. The Company, with the assistance of Parent as provided for in this Section 7.5(a), shall, subject to the requirements of Section 7.5(a)(iv) and assuming Parent has satisfied its obligations set forth in Section 7.8(a), (A) use its commercially reasonable efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and (B) cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
(b) Other Regulatory Matters.
(i) In addition to and without limiting the rights and obligations set forth in Section 7.5(a), Section 7.1, Section 7.6 and Section 7.7 and subject to the other terms and conditions of this Section 7.5(b), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates and Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, and in any event by the Outside Date, including preparing and delivering or submitting all necessary and advisable documentation to (A) effect the expirations of all statutory waiting periods under applicable Laws, including under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement or the entry into any such timing agreements, respectively, and (B) make with and obtain from, any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to obtain the Company Approvals and the other Parent Approvals.

(ii) Without limiting the generality of, and in furtherance of the provisions of Section 7.5(b)(i), each of the Company and Parent, as applicable, shall (and shall cause their respective Affiliates and Subsidiaries to):
(A) (I) prepare and file, with respect to the transactions contemplated by this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act within thirty days after the date of this Agreement and (II) make, deliver or submit, as applicable, all other filings, notices, and reports under applicable Laws set forth in Section 7.5(b)(ii)(A) of the Company Disclosure Schedule as promptly as practicable after the date of this Agreement;
(B) not, without the prior written consent of the other Party or Parties, as the case may be (which consent shall not be unreasonably conditioned, withheld or delayed), (1) cause any filing, delivery or submission contemplated by Section 7.5(b)(i) or Section 7.5(b)(ii)(A) applicable to it to be withdrawn, refiled, or redelivered or resubmitted for any reason, including to provide the applicable Governmental Entities with additional time to review any or all of the transactions contemplated by this Agreement, or (2) consent to any voluntary extension of any statutory waiting period or, if applicable, any contractual waiting period under any timing agreement with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity;
(C) provide or cause to be provided to each Governmental Entity any non-privileged or protected information and documents requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request;
(D) use its reasonable best efforts to take all necessary or advisable steps to (1) avoid the entry of, and (2) resist, vacate, limit, reverse, suspend or prevent any actual, anticipated or threatened permanent, preliminary or temporary Order, in each case, as applicable, that becomes reasonably foreseeable to be entered, issued, made or rendered or is entered, issued, made or rendered, in the case of each of the foregoing clauses (1) and (2) of this Section 7.5(b)(ii)(D), that could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement, including, (x) the defense through litigation on the merits of any Proceeding seeking to prevent, delay or impair the consummation of the transactions contemplated by this Agreement (and if applicable, the appeal thereof and the posting of a bond in connection therewith) and (y) the proffer and the agreement by Parent of its willingness to (I) sell, lease, license, transfer, dispose of, divest or otherwise Encumber, or hold separate pending such disposition, and promptly to effect the sale, lease, license, transfer, disposal, divestiture or other Encumbrance, and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company, Parent or either of their respective Affiliates and Subsidiaries and/or (II) limit or restrain the freedom of action with respect to the Company’s, Parent’s or any of their respective Affiliates’ and Subsidiaries’ ability to retain or make changes in any such assets, operations, rights, product lines, licenses, businesses or interests therein, and in each case, the entry into agreements with, and submission to Orders of, the relevant Governmental Entity giving effect thereto as promptly as practicable; provided, however, that no such actions shall be required unless the effectiveness of such action is contingent upon the occurrence of the Effective Time and none of the Company or any of the Company’s Affiliates or Subsidiaries shall take any of such actions without Parent’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed); and
(E) notwithstanding anything to the contrary set forth in this Section 7.5(b), neither this Section 7.5(b) nor the “reasonable best efforts” nor any other provision set forth in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates or Subsidiaries to proffer or agree to (1) sell, lease, license, transfer, dispose of, divest or otherwise Encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other Encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates or Subsidiaries), or (2) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their Affiliates or Subsidiaries) that in the case of all such requirements described in clauses (1) and (2) of this Section 7.5(b)(ii)(E), individually or in the aggregate, would result in a material adverse effect on (x) the financial condition, business operations or results of operations of the Company and its Subsidiaries (taken as a whole), after giving effect to the transactions contemplated by this Agreement, or (y) the financial condition, business operations or results of operations of Parent and its Subsidiaries (taken as a whole), after giving effect to the transactions contemplated by this Agreement (measured for purposes of such determination as if Parent and its Subsidiaries, after giving effect to the transactions contemplated by this Agreement, were the same size as the Company and its Subsidiaries)(an action having the effects described in the foregoing clause (x) or (y) of this Section 7.5(b)(ii)(E), a “Substantial Detriment”); provided, however, that Parent can compel the Company to (and to cause the Company’s Affiliates and Subsidiaries to) take any of the actions referred to in this Section 7.5(b)(ii)(E) (or agree to take such actions) with respect to the assets, operations, rights, product lines, licenses, businesses or interests therein of the Company and its Affiliates and Subsidiaries so long as the effectiveness of such action is contingent upon the consummation of the Merger.
(iii) Cooperation. Notwithstanding anything in this Agreement to the contrary, Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, lead the strategy for seeking and obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Merger, including under the HSR Act, including but not limited to directing and unilaterally determining any decision to pull and refile any filing under the HSR Act, provided, however, that any decision to pull and refile any such filing more than once shall require the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed). Parent and the Company shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to itself, any of its respective Affiliates and Subsidiaries and any of their respective Representatives, that appears in any filing made with, or written materials delivered or submitted by the other to any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates or Subsidiaries or any of its or their respective Representatives to participate in any discussions or meetings with any Governmental Entity in respect of the Required Regulatory Approvals unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat. Notwithstanding any other requirement in this Section 7.5, where a Party (a “Disclosing Party”) is required under this Section 7.5 to provide information to another Party (a “Receiving Party” ) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive information only to antitrust counsel of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.
7.6. Status and Notifications (a). Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.5(a)(v) and Section 7.5(b)(iii), the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including as promptly as reasonably practicable notifying the other of any substantive or material notices or communications received by Parent or the Company, as the case may be, or any of their respective Affiliates or Subsidiaries, from any third party, including any Governmental Entity, with respect to such transactions and as promptly as reasonably practicable following such receipt furnishing the other with, if applicable, copies of notices or other communications (or where no such copies are available, a reasonably detailed written description thereof).
7.7. Third-Party Consents. Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall reasonably cooperate with Parent, upon the reasonable request of Parent, in connection with giving, obtaining and/or effecting, as applicable, any such notices, acknowledgments, waivers or consents and Contract amendments, supplements or other modifications; provided that notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Affiliates or Subsidiaries be required to make or agree to make any payments to any third party (other than payments to the Company, any of its Subsidiaries or their respective

Affiliates’ Representatives for services rendered in connection with the transactions contemplated by this Agreement), concede or agree to concede anything of monetary or economic value, amend or otherwise modify any Contract to which it is a party to or bound or commence, defend or participate in any Proceeding, in each case in connection with such cooperation.
7.8. Information and Access.
(a) The Company and Parent each shall (and shall cause its Subsidiaries to, and shall instruct, its and their respective Representatives to), upon the reasonable request by the other, furnish to the other, as promptly as reasonably practicable, with all information concerning itself, its Representatives and such other matters as may be necessary or advisable in connection with transactions contemplated by this Agreement. The information and access provided to Parent and the Company pursuant to this Section 7.8 will be used solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related to the transactions contemplated by this Agreement. With respect to the information supplied in writing by or on behalf of Parent, its Affiliates or Subsidiaries or its or their respective Representatives for inclusion in or incorporation by reference into the Proxy Statement, Parent acknowledges and agrees that none of such information will, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) In addition to and without limiting the rights and obligations set forth in Section 7.8(a), the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford Parent and its Representatives reasonable access, during normal business hours, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, to its employees, agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, operations, properties and assets and personnel solely for the purposes of furthering the transactions contemplated by this Agreement and for integration planning purposes as may reasonably be requested by or on behalf of Parent; provided, however, that, subject to compliance with the obligations set forth in Section 7.8(c): (i) neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would, in the Company’s reasonable judgment reasonably be expected to result in (A) a violation of applicable Law, (B) the disclosure of any trade secrets, (C) the breach of any contractual confidentiality obligations in any Contract with a third party (other than a Permitted Confidentiality Agreement) or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party, (D) waive the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings or (E) result in the disclosure of any sensitive or Personal Information that would expose the Company or any of its Subsidiaries to the risk of liability; (ii) in no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representative unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants; and (iii) in no event shall access include any invasive environmental sampling or testing of soils, groundwater or building materials. All requests for such access or information made pursuant to this Section 7.8(b) shall be initially directed to the Person set forth in Section 7.8(b) of the Company Disclosure Schedule, which Person may be replaced by the Company at any time by providing written notice to Parent, and any access granted in connection with a request made pursuant to this Section 7.8(b) shall be supervised by such Persons and be conducted in such a manner so as not to unreasonably interfere with any of the businesses, properties or assets of the Company or any of its Subsidiaries.
(c) In the event that the Company objects to any request submitted pursuant to Section 7.8(b) on the basis of one or more of the matters set forth in clause (i) of Section 7.8(b), it must do so by providing Parent, in reasonable detail, the nature of what is being prevented and/or withheld and the reasons and reasonable support therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in clause (i) of Section 7.8(b), including through the use of commercially reasonable efforts to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such information and documents in a manner to remove the basis for the objection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by clause (i)(C) of Section 7.8(b), obtaining a waiver with respect to or consent under such contractual confidentiality obligations.
(d) Without limiting the generality of the other provisions of this Section 7.8, the Company and Parent, as each deems advisable and necessary, after consultation with their respective outside legal counsel, may reasonably designate competitively sensitive information and documents (including those that relate to valuation of the Company or Parent (as the case may be)) as “Outside Counsel Only Information.” Such information and documents shall only be provided to the outside legal counsel of the Company or Parent (as the case may be), or subject to such other similar restrictions mutually agreed to by the Company and Parent, and subject to any amendment, supplement or other modification to the Confidentiality Agreement or additional confidentiality or joint defense agreement between or among the Company and Parent; provided, however, that, subject to any applicable Laws relating to the exchange of information, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client.
(e) To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 7.8 or otherwise in accordance with the terms and conditions of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.
(f) No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.8 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to Section 7.5, Section 7.6, this Section 7.8 or otherwise in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity.
7.9. Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement and shall not issue any such press release or otherwise make such public statements, disclosures or communications prior to such consultation except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service or the NYSE, (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s responses thereto or (c) with respect to the Parties’ disclosures or communications with any Governmental Entity regarding the Proxy Statement or any Company Approvals or Parent Approvals contemplated by Section 7.5, which shall be governed by the provisions of Section 7.5 and in addition to the exceptions set forth in foregoing clauses (a) through (c) of this second sentence of this Section 7.9, each of the Company and Parent (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent. In addition, subject to the exceptions set forth in clause (a) of the preceding sentence, the Company shall consult with Parent regarding the form and substance of any press releases or other public statements, disclosures or communications of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of any press releases or other public statements, disclosures or communications.
7.10. Employee Benefits.
(a) Parent agrees that the Continuing Employees shall, during the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time (or, if earlier, the date of the applicable Continuing Employee’s termination of employment), be provided with (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (ii) other compensation opportunities and employee benefits that are no less favorable than the other compensation opportunities and employee benefits provided by Parent to similarly situated employees of Parent and its Subsidiaries.
(b) Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
(c) If requested by Parent not less than five business days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate each Company Benefit Plan that includes a tax-qualified defined contribution retirement arrangement that is subject to Section 401(k) of the Code (collectively, the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the advance review of Parent, and any Parent comments shall be considered in good faith. If Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated not later than two (2) days immediately preceding the Closing Date, (ii) Continuing Employees who participated in the Company 401(k) Plan shall be eligible to participate, effective as of the Effective Time, in the corresponding tax-qualified defined contribution plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), and (iii) following the Effective Time (and, if Parent determines in its sole discretion that a determination letter is appropriate, as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, or any earlier time permitted under applicable law), the assets thereof shall be distributed to the participants, and, Parent shall permit the Continuing Employees who are actively employed as of such time to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including loans), in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.
(d) Parent shall, and shall cause the Surviving Corporation to, honor the terms of the Company Benefit Plans set forth in Section 7.10(c) of the Company Disclosure Schedule.
(e) Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 10.8, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.
7.11. Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the transactions contemplated by this Agreement and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and (ii) advance expenses as incurred; provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the Chosen Courts that such Person is not entitled to such advanced expenses.
(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement) from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed 300 percent of the current aggregate annual premium paid by the Company for such purpose. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s D&O Insurance carrier as of the date of this Agreement or with or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s D&O Insurance carrier as of the date of this Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement); provided, however, that in no event shall the annual cost of such D&O Insurance exceed during the Tail Period 300 percent of the current aggregate annual premium paid by the Company for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c) During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(d) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all the obligations set forth in this Section 7.11.
(e) The provisions of this Section 7.11 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable, subject to the Bankruptcy and Equity Exception, by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.11.
(f) Nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution of any such claims under such policies).
7.12. Takeover Statutes. If any Takeover Statute is, becomes or is deemed applicable to the transactions contemplated by this Agreement or the Support Agreements, the Company and the Company Board shall grant such approvals and shall take all such actions as are reasonably necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreement and otherwise act to eliminate the effects of any such Takeover Statutes.
7.13. Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or any Indemnified Party from and following the date of this Agreement and prior to the Effective Time (such litigation, other than any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 4.2(f), “Transaction Litigation”), the Company shall as promptly as practicable (a) notify Parent thereof and keep Parent reasonably informed with respect to the status thereof and (b) give Parent a reasonable opportunity to participate in the defense and/or settlement (at Parent’s sole expense and subject to a customary joint defense agreement) of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Company shall in any event control such defense and/or settlement and, for the avoidance of doubt, the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 7.8; provided further that the Company shall not settle or agree to settle any Transaction Litigation without prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).
7.14. Section 16 Matters. The Company and Parent, and the Company Board and the board of directors of Parent (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.
7.15. Delisting and Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, but in any event no more than ten days thereafter. In connection therewith, Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 7.15) shall use commercially reasonable efforts to (a) assist in enabling the Company or NYSE to be in a position to promptly file and cause the Surviving Corporation or NYSE to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first Business Day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”).
7.16. Certain Actions. Upon the Closing, Parent shall assume the obligations of the Company described in Section 7.16 of the Company Disclosure Schedule.

7.17. Advisory Client Consent Process.
(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, and shall, as applicable, cause the Company Adviser Subsidiary to, (i) cause each Fund to provide written consent to the change in control of the Company and the “assignment” (as defined under the Advisers Act) of the investment advisory contract between such Fund and the Company Adviser Subsidiary, and (ii) use its commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the consent (the “Client Consents”) of the investors in each Fund (each, an “Advisory Client,” and together, the “Advisory Clients”). Without limiting the foregoing, the Company shall, or shall cause the Company Adviser Subsidiary to, send, at least sixty days prior to the Closing Date, a written notice to each Advisory Client (i) informing such Advisory Client of the transactions contemplated hereby, (ii) informing such Advisory Client that the Company Adviser Subsidiary intends to continue to provide advisory services to such Advisory Client after the Closing and requesting such Advisory Client’s consent thereto, (iii) requesting the requisite consent of such Advisory Client to such deemed assignment and (iv) unless the Advisory Client’s investment advisory contract requires the Advisory Client’s written consent to such deemed assignment, informing such Advisory Client that the consent of such Advisory Client will be deemed to have been provided if such Advisory Client does not notify in writing the Company Adviser Subsidiary of its objection to such deemed assignment, or of its termination of its investment advisory contract, within thirty (30) days after the sending of such notice. At the end of such thirty (30)-day period, if such Advisory Client has not provided written notice to the Company Adviser Subsidiary of such objection or termination, such Advisory Client shall be deemed to have provided its Client Consent for all purposes under this Agreement. In the case of a Person who becomes an Advisory Client during the period from the date of this Agreement through the Closing (a “New Client”), the Client Consent of such New Client shall be deemed to have been provided for all purposes hereunder, if the Company Adviser Subsidiary provides such New Client with disclosure prior to the entering into of its investment advisory contract (A) informing such New Client of the transactions contemplated hereby, (B) informing such New Client that the Company Adviser Subsidiary intends to continue to provide investment advisory services to such New Client after Closing, and (C) informing such New Client that the consent of such New Client will be deemed to have been provided by the entering in to by such New Client of its investment advisory contract.
(b) Prior to distribution, Parent shall be provided a reasonable opportunity to review all communications to be used by the Company with the Advisory Clients, or otherwise in connection with obtaining the Client Consents, and the Company shall consider in good faith all reasonable and timely comments from Parent to such materials and communications. The Company shall take reasonable steps to keep Parent reasonably informed of the status of obtaining the Client Consents.
ARTICLE VIII

Conditions to Effect the Closing
8.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
(a) Company Stockholder Approval and Adoption by Parent. (i) The Requisite Company Vote shall have been obtained and (ii) this Agreement shall have been adopted by Parent (as Merger Sub’s sole stockholder) in accordance with applicable Law and Merger Sub’s Organizational Documents.
(b) Regulatory Approvals. (i) The statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity set forth in Section 8.1(b)(i) of the Company Disclosure Schedule applicable to the consummation of the transactions contemplated by this Agreement, shall have expired or been earlier terminated and (ii) the Parent Approvals and the Company Approvals set forth in Section 8.1(b)(ii) of the Company Disclosure Schedule shall have been obtained and in full force and effect (collectively, the “Required Regulatory Approvals”), in each case, in respect of Parent’s and Merger Sub’s obligation to close only, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would result in a Substantial Detriment.

(c) No Legal Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and prevents or would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.
8.2. Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties set forth in: (i) Section 5.10(b) (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, (ii) Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(e) and Section 5.2(h) (Capital Structure) shall have been true and correct, other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company as of the date of this Agreement and shall be true and correct as of the Closing, other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company as of the date of this Agreement, as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.20 (Takeover Statutes) and Section 5.21 (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iv) Article V (other than those set forth in the foregoing clauses (i), (ii) and (iii) of this Section 8.2(a)), without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, except with respect to (A) the term “material fact” in Section 5.6(b) and (B) the term “Material Contract”, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Event that, individually or in the aggregate, has resulted in a Company Material Adverse Effect that remains in effect.
(d) Company Closing Certificate. Parent shall have received a certificate duly executed on behalf of the Company by a duly authorized officer of the Company certifying that (in his or her or their capacity as such and not in his or her or their personal capacity and without any personal liability) the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
8.3. Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article VI, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate duly executed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub certifying that (in his or her or their capacity as such and not in his or her or their personal capacity and without any personal liability) that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX

Termination
9.1. Termination by Mutual Written Consent. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by the mutual written consent of the Parties.
9.2. Termination by Either the Company or Parent. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either the Company or Parent if:
(a) the transactions contemplated by this Agreement shall not have been consummated by 5:00 p.m. (New York time) on the first anniversary of the date hereof (the “Outside Date”), (subject to Section 10.7(b)) whether before or after the Requisite Company Vote has been obtained; provided further, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement or extend the Outside Date pursuant to this Section 9.2(a) shall not be available to either the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date (it being understood that for the purposes of this Section 9.2(a) any such breach by Merger Sub shall be deemed such a breach by Parent);
(b) any final, binding and non-appealable judgment preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, or there shall be any Law (provided, that any Orders enacted must be final, binding and non-appealable) enacted or deemed applicable to the Merger that prohibits consummation of the transactions contemplated by this Agreement (a “Restraint”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party if the issuance of such judgment was primarily caused by or the result of the failure of such party to perform any of its obligations under this Agreement; or
(c) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement.
9.3. Termination by the Company. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company:
(a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by the Company to Parent and Merger Sub specifying this Section 9.3(a) and describing such breach or failure in reasonable detail and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur or if Parent has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.4(a); or
(b) at any time prior to the time the Requisite Company Vote is obtained, in order for the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 7.2 and so long as prior thereto or concurrently therewith the Company pays or causes to be paid to Parent the Termination Fee by wire transfer of immediately available funds.
9.4. Termination by Parent. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent:
(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by Parent to the Company specifying this Section 9.4(a) and describing such breach or failure in reasonable detail and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if either Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur or if the Company has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.3(a); or
(b) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board shall have effected a Change of Recommendation or (ii) the Company Board has caused, authorized or permitted the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or the Company or a Subsidiary enters into such an Alternative Acquisition Agreement.
9.5. Notice of Termination; Effect of Termination and Abandonment.
(a) In the event this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, that: (i) no such termination shall relieve any Party of any liability or damages to any other Party (which liability or damages the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, pursuant to Section 261(a)(1) of the DGCL and subject to the last sentence of Section 10.8, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) (A) resulting from any willful and material breach of this Agreement or Fraud or (B) as contemplated by Section 9.3(b), Section 9.5(b) and Section 9.5(c); and (ii) the provisions set forth in Section 9.3(b), this Section 9.5 and the second sentence of Section 10.1 shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. Subject to the last sentence of Section 10.8, the Parties acknowledge and agree that, to the extent Parent or Merger Sub are required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated by this Agreement, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Persons who are holders of Shares as of the date on which this Agreement is terminated in respect of the Shares.
(b) In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article IX:
(i) by either the Company or Parent pursuant to Section 9.2(a) and at the time of such termination each of the conditions set forth in Section 8.3(a) and Section 8.3(b) shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the such conditions being able to be satisfied) and: (A) a bona fide Acquisition Proposal shall have been publicly disclosed after the date of this Agreement and not publicly withdrawn any time prior to such termination and (B) within twelve months of such termination, the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal that is ultimately consummated;
(ii) by Parent pursuant to Section 9.4(b), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within two Business Days following the date of such termination and abandonment.
For purposes of the references to an “Acquisition Proposal” in Section 9.5(b)(i), all references in the definition of “Acquisition Proposal” to “twenty percent” shall each be deemed to be references to “fifty percent.” In addition, in the event this Agreement is terminated by the Company pursuant to 9.3(b) then prior thereto or concurrently therewith the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds.
(c) The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, (ii) the agreements set forth in this Section 9.5 and Section 9.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the amounts due pursuant to this Article IX, and, in order to obtain such amounts, Parent commences a Proceeding that results in a final, binding and non-appealable judgment against the Company for the Termination Fee (or any portion thereof), the Company shall pay or cause to be paid to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee (or any portion thereof), as the case may be, at the prime rate as published in the Wall Street Journal in effect on the date such amounts were required to be made from such date through the date of payment and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Termination Fee becomes payable by, and is paid or caused to be paid by, the Company, such fee shall be Parent’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement; provided, however, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any Fraud, willful and material breach of this Agreement (including with respect to breaches of this Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to this Article IX), in which case Parent and/or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise.
ARTICLE X

Miscellaneous and General
10.1. Survival. Article I, this Article X, the representations and warranties, covenants and agreements of the Parties, as applicable, set forth in Section 5.26 (No Other Representations or Warranties; Non-Reliance), Section 6.11 (No Other Representations or Warranties; Non-Reliance), Section 10.3 (Expenses), Section 9.5 (Notice of Termination; Effect of Termination and Abandonment), the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights in connection with, arising out of or otherwise related to any breach of such representations, warranties, covenants and agreements, shall not survive, except as set forth in Article IX, the termination of this Agreement and abandonment of the transactions contemplated by this Agreement.
10.2. Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email (excluding undeliverable or other similar automatically generated responses). Such communications must be sent to the respective Parties at the following street addresses or email addresses (or at such street address or email address previously made available or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2)

(it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 10.2 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

if to the Company:

Forge Global Holdings, Inc.
4 Embarcadero Center
Floor 15
San Francisco, CA 94111
Attention:	James Nevin; Legal Department
Email:	James.nevin@forgeglobal.com; legal@forgeglobal.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell, LLP
125 Broad Street,
New York, NY 10004-2498
Attention:	Stephen M. Kotran; Bradley S. King
Email:	kotrans@sullcrom.com; kingbrad@sullcrom.com

and a copy to (which shall not constitute notice):

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-137
Attention:	Jeffrey R. Wolters; Patricia O. Vella
Email:	jwolters@morrisnichols.com; pvella@morrisnichols.com
if to Parent or Merger Sub

The Charles Schwab Corporation
3000 Schwab Way
Westlake, TX 76262
Attention:	Michael Hecht; Mark Tellini
Email:	Michael.Hecht@schwab.com;
Mark.Tellini@schwab.com;
Corpdev@schwab.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Matthew M. Guest; Nathaniel R. Ludewig
Email:	MGuest@wlrk.com; NRLudewig@wlrk.com

10.3. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except (a) as otherwise expressly provided herein and (b) that the filing fees and similar fees incurred with respect to the Company Approvals and Parent Approvals shall be paid by Parent.
10.4. Transfer Taxes. Except as otherwise provided in Section 4.2(b), all Transfer Taxes incurred in connection with the Merger shall be paid by Parent and Merger Sub when due and expressly shall not be a liability of any holders of Shares, Company Equity Awards or the Company, and Parent and Merger Sub will protect, defend, indemnify and hold harmless the holders of Shares, Company Equity Awards and the Company against liability for any such Taxes.
10.5. Amendment or Other Modification; Waiver.
(a) Subject to the provisions of applicable Law and the provisions of Section 7.11, at any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties (and in the case of the Company and Merger Sub, by action taken or authorized by the Company Board or board of directors of Merger Sub, respectively).
(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party. Any Party may, to the extent permitted by applicable Law and subject to the provisions of Section 7.11, waive any provision of this Agreement in whole or in part (including by extending the time for the performance of any of the obligations or other acts of the other Parties); provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent provided for otherwise in Section 9.5.
10.6. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a) This Agreement and all Proceedings against any other Party in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, subject to Section 10.1, its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction or the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(b) Each of the Parties agrees that: (i) it shall bring any Proceeding against any other Party in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.6(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c) Each Party acknowledges and agrees that any Proceeding against any other Party which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 10.6(c).
10.7. Specific Performance.
(a) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, except to the extent provided otherwise in Section 9.5, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.6(b), without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in Section 9.5.
(b) To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms and conditions of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.
10.8. Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except that (a) the Company with respect to the right to pursue damages (including damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Shares) pursuant to Section 9.5(a), the last sentence of this Section 10.8 and Section 261(a)(1) of the DGCL, (b) from and after the Effective Time, the Indemnified Parties pursuant to the provisions of Section 7.11, and (c) from and after the Effective Time, the holders of Shares and the holders of Company Equity Awards with respect to their respective rights to receive the consideration payable pursuant to Article IV. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (a) of this Section 10.8, the provisions of Section 9.5(a) and Section 261(a)(1) of the DGCL with respect to the recovery of damages based on the losses suffered by the holders of Shares (including the loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Shares) shall only be enforceable on behalf of the holders of Shares by the Company in its sole and absolute discretion, as agent for the holders of Shares, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferable therewith and, consequently, any damages, settlements, awards or other amounts recovered or received by the Company with respect to such losses or claims (net of expenses incurred by the Company in connection therewith or in connection with the entry into and negotiation of this Agreement or any of the transactions contemplated by this Agreement) may, among other things, and in the Company’s sole and absolute discretion: (i) be distributed, in whole or in part, by the Company to the record holders of the Shares as of any date determined by the Company in its sole and absolute discretion or (ii) be retained by the Company for the use and benefit of the Company on behalf of holders of Shares in any manner the Company deems fit in its sole and absolute discretion.
10.9. Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.11, no Party may assign this Agreement, any right to damages for breach of this Agreement or any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of the other Parties not seeking to assign this Agreement, any right to damages for breach of this Agreement or any of its rights or interests or delegate any of its obligations, except as provided for in Section 10.9, and any attempted or purported assignment or delegation in violation of this Section 10.10 shall be null and void; provided, however, that Parent may designate another direct Wholly Owned Subsidiary organized under the laws of any State of the United States to be a constituent corporation in lieu of Merger Sub, so long as Parent provides the Company with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other direct Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other direct Wholly Owned Subsidiary as of the date of such designation; provided that (a) any such designation shall not reasonably be expected (in the Company’s reasonable determination) to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the rights of the stockholders of the Company under this Agreement in any respect and (b) no assignment, delegation or designation shall relieve Parent of any of its obligations pursuant to this Agreement unless the Parties enter into a novation.
10.11. Entire Agreement.
(a) This Agreement (including the Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing. The Company Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
(b) In the event of (a) any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Exhibits, the Company Disclosure Schedule (other than an exception expressly set forth in the Company Disclosure Schedule), on the other hand, the statements in the body of this Agreement shall control or (b) any inconsistency between the statements in this Agreement, on the one hand, and the Confidentiality Agreement, on the other hand, the statements in this Agreement shall control.
(c) Each Party acknowledges the provisions set forth in Section 5.26 and Section 6.11 and, without limiting such provisions, additionally acknowledges and agrees that, except for the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for Fraud or intentional or willful misrepresentation in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.
10.12. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this

Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
10.13. Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.

FORGE GLOBAL HOLDINGS, INC.

By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer

THE CHARLES SCHWAB CORPORATION

By:	/s/ Richard A. Wurster
	Name:	Richard A. Wurster
	Title:	President and Chief Executive Officer

EMBER-FALCON MERGER SUB, INC.

By:	/s/ Michael Hecht
	Name:	Michael Hecht
	Title:	Vice President

Annex B
SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”), dated as of November 5, 2025, is entered into by and among The Charles Schwab Corporation, a Delaware corporation (“Schwab”), and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of Forge Global Holdings, Inc., a Delaware corporation (“Forge”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Schwab, Forge and a wholly owned subsidiary of Schwab (“Merger Sub”), Merger Sub will be merged with and into Forge, with Forge as the surviving corporation and a wholly owned subsidiary of Schwab (the “Merger”);
WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of common stock, par value $0.0001 per share, of Forge (the “Shares”) set forth next to such Stockholder’s name on Schedule A hereto (all such shares, the “Existing Shares”);
WHEREAS, an independent and disinterested Special Committee of the Company Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) determine that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that the Merger Agreement be submitted to the holders of Shares for their adoption and (iv) resolve, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt the Merger Agreement;
WHEREAS, the Company Board, acting upon the recommendation of the Special Committee, has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (c) directed that the Merger Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the holders of Shares adopt the Merger Agreement; and
WHEREAS, as a condition to Schwab’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Schwab to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.
Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Company Board effecting a Change of Recommendation in compliance with Section 7.2 of the Merger Agreement (provided that such Change of Recommendation is approved by the Company Board) or (c) the Effective Time; provided that (i) this Section 2 and Sections 10 through 16 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Forge’s stockholders, however called, and in connection with any written consent of Forge’s stockholders, each Stockholder shall (i) appear at such meeting or otherwise cause all of such stockholder’s Existing Shares and all other Shares or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company Equity Awards) or otherwise) (together with the Existing Shares, the “Covered Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of Forge’s Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of Forge’s Organizational Documents, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Forge contained in the Merger Agreement, or of each Stockholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Each Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Covered Shares that would be inconsistent with such Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Covered Shares except any proxy to carry out the intent of and the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of Forge at the request of the Company Board in connection with election of directors or other routine matters at any annual or special meeting of the Forge stockholders. Each Stockholder represents, covenants and agrees that he or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.
4.
Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of Forge by the Requisite Company Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Covered Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Stockholder may Transfer Covered Shares to (i) any of its Affiliates or (ii) any other Person to whom Schwab has consented with respect to a Transfer by such Stockholder in advance in writing; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the applicable Stockholder at all times following such Transfer and (y) in the case of clauses (i) and (ii), the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the applicable Stockholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to Schwab agreeing to be bound by and comply with the provisions of this Agreement) to Schwab, in which case the Stockholders shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) and (ii), the applicable Stockholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement.

5.	Representations of the Stockholders. Each Stockholder represents and warrants, solely as to itself, as follows: (a) such Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if applicable); (d) such Stockholder beneficially owns and has the power to vote or direct the voting of the Covered Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the Shares beneficially owned by such Stockholder and its Affiliates (it being understood that the Stockholders are Affiliates of one another) and represent the number of shares and voting power indicated on Schedule A hereto; (e) such Stockholder beneficially owns the Covered Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws or that may be disclosed on such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission); and (f) such Stockholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
6.
Publicity. Each Stockholder hereby authorizes Schwab and Forge to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement, provided that, prior to any such announcement or disclosure, as well as any other disclosure that references any Stockholder (individually or as part of a group), Forge and/or Schwab, as applicable, shall use commercially reasonable efforts to provide the Stockholders with the opportunity to review and comment on any references to the Stockholders generally in such announcement or disclosure and consider any such comments in good faith. Each Stockholder agrees to notify Schwab as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed. Each Stockholder shall, if applicable and required, promptly and in accordance with applicable law amend his or its Schedule 13D, as applicable, filed with the Securities and Exchange Commission to disclose this Agreement and shall provide a draft of such amendment to Schwab and Forge for their review and comment.

7.
Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
8.
Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Stockholder shall be jointly and severally liable for any breach of any provision of this Agreement by any of the Stockholders.

10.
Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

11.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided that no transmission error is received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Stockholder, to its address set forth on Schedule A hereto, and if to Schwab, to the following addresses:

The Charles Schwab Corporation
3000 Schwab Way
Westlake, TX 76262
Attention:	Michael Hecht
Mark Tellini
Email:	Michael.Hecht@schwab.com
Mark.Tellini@schwab.com
Corpdev@schwab.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Matthew M. Guest
Nathaniel R. Ludewig
E-mail:	mguest@wlrk.com
nrludewig@wlrk.com

12.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.
Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by Schwab and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.
No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Stockholders in their respective capacities as stockholders of Forge, and, to the extent that any representative of any Stockholder serves as a member of the board of directors or as an officer of Forge, nothing in this Agreement shall limit or affect any actions or omissions taken by such person in his or her capacity as a director or officer and not as a representative of any Stockholder.

16.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

MOTIVE CAPITAL FUND I-A, LP

By:	Motive Capital Fund I GP, LP, its general partner
By:	Motive Partners GP, LLC, its general partner

By:	/s/Paul Luc Robert Heyvaert
Name:	Paul Luc Robert Heyvaert
Title:	Managing Founding Partner & CEO

MOTIVE CAPITAL FUND I-B, LP

By:	Motive Capital Fund I GP, LP, its general partner
By:	Motive Partners GP, LLC, its general partner

By:	/s/Paul Luc Robert Heyvaert
Name:	Paul Luc Robert Heyvaert
Title:	Managing Founding Partner & CEO

MOTIVE CAPITAL FUND I-MPF, LP

By:	Motive Capital Fund I GP, LP, its general partner
By:	Motive Partners GP, LLC, its general partner

By:	/s/Paul Luc Robert Heyvaert
Name:	Paul Luc Robert Heyvaert
Title:	Managing Founding Partner & CEO

MCF2 FG AGGREGATOR, LLC

By:	Motive Capital Fund II GP, LP, its manager
By:	Motive Partners GP, LLC, its general partner

By:	/s/Paul Luc Robert Heyvaert
Name:	Paul Luc Robert Heyvaert
Title:	Managing Founding Partner & CEO

MOTIVE CAPITAL FUNDS SPONSOR, LLC

By:	Motive Partners GP, LLC, its manager

By:	/s/Paul Luc Robert Heyvaert
Name:	Paul Luc Robert Heyvaert
Title:	Managing Founding Partner & CEO

THE CHARLES SCHWAB CORPORATION

By:	/s/ Richard A. Wurster
	Name:	Richard A. Wurster
	Title:	President and Chief Executive Officer

Schedule A
Stockholder Information

Name of Stockholder	Existing Shares	Address for Notices
Motive Capital Fund I-A, LP	133,054
Motive Partners
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006
Attention:
Kristy Trieste
Keane Ehsani

E-mail:
kristy.trieste@motivepartners.com
keane.ehsani@motivepartners.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1700 M Street NW
Washington, D.C. 20036
Attention:
Evan D’Amico
Alexander Orr

E-mail:
edamico@gibsondunn.com
aorr@gibsondunn.com

Motive Capital Fund I-B, LP	168,436
Motive Capital Fund I-MPF, LP	9,619
MCF2 FG Aggregator, LLC	622,222
Motive Capital Funds Sponsor, LLC	682,000[1]

[1]
Figure excludes warrants to purchase 492,444 shares of common stock. For clarity, if all or any portion of such warrants are exercised then any shares so acquired will be subject to the terms of this Agreement.

Annex C
SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”), dated as of November 5, 2025, is entered into by and among The Charles Schwab Corporation, a Delaware corporation (“Schwab”), and the undersigned stockholder (“Stockholder”) of Forge Global Holdings, Inc., a Delaware corporation (“Forge”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Schwab, Forge and a wholly owned subsidiary of Schwab (“Merger Sub”), Merger Sub will be merged with and into Forge, with Forge as the surviving corporation and a wholly owned subsidiary of Schwab (the “Merger”);
WHEREAS, as of the date of this Agreement, Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of common stock, par value $0.0001 per share, of Forge (the “Shares”) set forth next to Stockholder’s name on Schedule A hereto (all such shares, the “Existing Shares”);
WHEREAS, an independent and disinterested Special Committee of the Company Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) determine that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that the Merger Agreement be submitted to the holders of Shares for their adoption and (iv) resolve, subject to the terms and conditions of the Merger Agreement, to recommend that the holders of Shares adopt the Merger Agreement;
WHEREAS, the Company Board, acting upon the recommendation of the Special Committee, has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (c) directed that the Merger Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the holders of Shares adopt the Merger Agreement;
WHEREAS, Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in its best interests to enter into this Agreement to provide for its support for the Merger Agreement and such transactions; and
WHEREAS, this Agreement is a condition for Schwab to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.
Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate, without any notice or other action by any Person, and, other than as described in the proviso to clause (b), be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Company Board effecting a Change of Recommendation in compliance with Section 7.2 of the Merger Agreement (provided, that, without limiting clause (d) below, if, in such case, the Merger Agreement is not terminated and, thereafter, the Company Board revises its recommendation in favor of adoption of the Merger Agreement then this Agreement shall automatically be reinstated as of such time and continue in full force and effect), (c) the mutual written consent of the parties hereto, (d) the entry, without the prior written consent of Stockholder, into (i) any amendment, supplement or modification of the Merger Agreement that reduces the amount of or changes the form of the consideration payable to Stockholder pursuant to the Merger Agreement as in effect on the date hereof or (ii) any other amendment, supplement or modification of the Merger Agreement as in effect on the date hereof that is adverse to Stockholder or (e) the Effective Time; provided that (A) this

Section 2 and Sections 7 through 16 hereof shall survive any such termination and (B) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach prior to such termination of any of its representations, warranties, covenants or other agreements set forth herein.
3.
Support Agreement. From the date hereof until the earlier of (a) the Effective Time or (b) subject to the proviso in Section 2(b), the termination of this Agreement in accordance with its terms (the “Support Period”), Stockholder irrevocably and unconditionally agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the stockholders of Forge, however called, and in connection with any written consent of the stockholders of Forge, Stockholder, in each case, to the extent that Stockholder is entitled to vote its Covered Shares therein in its capacity as a stockholder, shall (i) appear at such meeting or otherwise cause all of Stockholder’s Existing Shares and all other Shares or voting securities of Forge over which Stockholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company Equity Awards) or otherwise) (together with the Existing Shares, the “Covered Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the stockholders of Forge to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of Forge’s Organizational Documents, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder contained in this Agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Stockholder represents, covenants and agrees that, except for this Agreement, Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Covered Shares that would be inconsistent with Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Covered Shares except any proxy to carry out Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of Forge at the request of the Company Board in connection with election of directors or other routine matters at any annual or special meeting of the stockholders of Forge. Stockholder represents, covenants and agrees that it has not entered into, and will not enter into during the Support Period, any agreement or commitment with any Person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. In addition, Stockholder represents, covenants and agrees that, during the Support Period, it shall not demand, seek to demand or threaten to demand appraisal pursuant to Section 262 of the DGCL or otherwise exercise or seek or threaten to exercise any dissenters’, appraisal or similar rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

4.
Transfer Restrictions Prior to the Merger. Stockholder hereby agrees that Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of Forge by the Requisite Company Vote, directly or indirectly, without the prior written consent of Schwab (not to be unreasonably withheld, conditioned or delayed), offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Covered Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that Stockholder may Transfer Covered Shares to any of its controlled Affiliates; provided that (x) any such controlled Affiliate shall remain a controlled Affiliate of Stockholder at all times following such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such transferred Shares, in which case Stockholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”).
5.
Representations of Stockholder. Stockholder represents and warrants as follows: (a) Stockholder has full legal right, capacity and corporate authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and legally binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Stockholder or the performance of Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws) on any of the Covered Shares pursuant to, any agreement or other instrument or obligation binding upon Stockholder or the Covered Shares or (ii) require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to Stockholder’s Schedule 13D filed with the Securities and Exchange Commission), except, in the case of this clause (c), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Stockholder to perform its obligations under this Agreement; (d) Stockholder beneficially owns and has the sole power to vote or direct the voting of the Covered Shares, including all of Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the Shares beneficially owned by Stockholder and its Affiliates and represent the number of shares indicated on Schedule A hereto; (e) Stockholder beneficially owns the Covered Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) Stockholder has read and is familiar with the terms of the Merger Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.
Publicity. Stockholder hereby authorizes Schwab and Forge to publish and disclose in any announcement or disclosure that Schwab or Forge, as applicable, makes in connection with the Merger, including in the Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s obligations under this Agreement (provided that, to the extent reasonably practicable and not otherwise prohibited by law, Stockholder shall have a reasonable opportunity to review and approve that portion of any such announcement or disclosure that identifies Stockholder by name prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed). Stockholder agrees to promptly provide Schwab any information Schwab may reasonably request for the preparation of any such announcement or disclosure documents, and Stockholder agrees to promptly notify Schwab of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such announcement or disclosure document, to the extent that any such information shall have become false or misleading in any material respect. Stockholder shall, if applicable and required, promptly and in accordance with applicable law amend its Schedule 13D filed with the Securities and Exchange Commission to disclose this Agreement and shall provide a draft of such amendment to Schwab reasonably in advance of such filing.

7.
Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
8.
Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other party may be entitled whether at law or in equity (including monetary damages), the other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party.

11.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (so long as no “bounce back” or similar message of non-delivery is received from the intended recipient with respect thereto), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to Stockholder, to its address set forth on Schedule A hereto, and if to Schwab, to the following addresses:

The Charles Schwab Corporation
3000 Schwab Way
Westlake, TX 76262
Attention:	Michael Hecht Mark Tellini
Email:	Michael.Hecht@schwab.com
Mark.Tellini@schwab.com
Corpdev@schwab.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Matthew M. Guest
Nathaniel R. Ludewig
E-mail:	mguest@wlrk.com
nrludewig@wlrk.com

12.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.
Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by Schwab and Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.
Non-Recourse. This Agreement may only be enforced against, and any action or proceeding in respect of any claim arising out of or related to this Agreement, the transactions contemplated hereby or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No former, current or future officers, employees, directors, partners, equityholders, Affiliates, managers, members, attorneys, agents, advisors or representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, each of Schwab and Stockholder shall not constitute a “Non-Recourse Party” for purposes of this Agreement.

16.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto and is effective as of the date first set forth above:

DEUTSCHE BÖRSE AG

By:
/s/ Jens Schulte
	Name:	Jens Schulte
	Title:	Member of the Executive Board / Chief Financial Officer

By:
/s/ Thomas Brook
	Name:	Thomas Book
	Title:	Member of the Executive Board

THE CHARLES SCHWAB CORPORATION

By:
/s/ Richard A. Wurster
	Name:	Richard A. Wurster
	Title:	President and Chief Executive Officer

SCHEDULE A

Stockholder Information

Name of Stockholder	Existing Shares	Address for Notices
Deutsche Börse AG	1,614,146.00
Deutsche Börse AG
Mergenthaler Allee 61
65760 Eschborn
Germany
Attention: Head of Group M&A & Venture Investments /
Maximilian Weissenrieder
Email: Maximilian.Weissenrieder@deutsche-boerse.com

with copies (which shall not constitute actual or constructive notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: Aaron M. Gruber, Esq.
Email: AGruber@cravath.com

Annex D

Financial Technology Partners LP 100 California Street, 7th Floor San Francisco, CA 94111

PRIVILEGED AND CONFIDENTIAL
November 5, 2025
Special Committee of the Board of Directors
Forge Global Holdings, Inc.
4 Embarcadero Center, Floor 15
San Francisco, CA 94111
Members of the Special Committee:
We understand that Forge Global Holdings, Inc., a Delaware corporation (the “Company”), The Charles Schwab Corporation, a Delaware corporation (“Parent”), and Ember-Falcon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transaction”), as a result of which the Company will become a direct wholly owned subsidiary of Parent, and each share of common stock, par value $0.0001 per share, of the Company (the “Shares”), issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares (as defined in the Merger Agreement), will be converted into the right to receive $45.00 in cash, without interest (the “Per Share Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of the Shares (other than Excluded Shares) in the proposed Transaction pursuant to the Merger Agreement.
In arriving at our opinion, we have, among other things:
1.	reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company, including equity research analyst reports;
2.
reviewed a base case forecast (the “Company Forecast”) and other internal financial information and operating data relating to the business of the Company prepared by management of the Company and approved by you for our use;

3.	discussed the past and current business, operations, financial condition and prospects of the Company with certain members of management of the Company;
4.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;
5.	reviewed the historical trading prices for the Shares and compared such price with that of securities of certain publicly-traded companies which we believe to be generally relevant;
6.	participated in discussions with certain members of management and representatives of the Company and their respective advisors;
7.	reviewed a draft of the Merger Agreement dated November 3, 2025; and
8.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.
For purposes of our analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, at your direction, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have, at your direction, relied on assurances of certain members of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in all respects material to our analysis. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets or liabilities) of the Company or any of its respective subsidiaries. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company nor have we evaluated the solvency of the Company, or the impact of the Transaction thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
We have been advised by management of the Company and have assumed, with your consent, that the Company Forecast has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecast or the assumptions on which it is based, including in respect of future market conditions, customer demand and competitive dynamics in the industries in which the Company operates.
We have assumed, at your direction, that the final Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed, at your direction, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Transaction will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. In addition, we have assumed, at your direction, that in connection with the receipt of all approvals and consents required in connection with the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis or this opinion.
It is understood that our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion does not constitute a recommendation as to how any holder of the Shares should vote on the Transaction or any matter related thereto.
Furthermore, our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of the Shares (other than Excluded Shares) in the proposed Transaction pursuant to the Merger Agreement and we express no view or opinion as to (i) the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or constituencies of the Company, (ii) the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Per Share Merger Consideration to be received by holders of the Shares (other than Excluded Shares), (iii) the price at which the Shares will trade at any time, (iv) the terms of the Merger Agreement or the documents referenced therein, (v) the underlying business decision by the Company to engage in the Transaction, or (vi) the relative merits of the Transaction compared with any alternative transactions or business strategies.
We have made no independent investigation of any legal, accounting or tax matters affecting the Company, and we have, with your consent, relied upon the correctness in all respects material to our analysis of all legal, accounting and tax advice given to you and the Company, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. Additionally, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of the Shares.
We have acted as the financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the proposed Transaction and will receive a customary fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Transaction. The Company has agreed to reimburse our reasonable expenses and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. During the two calendar years preceding the date of this opinion through the date hereof, we and our affiliates have not had any material financial advisory or investment banking relationships with the Company, Parent, and their affiliates, other than our engagement as a financial advisor to the Special Committee.
In addition, we and our affiliates beneficially own 390,639 Shares purchased in the ordinary course of our business. In addition, we may seek to, in the future, provide financial advisory and other financial services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive customary compensation. Except as otherwise expressly provided in our engagement letter with the Special Committee, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to the stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Board of Directors of the Company in connection with and for purposes of their consideration of the Transaction. The issuance of this opinion was authorized and approved by the Fairness Opinion Committee of Financial Technology Partners LP.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Shares (other than Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

FINANCIAL TECHNOLOGY PARTNERS LP
By:
Steven J. McLaughlin Managing Partner

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on January 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FRGE2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81822-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORGE GLOBAL HOLDINGS, INC.

The Board of Directors unanimously recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponement thereof. The shares of our common stock represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2 and 3 above. If this card contains no specific voting instructions, the shares will be voted **FOR** the merger agreement proposal, **FOR** the compensation proposal and **FOR** the adjournment proposal.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January 22, 2026:
The Notice and Proxy Statement is available at www.proxyvote.com.

V81823-TBD

FORGE GLOBAL HOLDINGS, INC.
Special Meeting of Stockholders
January 22, 2026 12:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Kelly Rodriques and James Nevin, or each of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORGE GLOBAL HOLDINGS, INC. that the undersigned is entitled to vote at and, in their discretion, to vote upon such other business as may properly come before, the special meeting of stockholders to be held at 12:00 PM, Pacific Time on January 22, 2026 virtually at www.virtualshareholdermeeting.com/FRGE2026SM, or any adjournment or postponement thereof with all powers which the undersigned would possess if present at the special meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy will be voted FOR the merger agreement proposal, FOR the compensation proposal and FOR the adjournment proposal, and in the discretion of the proxies with respect to such other business as may properly come before the special meeting.

Continued and to be signed on reverse side